Exhibit 2.1

AMENDED AND RESTATED AGREEMENT OF MERGER

Among

GTE CORPORATION

VERIZON HOLDCO LLC

And

HAWAIIAN TELCOM HOLDCO, INC.

HAWAIIAN TELCOM COMMUNICATIONS, INC.

Dated as of April 8, 2005

i

3.25	Guam Assets	48

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB	49

4.1	Organization and Related Matters	49
4.2	Validity of Contemplated Transactions	49
4.3	No Brokers or Finders	49
4.4	Litigation	50
4.5	Financial Capabilities	50
4.6	Insurance Matters	51
4.7	Investment Representation	51
4.8	Investigation; No Other Representations or Warranties	51

ARTICLE V	COVENANTS	52

5.1	Conduct of Business	52
5.2	Access	55
5.3	Third Party Consents	56
5.4	Indenture and Bond Matters	57
5.5	Financial Statements	57
5.6	State Regulatory Approvals	58
5.7	FCC Consents	59
5.8	HSR Act Review	60
5.9	Elimination of Intercompany and Affiliate Agreements and Liabilities	60
5.10	Buyer’s Financing	62
5.11	Contacts by Buyer; Cutover Planning Committee	64
5.12	Insurance Coverage	65
5.13	Supplemental Disclosure	65
5.14	Efforts to Close; Cooperation	66
5.15	Powers of Attorney	67
5.16	Assignment of Nondisclosure Agreements	67
5.17	Confidentiality	67
5.18	The Company and Verizon AssetCo	68
5.19	Ancillary Documents	69
5.20	Intellectual Property Matters	69
5.21	Disposition of Certain Assets	70
5.22	Certain Notices	70
5.23	Resignations	70
5.24	Non-Solicitation	70
5.25	Non-Regulated Construction Work in Process	71
5.26	No Concessions or Conditions	72
5.27	Prohibited Activities	72
5.28	Receipt of Certain Amounts	73
5.29	Post Closing Bill Credit	74
5.30	Additional Transition Services	75

ARTICLE VI	CONDITIONS OF PURCHASE	75

6.1	Conditions Precedent to Obligations of Buyer and Merger Sub	75
6.2	Conditions Precedent to Obligations of Seller and the Company	77
6.3	Conditions Precedent to the Obligations of Buyer and Seller	78

ARTICLE VII	INDEMNIFICATION	79

7.1	Survival Period	79
7.2	Period for Claims	80
7.3	Indemnification Obligation of Seller	80
7.4	Indemnification Obligation of Buyer, Surviving Corporation and Verizon Hawaii	81
7.5	Definitions for Purposes of this Article	82
7.6	Limitation on Claims for Indemnifiable Losses	82
7.7	Defense of Claims	84
7.8	Subrogation	86
7.9	Other Rights and Remedies	87
7.10	Tax Treatment	87

ARTICLE VIII	EMPLOYEES AND EMPLOYEE MATTERS	87

8.1	Employees	87
8.2	Retained Employees	88
8.3	Continued Employment of Active Employees	88
8.4	Recognition of Employee Service	89
8.5	Assumption of Obligation to Pay Bonuses	89
8.6	No Duplicate Benefits; Beneficiaries and Dependents	89
8.7	Defined Benefit Plans	90
8.8	Savings Plans	94
8.9	Welfare Plans	95
8.10	Severance Benefits	97
8.11	Vacation Benefits	97
8.12	Employee Rights	98
8.13	Successors and Assigns	98
8.14	WARN	99
8.15	Hawaii Dislocated Workers’ Law	99
8.16	Cooperation	99
8.17	Employee Obligations of Confidentiality	99

ARTICLE IX	TAX MATTERS	100

9.1	Tax Indemnification	100
9.2	Straddle Period	100
9.3	Responsibility for Filing Tax Returns for Periods Ending On or Before Closing Date	101
9.4	Refunds and Tax Benefits	102
9.5	Cooperation on Tax Matters	102

9.6	Tax Sharing Agreements	103
9.7	Certain Taxes and Fees	103
9.8	Audits	103
9.9	Section 338(h)(10) Election	104
9.10	Allocation of Purchase Price	104
9.11	FIRPTA Certificate	104
9.12	Retained Indebtedness	105

ARTICLE X	TERMINATION	105

10.1	Termination of Agreement	105
10.2	Good Faith Performance	106
10.3	Effect of Termination	106
10.4	Compliance with Non-Disclosure Agreement	107
10.5	Survival	107

ARTICLE XI	MISCELLANEOUS	107

11.1	Notices	107
11.2	Information Releases	109
11.3	Expenses	109
11.4	Successors and Assigns	109
11.5	Amendments	110
11.6	Captions	110
11.7	Entire Agreement	110
11.8	Waiver	110
11.9	Third Parties	110
11.10	Counterparts	111
11.11	Governing Law	111
11.12	Further Assurances	111
11.13	Severability	111
11.14	Schedules; Exhibits	112
11.15	Knowledge Convention	112

Exhibit A:	Form of Access Guardian/SAM Agreement
Exhibit B:	Form of Contribution Agreement
Exhibit C:	Form of Intellectual Property Agreement
Exhibit D:	Form of Long Distance Agreement
Exhibit E:	Form of Verizon Proprietary Software License Agreement
Exhibit F:	Topics to be covered by Legal Opinion
Exhibit G:	Form of Verizon Transitional Services Software License Agreement
Exhibit H:	Form of Verizon Transitional Services Trademark License Agreement

Seller Disclosure Schedule

AMENDED AND RESTATED AGREEMENT OF MERGER

Agreement of Merger, dated as of April 8, 2005, by and among Hawaiian Telcom Holdco, Inc. (f/k/a Paradise HoldCo, Inc.), a Delaware corporation (“Buyer”), Hawaiian Telcom Communications, Inc. (f/k/a Hawaiian Telcom MergerSub, Inc.; f/k/a Paradise MergerSub, Inc.), a Delaware corporation (“Merger Sub”), GTE Corporation, a New York corporation (“Seller”), and Verizon HoldCo LLC, a Delaware limited liability company (the “Company”; it being understood that any references herein to the Company with respect to any period following the Merger shall be deemed to refer to the Surviving Corporation, as defined in Section 2.1).

RECITALS

WHEREAS, Seller owns all of the membership interests (the “Membership Interests”) of the Company;

WHEREAS, Seller owns all of the issued and outstanding capital stock of Verizon Hawaii Inc., a Hawaii corporation (“Verizon Hawaii”);

WHEREAS, Verizon Hawaii is a local exchange carrier providing telecommunications services in the State of Hawaii, and is the owner of all of the outstanding capital stock of GTE Hawaiian Tel Insurance Company Incorporated (“Hawaiian Insurance Company”);

WHEREAS, the Company will own as of the Closing Date all of the issued and outstanding capital stock of Verizon Hawaii and Hawaiian Telcom Services Company, Inc., a Delaware corporation formed for purposes of holding the Verizon AssetCo Assets (such entity, “Verizon AssetCo”);

WHEREAS, Merger Sub is a newly organized, wholly owned Subsidiary of Buyer;

WHEREAS, Buyer and Seller desire to structure a transaction such that Buyer will acquire the Company through a merger in which the Company merges with and into Merger Sub, with Merger Sub being the surviving corporation (such merger, the “Merger”);

WHEREAS, the respective Boards of Directors of Buyer, Seller and Merger Sub and the Managing Member of the Company have each determined that the Merger is advisable and in the best interests of their respective stockholders and, in the case of the Company, the holder of its Membership Interests, and such Boards of Directors and Managing Member have approved the Merger, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the parties hereto executed as of May 21, 2004 an Agreement and Plan of Merger relating to the transactions described above (the “Original Merger Agreement”) and now desire to amend and restate the Original Merger Agreement in its entirety.

AGREEMENT

NOW, THEREFORE, IT IS AGREED that in consideration of the mutual promises contained herein and intending to be legally bound, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. For all purposes of this Agreement, the Exhibits and the Seller Disclosure Schedule, except as otherwise expressly provided, the following definitions shall apply:

“2003 Statement of Selected Assets” has the meaning set forth in Section 3.3(a).

“2004 Financial Statements” has the meaning set forth in Section 5.5(a).

“Access Guardian/SAM Software License Agreement” means a license agreement with Seller and/or its applicable Affiliate in the form attached as Exhibit A.

“Affiliate” or “Affiliates” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified Person.

“Affiliate Subleases” has the meaning set forth in Section 3.7(a).

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law) of which any Subsidiary is or has been a member.

“Agreement” means this Agreement of Merger together with all Exhibits attached hereto.

“Ancillary Documents” means the Access Guardian/SAM Software License Agreement, the Contribution Agreement, the Intellectual Property Agreement, the Long Distance Agreement, the Transition Services Agreement, the Verizon Proprietary Software License Agreement, the Verizon Transitional Services Software License Agreement and the Verizon Transitional Services Trademark License Agreement.

“Applicable Rate” means the three-month LIBOR rate published on Telerate Page 3750 as of 11:00 a.m. London time, on the date which is two days prior to the date such rate is determined, less 10 basis points, such rate to be reset every 90 days.

“Average Collection Amount” has the meaning set forth in Section 2.8(c)(i).

“Bargained Welfare Plans” has the meaning set forth in Section 8.9(a).

“Base Purchase Price” means $1,600,000,000.

“Beneficially Own” or “Beneficial Ownership” shall have the meaning set forth in Rule 13d-3 of the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended.

“Bill Credit” has the meaning set forth in Section 5.29(a).

“Business” means the (i) the local voice and data network business in the State of Hawaii, (ii) the long distance business for U.S. interLATA toll traffic originating and terminating in the State of Hawaii and international toll traffic originating in the State of Hawaii, (iii) the sale of Internet access services to retail residential and business customers located in the State of Hawaii and (iv) the sale of advertising in print telephone directories covering all or a portion of the State of Hawaii (but excluding directories covering Hawaii and any other state so long as any such directories predominantly cover a state (or states) other than Hawaii), and in each case, as conducted in the State of Hawaii as of May 21, 2004 (or for purposes of any Financial Statement, as of the date or during a period specified in such Financial Statement) of the Company and the Subsidiaries taken as a whole, assuming for this purpose the consummation of the Contribution Transaction on May 21, 2004 (or on such other specified date or at the beginning of such specified period).

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in the city of New York are authorized or required to be closed.

“Buyer” has the meaning set forth in the Preamble hereto.

“Buyer Change of Control” means, with respect to either Buyer or the Surviving Corporation, consummating any of the following transactions: (i) a merger, share exchange, consolidation or other business combination or transaction to which such Person is a party if the stockholders of such Person immediately prior to the effective date of such merger, consolidation or other business combination or transaction, as a result of such transaction, have Beneficial Ownership of voting securities of such Person or successor thereto representing less than 50% of the total voting power represented by the outstanding voting securities of such Person, provided that such transactions shall not include an initial public offering of securities of a Person pursuant to an effective registration statement under the Securities Act of 1933 as amended; (ii) a sale (including any transfer or exchange) in one or a series of Transactions to any Person (other than a Permitted Transferee of the transferor) of all or substantially all of the assets of such Person or (iii) the acquisition by any Person (other than a Permitted Transferee of the transferor), directly or indirectly, by share purchase, Contract or otherwise, of more than 50% of the total voting power represented by the outstanding shares of capital stock of such Person.

“Buyer Indemnification Limit” has the meaning set forth in Section 7.6(d).

“Buyer Indemnitees” has the meaning set forth in Section 7.3.

“Buyer Pension Plan” has the meaning set forth in Section 8.7(c).

“Buyer Savings Plan” has the meaning set forth in Section 8.8(b).

“Buyer Surviving Representations” has the meaning set forth in Section 7.1.

“Buyer Threshold” has the meaning set forth in Section 7.6(d).

“Buyer Welfare Plans” has the meaning set forth in Section 8.9(a).

“Buyer’s Actuary” has the meaning set forth in Section 8.7(e)(2).

“Buyer’s FSA” has the meaning set forth in Section 8.9(e)(1).

“Buyer’s Vendors” has the meaning set forth in Section 5.17(b).

“CALEA” has the meaning set forth in Section 3.12.

“Certificate of Merger” has the meaning set forth in Section 2.3.

“CIC Protected Transferred Employees” has the meaning set forth in Section 8.9(b)(2).

“Closing” has the meaning set forth in Section 2.2(a).

“Closing Balance Sheet” has the meaning set forth in Section 2.7(e).

“Closing Date” has the meaning set forth in Section 2.2(b).

“Closing Date Distribution” has the meaning set forth in Section 2.7(a).

“Closing Date Indebtedness” means the aggregate principal amount of Indebtedness of the Company and the Subsidiaries as of the opening of business on the Closing Date.

“Closing Date Net Working Capital Amount” means the amount, if any, by which Current Assets exceeds Current Liabilities (or, if Current Liabilities exceeds Current

Assets, the amount of such excess expressed as a negative number) as of the opening of business on the Closing Date prior to the application of purchase accounting entries to Buyer’s opening balance sheet.

“Closing Date Payment” has the meaning set forth in Section 2.7(d).

“Closing Date Statement” has the meaning set forth in Section 2.7(e).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the Public Utilities Commission of the State of Hawaii.

“Company” has the meaning set forth in the Preamble hereto.

“Company Licenses” has the meaning set forth in Section 3.20(c).

“Construction Advances” means advances collected by Verizon Hawaii for the future performance of non-regulated construction of Verizon Hawaii.

“Contract” means any contract, agreement, arrangement (excluding any regulatory tariff), note, bond, mortgage, lease or other agreement legally binding on any of the parties hereto.

“Contributing Companies” means Verizon Directories Corp., Verizon Directories Services-West Inc., Verizon Directories Sales-West Inc., GTE.Net LLC, Verizon Network Integration Corporation, Verizon Select Services, Inc., Bell Atlantic Communications, Inc., Verizon Avenue Corp., Verizon Data Services Inc., Verizon Services Organization Inc., Verizon Corporate Services Group Inc. and GTE Communication Systems Corporation.

“Contribution Agreement” means the Contribution Agreement to be entered into prior to the Closing in the form of Exhibit B attached hereto.

“Contribution Transaction” means the transactions contemplated by Sections 5.18(a) and 5.18(c) pursuant to the Contribution Agreement.

“Control” (including the correlative terms “Controls,” “Controlled by,” “Controlled,” “Controlling” and “under common Control with”) means, with respect to any Person, possession of the power, directly or indirectly, either to (i) vote a majority of the voting shares or other voting interests in such Person for the election of directors of such Person or (ii) direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract.

“CTD” has the meaning set forth in Section 2.8(b).

“Current Assets” means total current assets, excluding any Non-Regulated Construction Work in Process, of the Company and its Subsidiaries, determined in accordance with Section 2.7(b), as of the opening of business on the Closing Date.

“Current Liabilities” means total current liabilities of the Company and its Subsidiaries, determined in accordance with Section 2.7(b), as of the opening of business on the Closing Date.

“Cutover Planning Committee” has the meaning set forth in Section 5.11(b).

“Daily Average” has the meaning set forth in Section 2.8(c)(i).

“Debt Commitment Letter” has the meaning set forth in Section 4.5(a).

“Designated Company Statutory Intellectual Property” has the meaning set forth in the Intellectual Property Agreement.

“DGCL” has the meaning set forth in Section 2.1.

“Direct Claim” has the meaning set forth in Section 7.7(d).

“Directory Termination Date” means the earliest to occur of (i) if a Buyer Change of Control occurs at any time between the Closing Date and the third anniversary of the Closing Date, the third anniversary of the Closing Date, (ii) if a Buyer Change of Control occurs at any time between the third and fourth anniversary dates of the Closing Date, the date on which such Buyer Change of Control occurs and (iii) the fourth anniversary of the Closing Date.

“Dispute Resolution Request” has the meaning set forth in Section 2.7(f).

“DLLCA” has the meaning set forth in Section 2.1.

“Effective Time” has the meaning set forth in Section 2.3.

“Employee” has the meaning set forth in Section 8.1.

“Employment Agreements” has the meaning set forth in Section 3.14(h).

“Encumbrance” means any claim, charge, mortgage, indenture, easement, encumbrance, covenant, security interest, lien, option, pledge, rights of others, license or restriction (whether on voting, sale, transfer, disposition or otherwise), except for any restrictions on transfer generally arising under any applicable federal or state securities Law; provided, however, that, except for purposes of the third sentence of Section 3.2(a), the third sentence of Section 3.2(b) and the third sentence of Section 3.2(c), “Encumbrance” shall not include any matter that: (i) constitutes a statutory lien arising in the ordinary course of business for sums not yet due and payable; (ii) is in respect of current Taxes not yet due and payable; (iii) arises as a result of any zoning, entitlement or other land use or environmental regulation promulgated by a Governmental Authority; or (iv) does not singly or in the aggregate with other such items materially detract from the value of the property or materially detract from or interfere with the use of property in the ordinary conduct of business as presently conducted.

“Environmental Claims” means administrative or judicial actions, suits, orders, claims, liens, notices, violations or proceedings related to any applicable Environmental Law or Environmental Permit brought, issued or asserted by: (i) a Governmental Authority for compliance, damages, penalties, removal, response, remedial or other action pursuant to any applicable Environmental Law or Environmental Permit; or (ii) a third party seeking damages, contribution, remediation or other action for personal injury or property damage relating to any Environmental Law or resulting from the release of a Hazardous Material or resulting from exposure to electromagnetic emissions.

“Environmental Laws” means all applicable Laws related to protection of human health and the environment and/or the handling, presence, use, generation, treatment, storage, transportation, release, discharge, emission or disposal of Hazardous Materials in effect as of May 21, 2004 and as of the Closing Date.

“Environmental Permits” means all permits, licenses, approvals, authorizations or consents required by or issued by any Governmental Authority under any applicable Environmental Law and includes any and all orders, consent orders or binding agreements issued or entered into by a Governmental Authority under any applicable Environmental Law.

“Equity Commitment Letter” has the meaning set forth in Section 4.5(a).

“Equity Securities” means any capital stock, any other equity interest or other securities which have the right to vote, any securities convertible into or exchangeable for capital stock, any other equity interests or other securities which have the right to vote or any other rights, warrants or options of any Person to purchase or acquire any of the foregoing securities.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, all other Persons that are treated as a single employer with that Person pursuant to sections 414(b), 414(c), 414(m), and/or 414(o) of the Code.

“ERISA Plans” has the meaning set forth in Section 3.14(a).

“Estimated Closing Date Indebtedness” has the meaning set forth in Section 2.7(c).

“Estimated Net Working Capital Amount” has the meaning set forth in Section 2.7(c).

“Estimated Non-Regulated Construction Work in Process Amount” has the meaning set forth in Section 2.7(c).

“Estimated Pay Phone Coins” has the meaning set forth in Section 2.8(c)(ii).

“Estimated Regulatory Obligation Amount” has the meaning set forth in Section 2.7(c).

“Estimated Total Pay Phone Coins” has the meaning set forth in Section 2.8(c)(ii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Marks” has the meaning set forth in the Intellectual Property Agreement.

“Expiration Date” has the meaning set forth in Section 7.1.

“FCC” means the Federal Communications Commission.

“FCC Consents” has the meaning set forth in Section 5.7.

“FCC Licenses” means all licenses, certificates, permits or other authorizations granted to the Company or its subsidiaries by the FCC that are used primarily in the operation of the Business.

“Final Closing Date Statement” has the meaning set forth in Section 2.7(f).

“Financial Statements” has the meaning set forth in Section 3.3(a).

“Financing Commitments” has the meaning set forth in Section 4.5(a).

“FRP” has the meaning set forth in Section 8.9(d).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, interstate, state or local, domestic or foreign.

“Governmental Order” means, as to any Person, any judgment, injunction, decree, order or other determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any administrative functions of or pertaining to government.

“Hart-Scott-Rodino Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the related regulations and published interpretations.

“Hawaiian Insurance Company” has the meaning set forth in the Recitals hereto.

“Hazardous Material” means any hazardous or toxic substance, material or waste which is regulated as of the Closing Date by any Governmental Authority, including any material or substance that is (i) defined as a “hazardous substance” under Environmental Law, (ii) petroleum or any petroleum constituent or breakdown component or (iii) friable asbestos.

“Income Tax Return” means a Tax Return filed or required to be filed with a Governmental Authority with respect to Income Taxes including, where permitted or required, combined or consolidated Tax Returns for any group of Persons that includes the Company or any of the Subsidiaries, if any.

“Income Taxes” means any U.S. federal, foreign, state or local, capital gains, franchise Taxes or other Taxes based on or measured by net income (including any interest and penalties and additions to Tax (civil or criminal) related thereto or to the nonpayment thereof), excluding withholding Taxes.

“Indebtedness” means at a particular time, without duplication, (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness guaranteed in any manner by a Person and (iv) any obligations under capitalized leases or purchase money financing with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, including, with respect to any indebtedness for which prepayment is permitted, other than the Permitted Indebtedness, any pre-payment penalties and costs associated with the pre-payment of any such indebtedness.

“Indemnifiable Claim” means any Loss for or against which any party is entitled to indemnification under this Agreement.

“Indemnification Payment” has the meaning set forth in Section 7.5(a).

“Indemnitee” has the meaning set forth in Section 7.5(b).

“Indemnitor” has the meaning set forth in Section 7.5(c).

“Informational Materials” has the meaning set forth in Section 4.8(b).

“Intellectual Property” means all Statutory Intellectual Property and Non-Statutory Intellectual Property

“Intellectual Property Agreement” means the Intellectual Property Agreement to be dated as of the Closing Date, in the form of Exhibit C attached hereto.

“Interim Capital Expenditure Obligations” means all liabilities, responsibilities and obligations of Verizon Hawaii accruing after May 21, 2004 and through and including the opening of business on the Closing Date and arising out of any rule, regulation, Law, mandate, decision or order of the FCC or any Governmental Authority requiring any capital expenditure after May 21, 2004 primarily as a result of the transactions contemplated by this Agreement, except that Interim Capital Expenditure Obligations shall not include any liabilities, responsibilities or obligations arising (i) out of the willful misconduct of Verizon Hawaii, (ii) out of increased capital expenditure requirements imposed on Verizon Hawaii or Seller or its Affiliates in connection with complying with Law (other than to the extent any such Law has been imposed primarily as a result of the transactions contemplated by this Agreement), or (iii) out of increased capital expenditure requirements caused by acts of God or other extraordinary events.

“Interim Statement of Selected Assets” has the meaning set forth in Section 3.3(a).

“IP Consents” has the meaning set forth in Section 5.3(b).

“IRS” means the Internal Revenue Service or any successor entity.

“Knowledge of Buyer” has the meaning set forth in Section 11.15.

“Knowledge of Seller” has the meaning set forth in Section 11.15.

“Labor Contracts” has the meaning set forth in Section 3.14(g).

“Law” means any constitutional provision, statute or other law, rule, regulation or ordinance of any Governmental Authority, as enacted and interpreted as of May 21, 2004 and as of the Closing Date.

“Licensed Intellectual Property” has the meaning set forth in the Intellectual Property Agreement.

“Lienholders” means those Persons holding the Encumbrances identified in Section 3.6(a) of the Seller Disclosure Schedule.

“Long Distance Agreement” means the agreement relating to the provision of long distance services between Hawaiian Telcom Long Distance Inc. and Verizon Select Services Inc. in the form attached as Exhibit D.

“Losses” has the meaning set forth in Section 7.5(d).

“Marketing Activities” has the meaning set forth in Section 5.10(c).

“Material Adverse Effect” means any change, effect or circumstance occurring on or after May 21, 2004 (or in the case of Section 3.3, on or after January 1, 2004) materially adverse to the business, conditions (financial or otherwise), assets, properties or results of operations of (A) the Company and the Subsidiaries taken together as a whole, or (B) the Business taken together as a whole, but excluding matters arising from Seller’s performance of this Agreement in accordance with its terms, or the effects of changes that are generally applicable (i) in the local exchange telephone industry, (ii) the United States economy, (iii) the Hawaii economy, or (iv) the United States securities or financial or capital markets so long as in the case of (i), (ii) or (iv), the effect on the Company and its Subsidiaries or the Business, is not disproportionate to the effect on other companies providing local exchange telephone services and printed telephone directories.

“Material Affiliate Contract” has the meaning set forth in Section 3.18(a)(2).

“Material Affiliate Services” has the meaning set forth in Section 3.18(a)(1).

“Material Contract” has the meaning set forth in Section 3.5(b).

“Membership Interests” has the meaning set forth in the Recitals hereto.

“Merger” has the meaning set forth in the Recitals hereto.

“Merger Consideration” has the meaning set forth in Section 2.7(b).

“Merger Sub” has the meaning set forth in the Preamble hereto.

“Network Element” means any line card, port network device, computer, server or other processing device connected to or used in support of the public switched voice, data, DSL and other networks of the Business, to the extent such element is located in the State of Hawaii.

“Network Element Software” means the Third Party Intellectual Property consisting of system software and any application software, in each case in the form and content it exists as of the Closing Date, as and to the extent installed on Network Elements owned or leased by the Company or Subsidiaries as of the Closing, certain of which software is listed on Section 1.1(a) of the Seller Disclosure Schedule along with the Network Elements in which they are installed, but excluding any application software (other than application software that has been specifically designed and dedicated for a Network Element and is required for a Network Element to perform its voice or data function) which is licensed pursuant to a Verizon Affiliate Contract that is (i) licensed by any Person other than the Network Element supplier and (ii) is not identified on Section 1.1(a) of the Seller Disclosure Schedule and, for the avoidance of doubt, excluding any software specifically designed and dedicated for or otherwise requested by Buyer prior to the date hereof for use with, the Telcordia ISCP pair.

“Non-Disclosure Agreement” has the meaning set forth in Section 5.2.

“Non-Regulated Construction Work in Process” means equipment procured and construction work related to non-tariffed activities undertaken by Verizon Hawaii after May 21, 2004 and prior to the Closing Date but not yet completed and billed as of the Closing Date.

“Non-Regulated Construction Work in Process Amount” means the aggregate amount, if any, in excess of $4,000,000 (but only to the extent of any such excess) that Buyer has confirmed it is willing to include in the calculation of the Non-Regulated Construction Work in Process Amount pursuant to Section 5.25 and expended by the Company and its Subsidiaries between May 21, 2004 and the opening of business on the Closing Date for Non-Regulated Construction Work in Process which is not completed as of the Closing Date, net of retained Construction Advances related to such construction work, and billable by the Company or the Surviving Corporation or any of their Subsidiaries to third parties, following the Closing Date.

“Non-Statutory Intellectual Property” has the meaning set forth in the Intellectual Property Agreement.

“Non-Union Welfare Plans” has the meaning set forth in Section 8.9(a).

“Offering Materials” means all prospectuses, information circulars or statements or other offering materials distributed to any potential financing source of Buyer in connection with the transactions contemplated by this Agreement.

“Order” means the March 16, 2005 Decision and Order number 21696 issued by the Commission.

“Original Merger Agreement” has the meaning set forth in the Recitals hereto.

“Other Proprietary Software” has the meaning set forth in the Verizon Proprietary Software License Agreement.

“Owned Real Property” means the real property owned in fee by Seller or its Affiliates and used primarily in the operation of the Business and located in the State of

Hawaii, including all land, buildings, structures, appurtenances and improvements located thereon, including the real property owned in fee by Contributing Companies and identified as Verizon AssetCo Assets herein.

“Parent” means Verizon Communications Inc.

“Participate” has the meaning set forth in Section 5.27(a)(1).

“Pay Phones” has the meaning set forth in Section 2.8(a).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Assets” has the meaning set forth in Section 8.7(e)(1).

“Permitted Indebtedness” means any and all obligations in respect of the following Indebtedness for borrowed money: (i) $150,000,000 7% Series A Debentures due February 1, 2006 and (ii) $150,000,000 7.375% Series B Debentures due September 1, 2006.

“Permitted Transferee” means an Affiliate of a specified Person, it being acknowledged, for the avoidance of doubt that any such Affiliate shall cease to be a Permitted Transferee if it ceases to be an Affiliate of such specified Person.

“Person” means an association, a corporation, an individual, a partnership, a limited liability company, a trust or any other entity or organization, including a Governmental Authority.

“Plan” or “Plans” has the meaning set forth in Section 3.14(a).

“Plant Closing Act” has the meaning set forth in Section 8.15.

“Pre-Closing Date Tax Period” has the meaning set forth in Section 9.1.

“Pro Forma Balance Sheet” has the meaning set forth in Section 3.3(d).

“Prohibited Activity” has the meaning set forth in Section 5.27(a)(2).

“Proprietary Business Information” has the meaning set forth in the Intellectual Property Agreement.

“Purchase Price Allocation” has the meaning set forth in Section 9.10.

“Real Property” means the Owned Real Property, the properties subject to the Real Property Leases, the properties subject to the Affiliate Subleases and the Real Property Interests.

“Real Property Interests” means all easements, rights of way, licenses or other interests in real property of the Company that are used primarily in the operation of the Business, other than Owned Real Property or real property covered by Real Property Leases.

“Real Property Leases” has the meaning set forth in Section 3.7(a).

“Regulatory Approvals” has the meaning set forth in Section 5.6.

“Regulatory Obligation Amount” has the meaning set forth in Section 2.7(b).

“Representatives” has the meaning set forth in the Non-Disclosure Agreement.

“Requirement of Law” means, as to any Person, any permit, license, judgment, order, decree, statute, Law, ordinance, rule, regulation or arbitration award in each case applicable to or binding upon such Person or any of its property or assets to which such Person or any of its property or assets is subject.

“Retained Employees” has the meaning set forth in Section 8.2.

“Section 338(h)(10) Election” has the meaning set forth in Section 9.9.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the Preamble hereto.

“Seller Consents” has the meaning set forth in Section 3.9.

“Seller Corporate Policies” has the meaning set forth in Section 4.6.

“Seller Disclosure Schedule” means the disclosure schedule delivered by Seller to Buyer on the date hereof, as it may be amended from time to time in accordance with Section 5.13 hereof.

“Seller Final CTD” has the meaning set forth in Section 2.8(b).

“Seller Hourly Pension Plan” has the meaning set forth in Section 8.7(a)(2).

“Seller Indemnification Limit” has the meaning set forth in Section 7.6(a).

“Seller Indemnitees” has the meaning set forth in Section 7.4.

“Seller Management Pension Plans” has the meaning set forth in Section 8.7(a)(1).

“Seller Retained Business Liability” means (i) any liability or obligation related to Verizon Hawaii’s and GTE Communication Systems Corporation’s operation or sale of certain paging assets, which assets are currently under contracts of sale as described in Section 3.17 of the Seller Disclosure Schedule, excluding any liability or obligation arising from or related to any real estate or tower leases, subleases or licenses entered into between Verizon Hawaii and the prospective purchasers of such assets and set forth on Section 1.1(b) of the Seller Disclosure Schedule and (ii) any liability arising out of or in respect of the assets set forth in subsection (6) of Section 5.1(j) of the Seller Disclosure Schedule.

“Seller Retained Environmental Liability” means any liability or obligation arising under Environmental Law or Environmental Claim arising from the events described in item (a) of Section 3.13 of the Seller Disclosure Schedule.

“Seller Retained Litigation” means the litigation, claims, proceedings and related activities with respect to the litigation specified in Section 1.1(c) of the Seller Disclosure Schedule.

“Seller Savings Plans” has the meaning set forth in Section 8.8(a).

“Seller Specific Retained Litigation” means the litigation, claims, proceedings and related activities with respect to the litigation that is specified in Section 1.1(d) of the Seller Disclosure Schedule.

“Seller Surviving Representations” has the meaning set forth in Section 7.1.

“Seller Threshold” has the meaning set forth in Section 7.6(a).

“Seller Welfare Plans” has the meaning set forth in Section 8.9(a).

“Seller’s Actuary” has the meaning set forth in Section 8.7(e)(2).

“Settlement Requirements” has the meaning set forth in Section 7.7(a).

“Severance Maintenance Period” has the meaning set forth in Section 8.10.

“Specified Affiliate” means Parent and any subsidiary of Parent that conducts its business primarily in the United States (including Verizon Data Services, Inc., Verizon Services Organization and Verizon Corporate Services Group Inc.), but excluding: (a) Cellco Partnership d/b/a Verizon Wireless (and any subsidiary thereof), and the following to the extent of the scope of their business as of the Closing Date; and (b) (i) Verizon Federal Inc., (ii) Federal Network Systems, LLC, (iii) Telecomunicaciones de Puerto Rico Inc., (iv) The Micronesian Telecommunications Corporation, (v) Verizon Global Solutions Holdings V Ltd, (vi) Verizon Global Solutions Singapore PTE. Ltd., (vii) Verizon Global Solutions Inc., (viii) Verizon Hawaii International Inc., (ix) GTE Far East Limited, (x) Verizon Investments Inc. or its assignee but solely with respect to its ownership of capacity on (or investment in) the Japan-U.S. undersea cable, (xi) any subsidiary of any of the Persons listed in this definition and (xii) any successor or assign of any of the Persons set forth in subparagraph (b) of this definition.

“Statutory Intellectual Property” has the meaning set forth in the Intellectual Property Agreement.

“Straddle Period” has the meaning set forth in Section 9.2.

“Subsidiaries” means Verizon Hawaii, Hawaiian Insurance Company and Verizon AssetCo (it being acknowledged and agreed that any reference to the Subsidiaries shall also be deemed to refer to Verizon AssetCo upon consummation of the Contribution Transaction and as of the Closing Date).

“subsidiary” or “subsidiaries” means, with respect to any Person, any Person in which such Person has a direct or indirect equity or ownership interest in excess of 50%.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Target Net Working Capital Amount” means $45,000,000.

“Tax” or “Taxes” means (i) any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not and (ii) any liability for amounts described in clause (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of foreign, state or local tax law), as a result of transferee liability or as a result of any agreement, implied or express, to indemnify any Person for amounts described in clause (i).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 7.7(a).

“Third Party Consents” means the authorizations, approvals, consents or waivers required by Law, by Governmental Authorities, or other third parties pursuant to their Contract rights (other than authorizations, approvals, consents or waivers related to Third Party Intellectual Property, Regulatory Approvals, FCC Consents or any Contract that will be terminated or result in a release of the Company and the Subsidiaries as provided in Section 5.9) in connection with the Contribution Transaction or the Merger.

“Third Party Intellectual Property” means any and all Intellectual Property owned by any Person, other than Seller, U.S. Affiliates of Seller or the Company or the Subsidiaries, without regard as to whether Seller, the Company or the Subsidiaries has any rights therein or the right to assign such rights to the Surviving Corporation, the Company or the Subsidiaries.

“Trademarks” has the meaning set forth in the Intellectual Property Agreement.

“Transaction Taxes” has the meaning set forth in Section 9.7(a).

“Transferred Employees” has the meaning set forth in Section 8.3(a).

“Transition Services Agreement” means the Transition Services Agreement dated as of May 21, 2004, as such agreement may be amended, restated, supplemented or otherwise revised from time to time.

“U.S. Affiliates” has the meaning set forth in the Intellectual Property Agreement.

“Verizon Affiliate Contract” has the meaning set forth in Section 5.9(e).

“Verizon AssetCo” has the meaning set forth in the Recitals hereto.

“Verizon AssetCo Assets” has the meaning set forth in Section 5.18(c).

“Verizon Hawaii” has the meaning set forth in the Recitals hereto.

“Verizon Proprietary Software” means the software licensed to Surviving Corporation and its Subsidiaries pursuant to the Verizon Proprietary Software License Agreement.

“Verizon Proprietary Software License Agreement” means the Verizon Proprietary Software License Agreement, to be dated as of the Closing Date, by and between Seller, on the one hand, and Surviving Corporation and its Subsidiaries on the other hand, in the form of Exhibit E attached hereto.

“Verizon Transitional Services Software License Agreement” means a license agreement providing Buyer with the limited right to use certain software controlled by Affiliates of Seller during the term of the Transition Services Agreement, in the form of Exhibit G attached hereto.

“Verizon Transitional Services Trademark License Agreement” means a license agreement providing Buyer with the right to use certain trademarks controlled by Affiliates of Seller during the term of the Transition Services Agreement, in the form of Exhibit H attached hereto.

“Weighted Collection Amounts” has the meaning set forth in Section 2.8(c)(i).

“Weighted Value” has the meaning set forth in Section 2.8(c)(i).

“Year Ago Collection” has the meaning set forth in Section 2.8(c)(i).

1.2 Other Definitional Provisions.

(a) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and “Article”, “Section”, and “Exhibit” references are to this Agreement unless otherwise specified.

(b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c) The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation” whether or not they are in fact followed by such words or words of like import.

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, the Delaware General Corporation Law (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”), the Company shall be merged with and into the Merger Sub at the Effective Time. Following the Merger, the separate corporate existence of the Company shall cease, and the Merger Sub shall continue as the surviving corporation (the “Surviving Corporation”) and succeed to and assume all the rights and obligations of the Company in accordance with the DGCL and the DLLCA.

2.2 The Closing.

(a) Unless this Agreement shall have been terminated and the transactions herein have been abandoned pursuant to Article X of this Agreement, the Merger shall take place at a closing (the “Closing”) to be held at the offices of Latham & Watkins LLP, counsel to Buyer, located at 885 Third Avenue, New York, NY 10022 or at such other location as may be agreed upon by Buyer and Seller.

(b) The Closing shall take place on the first Monday that is a Business Day following the satisfaction or waiver of the conditions contained in Article VI of this Agreement (other than conditions that, by their nature, are to be satisfied on the Closing Date), or on such later date as may be agreed upon by Buyer and Seller (the date on which the Closing occurs is herein referred to as the “Closing Date”). Subject to the immediately preceding sentence, the parties will use reasonable commercial efforts for the Closing to occur on Monday, May 2, 2005.

2.3 The Effective Time. At the Closing, but not prior to Seller’s receipt of any Closing Date Distribution, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware with respect to the Merger, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL and the DLLCA (the “Certificate of Merger”) (the time of such filing being the “Effective Time”).

2.4 Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall continue with, or vest in, as the case may be, the Merger Sub as the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall continue to be, or become, as the case may be, the debts, liabilities and duties of the Merger Sub as the Surviving Corporation. As of the Effective Time, the Surviving Corporation shall be a direct, wholly owned Subsidiary of Buyer.

2.5 Certificate of Incorporation; By-Laws; Directors and Officers of the Surviving Corporation. Unless otherwise agreed upon by Seller and Buyer before the Effective Time, at the Effective Time:

(a) The Certificate of Incorporation and By-Laws of Merger Sub as in effect immediately prior to the Effective Time shall continue to be the Certificate of Incorporation and By-Laws of the Surviving Corporation from and after the Effective Time, and thereafter may be amended as provided therein and as permitted by Law.

(b) The directors and officers of Merger Sub immediately prior to the Effective Time shall continue as the directors and officers of the Surviving Corporation, respectively, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

(c) The Charter of Incorporation of Verizon Hawaii and the Articles of Incorporation of Hawaiian Insurance Company shall be amended on the Closing Date to exclude the use of the names “Verizon” and “GTE”, any Excluded Marks and any variation thereof.

2.6 Effect of the Merger on the Capital Stock and Membership Interests of the Constituent Corporations. At the Effective Time, by virtue of the Merger and without any action on the part of Seller, all of the Membership Interests shall be converted into and become the right to receive the Merger Consideration in accordance with Section 2.7. At the Effective Time, all of the Membership Interests shall be canceled and retired automatically and shall cease to exist and be outstanding. Seller shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 2.7.

2.7 Closing Date Distribution; Merger Consideration and Adjustment; Contribution and Transfer.

(a) Closing Date Distribution. On or prior to the Closing Date, the Company shall have the option of making a cash distribution (the “Closing Date Distribution”) to Seller in an aggregate amount equal to the amount of all or a portion of all cash, cash equivalents, short term investments other than (i) cash sufficient to satisfy all accrued payroll obligations in respect of Employees as of the opening of Business on the Closing Date (which cash shall remain with the Company), (ii) short term investments held by Hawaiian Insurance Company, if any (which short term investments shall remain with Hawaiian Insurance Company), of the Company and the Subsidiaries on hand as of the opening of business on the Closing Date (iii) coins in cash boxes of all pay telephone stations in Hawaii, (iv) eleven thousand dollars in cash drawers of Verizon retail stores (approximately $150 per cash drawer), and (v) two thousand dollars in cash drawers of the employee cafeteria at the Bishop Street building. The Closing Date Distribution, if any, shall be paid no later than the opening of business on the Closing Date by wire transfer of immediately available funds in U.S. Dollars to an account designated by Seller.

(b) Merger Consideration. The consideration to be delivered to Seller as a result of the Merger as provided in Section 2.6 shall consist of cash in an amount equal to the sum (without duplication) of (1) Base Purchase Price, plus (2) amounts expended by Verizon Hawaii to comply with Interim Capital Expenditure Obligations (the “Regulatory Obligation Amount”), plus (3) the Non-Regulated Construction Work in Process Amount, minus (4) the aggregate amount of Closing Date Indebtedness, plus (or minus), plus (5) the Estimated Total Pay Phone Coins, plus (6) thirteen thousand dollars ($13,000) for retention of retail working funds, plus (or minus) (7) the amount that the Closing Date Net Working Capital Amount exceeds (or is less than) the Target Net Working Capital Amount (in the case of clauses 2, 3, 4 and 7 above subject to adjustment pursuant to Section 2.7(e)) (as adjusted, collectively, the “Merger Consideration”; provided that Estimated Total Pay Phone Coins shall not be included in Merger Consideration with respect to the representations made in Section 4.5 hereof). All determinations of each of the Interim Capital Expenditure Obligations, Non-Regulated Construction Work in Process Amount, Closing Date Indebtedness and Closing Date Net Working Capital Amount, including the estimates contemplated by Section 2.7(c), and all preparations of financial statements pursuant to this Article II shall be prepared in accordance with GAAP, using the same accounting principles, methodologies and policies used in the preparation of the 2003 Statement of Selected Assets, as modified by the principles, methodologies and policies set forth, subject to Section 5.13(b), on Section 2.7(b) of the Seller Disclosure Schedule.

(c) Closing Date Estimate. Not less than three (3) Business Days prior to the Closing Date, Seller shall deliver to Buyer a notice, setting forth Seller’s good faith estimate of (1) the Regulatory Obligation Amount (the “Estimated Regulatory Obligation Amount”), (2) the Non-Regulated Construction Work in Process Amount (the “Estimated Non-Regulated Construction Work in Process Amount”), (3) the Closing Date Indebtedness (the “Estimated Closing Date Indebtedness”) and (4) the Closing Date Net Working Capital Amount (it being understood, for the avoidance of doubt, that such amount shall be calculated pro forma for the completion of (i) the transactions contemplated by Sections 5.9 and 5.21, (ii) any Closing Date Distribution and (iii) the Contribution Transaction) (the “Estimated Net Working Capital Amount”).

(d) Payment at Closing; Working Capital Excess. At the Effective Time, Buyer shall cause the Surviving Corporation to pay to Seller, and the Surviving Corporation (as successor to the Company) shall pay to Seller an amount equal to (A) the sum of: (1) the Base Purchase Price; (2) the Estimated Regulatory Obligation Amount; (3) the Estimated Non-Regulated Construction Work in Process Amount; and (4) the amount by which the Estimated Net Working Capital Amount is greater than the Target Net Working Capital Amount, if any, minus (B) the sum of (i) $250,000 previously paid to Seller as a deposit towards certain conveyed systems in return for certain source codes and other information, (ii) the amount by which the Estimated Net Working Capital Amount is less than the Target Net Working Capital Amount, if any, and (iii) the Estimated Closing Date Indebtedness (such aggregate amount, the “Closing Date Payment”), provided that if Estimated Net Working Capital is more than $10,000,000, the portion of such excess above $10,000,000 (the “Working Capital Excess”) shall not be paid on the Closing Date but instead the Working Capital Excess shall be paid to Seller on the second business day following the Closing Date. The Closing Date Payment (including payment of the Working Capital Excess) shall be made by wire transfer of immediately available funds to such account or accounts as Seller shall designate to Buyer at least two (2) Business Days prior to the Closing Date. In addition to the amounts referred to above, on the Closing Date, Buyer shall reimburse Seller for the legal fees and expenses for which it is responsible pursuant to the December 3, 2004 letter agreement between Buyer and Seller. For the avoidance of doubt, the legal fees and expenses referred to in such letter shall not constitute Current Liabilities.

(e) Calculation of Final Merger Consideration. Within sixty (60) days after the Closing Date, Seller shall prepare and deliver to Buyer a combined balance sheet of the Company and its Subsidiaries as of the opening of business on the Closing Date; provided such balance sheet shall be prepared pro forma for the completion of (i) the transactions contemplated by Sections 5.9 and 5.21, (ii) any Closing Date Distribution and (iii) the Contribution Transaction (the “Closing Balance Sheet”) together with a written statement of the Closing Date Indebtedness, the Regulatory Obligation Amount, the Non-Regulated Construction Work in Process Amount and the Closing Date Net Working Capital Amount (such statement, the “Closing Date Statement”). Within thirty (30) days after receipt of the

Closing Date Statement, Buyer shall, in a written notice to Seller, describe in reasonable detail any proposed adjustments to the items set forth on the Closing Date Statement and the reasons therefor (it being agreed that the only permitted reasons for such adjustments shall be mathematical error or the failure to compute items set forth therein in accordance with this Article II). Buyer shall have the right to discuss the Closing Date Statement with Seller’s accountants, it being understood that in connection with such discussion, Buyer will not have access to the workpapers of such accountants. If Seller shall not have received a notice of proposed adjustments aggregating One Hundred Thousand Dollars ($100,000) or more within such thirty (30) day period, Buyer will be deemed to have accepted irrevocably such Closing Date Statement.

(f) Disputes Regarding Closing Date Statement. Seller and Buyer shall negotiate in good faith to resolve any disputes over any proposed adjustments to the Closing Date Statement, during the thirty (30) days following Seller’s receipt of the proposed adjustments. If the parties are unable to resolve such dispute within such thirty (30) day period, then, at the written request of either party (the “Dispute Resolution Request”), each party shall appoint a knowledgeable, responsible representative to meet in person and negotiate in good faith to resolve the disputed matters. The parties intend that these negotiations be conducted by experienced business representatives empowered to decide the issues. Such negotiations shall take place during the fifteen (15) day period following the date of the Dispute Resolution Request. If the business representatives resolve the dispute, such resolution shall be memorialized in a written agreement (the “Final Closing Date Statement”), executed within five (5) days thereafter. If the business representatives do not resolve the dispute, within five (5) days Buyer and Seller shall jointly select a nationally recognized independent public accounting firm (which is not the regular independent public accounting firm of either Seller’s controlling Affiliate or Buyer’s controlling Affiliate) to arbitrate and resolve such disputes, which resolution shall be final and binding. If Buyer and Seller do not jointly select such firm within five (5) days, a nationally recognized accounting firm shall be selected by lot from among those nationally recognized firms which are not the regular firm of either Seller’s controlling Affiliate or Buyer’s controlling Affiliate. Such accounting firm shall arbitrate and resolve such dispute based solely on the written submission forwarded by Seller and Buyer and shall only consider whether the Closing Date Statement was prepared in accordance with the standards set forth herein and (only with respect to disputed matters submitted to the accounting firm) whether and to what extent the Closing Date Statement requires adjustment. The fees and expenses of such accounting firm shall be shared by Buyer and Seller in inverse proportion to the relative amounts of the disputed amount determined to be for the account of Buyer and Seller, respectively.

(g) Final Determination of Final Merger Consideration. Upon the acceptance of the Closing Date Statement by Buyer, or upon resolution of any disputed amount in accordance with the provisions of Section 2.7(f) above, the parties shall calculate the final Merger Consideration. If the Merger Consideration as finally determined is greater than the Closing Date Payment, Buyer shall promptly, but no later than three (3) Business Days after such acceptance or resolution, pay to Seller the amount of such difference. If the Merger Consideration as determined above is less than the Closing Date Payment, Seller shall promptly, but no later than three (3) Business Days after such acceptance or resolution, pay to Buyer the amount of such difference.

(h) Interest on Final Payment. Any amount paid pursuant to Section 2.7(g) after the Closing Date shall bear interest from the Closing Date through but excluding the date of payment, at the Applicable Rate. Such interest shall accrue daily on the basis of a three hundred sixty-five (365) day year calculated for the actual number of days for which payment is due and such payment shall be payable together with the amount payable pursuant to this Section 2.7.

(i) Payments. All amounts payable pursuant to Section 2.7(g) shall, in the case of amounts to be payable to Seller, be paid in accordance with the provisions set forth in Section 2.7(a) above and, in the case of amounts payable to Buyer, to such account of Buyer as Buyer shall designate in writing to Seller. For Tax purposes, to the extent permitted by Law, the parties shall treat any such amounts as adjustments to the Merger Consideration.

(j) Contribution and Transfer. Immediately prior to the Closing, the Contribution Transaction shall be effectuated.

2.8 Coins in Pay Phones.

(a) Pay Telephone Collection Process. The parties recognize that, given the large number of pay telephones in Hawaii owned by the Company (“Pay Phones”), it is not commercially reasonable to collect the coins from the Pay Phones on the Closing Date. Consequently, the parties agree upon the following methodology using Seller’s proprietary software system, CCRMS, to estimate the value of the coins in the Company’s Pay Phones on the Closing Date.

(b) Establishment of Final Seller Collection. CCRMS creates a collection target date (“CTD”) for the next collection cycle for each Pay Phone, based on historical data from previous collection amounts. Seller shall generate a CCRMS report after making a final coin collection from each Pay Phone that has a CTD of 2 or more business days prior to the Closing Date (the “Seller Final CTD”). Seller will not cause the Company to make any physical collection of any coins in any Pay Phone after the Seller Final CTD.

(c) Future Collections Calculation Methodology. CCRMS shall estimate the total dollar value of the coin collections for each Pay Phone between the Seller Final CTD and the Closing Date as follows:

CCRMS identifies the dollar amount of collections from the five (5) immediately preceding collections, as well as the dollar amount, if any, collected during the thirty (30) day period which commenced one (1) year and fourteen (14) days prior to the date of the Seller Final CTD (the “Year Ago Collection”). Each of the collections identified by CCRMS shall be assigned a weighted value (the “Weighted Value”) in accordance with the following table, which value shall be multiplied by the total dollars collected in each collection period (the “Weighted Collection Amounts”):

Collection Period	Weighted Value
Seller Final CTD	6
2nd most recent collection	5
3rd most recent collection	4
4th most recent collection	3
5th most recent collection	2
Year Ago Collection (if positive)	1

The sum of the Weighted Collection Amounts shall be divided by the total Weighted Value to determine the weighted average collection amount (the “Average Collection Amount”). The Average Collection Amount shall be further divided by the number of days in the collection cycle for each Pay Phone to determine the estimated daily average collection (the “Daily Average”).

The Daily Average shall be multiplied by the number of days between the Seller Final CTD and the day prior to the Closing Date in order to determine the estimated total value of the coins attributable to the period that the Pay Phone continued as the property of the Company prior to the Closing Date, but for which the Company shall not make a physical collection (for each Pay Phone, the “Estimated Pay Phone Coins”). All of the Estimated Pay Phone Coins shall be added to determine the total value of the coins attributable to the period that the Pay Phones continued as the property of the Company prior to the Closing, but for which Seller shall not cause the Company to make a physical collection (the “Estimated Total Pay Phone Coins”).

Fictitious Example: For a Pay Phone located at Paradise Tour Company, where the number of days in the collection cycle is thirty (30) and the number of days between the Seller Final CTD and the day prior to the Closing Date is fifteen (15), CCRMS would calculate the Estimated Total as follows (it being understood that all dollar values are fictitious):

Seller Final CTD =	$90.00 x 6 = $540.00
2nd most recent collection =	$65.00 x 5 = $325.00

3rd most recent collection =	$73.00 x 4 = $292.00
4th most recent collection =	$99.00 x 3 = $297.00
5th most recent collection =	$67.90 x 2 = $135.80
Year Ago Collection (if positive) =	$90.20 x 1 = $ 90.20

Average Collection Amount =	$1,680.00 ÷ 21(a) = $80.00
Daily Average =	$80.00 ÷ 30 = $2.67
Estimated Pay Phone Coins =	$2.67 x 15 = $40.50

(a)	Note: If no positive amount was identified in the Year Ago Collection, the denominator would be 20 rather than 21.

(d) Payment Obligations. Seller will invoice the Surviving Corporation on or after the tenth (10th) day after the Closing Date for the Estimated Total Pay Phone Coins and shall provide Surviving Corporation with reasonable detail necessary to support the calculation of the Estimated Total Pay Phone Coins. The Surviving Corporation agrees to pay the Estimated Total Pay Phone Coins according to the following schedule:

Payment Date	Payment Amount
30 Days following the Closing Date	20% of Estimated Total Pay Phone Coins
60 Days following the Closing Date	40% of Estimated Total Pay Phone Coins
90 Days following the Closing Date	15% of Estimated Total Pay Phone Coins
120 Days following the Closing Date	15% of Estimated Total Pay Phone Coins
150 Days following the Closing Date	10% of Estimated Total Pay Phone Coins

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants, as of May 21, 2004 and, subject to Section 5.13 and other than any representation made as of a specified date, as of the Closing Date, as follows, provided that the representations in Section 3.1(b) are made as of the date of this Agreement and not as of May 21, 2004:

3.1 Organization and Related Matters.

(a) Each of Seller, the Company, the Subsidiaries and the Contributing Companies is a corporation or limited liability company duly organized, validly existing and in good standing under the respective Laws of the jurisdiction of its incorporation or organization and has all necessary corporate or limited liability company power and authority to own, lease and operate its assets and properties and carry on its business as now conducted. Seller, the Company and the Contributing Companies have all necessary corporate or limited liability company power and authority to execute, deliver and perform this Agreement, if applicable, and the Ancillary Documents to which they are or will be a party, to consummate the transactions contemplated hereby and thereby, as applicable, and to perform their obligations hereunder and thereunder, as applicable. The execution, delivery and performance by Seller, the Company and the Contributing Companies of this Agreement, if applicable, and the Ancillary Documents executed or to be executed by Seller, the Company and the Contributing Companies, as applicable, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action or limited liability company action, as applicable, on the part of Seller, the Company and the Contributing Companies, and no other corporate action or limited liability company proceedings or corporate or limited liability company approvals on the part of Seller, the Company or the Contributing Companies are necessary to authorize this Agreement or the Ancillary Documents or perform the obligations under this Agreement or the Ancillary Documents or to consummate the transactions contemplated hereby or thereby.

(b) This Agreement has been duly executed and delivered by Seller and the Company, and the Ancillary Documents to which Seller, the Company or the Contributing Companies, or any of them, is or will be a party, will be duly executed and delivered by Seller, the Company and the Contributing Companies, as applicable, and constitute or will constitute, when executed and delivered, the legal, valid and binding obligations of Seller, the Company and the Contributing Companies, as applicable, enforceable against Seller, the Company or the Contributing Companies, as applicable, in accordance with their respective terms, except as such enforceability may be limited by bankruptcy Laws and other similar Laws affecting creditors’ rights generally, and subject to the exercise of judicial discretion in accordance with principles of equity.

(c) Each of the Company, the Subsidiaries and the Contributing Companies is duly qualified to do business and is in good standing as a foreign corporation or organization in all jurisdictions in which such qualification is necessary under applicable Law as a result of the conduct of the Business or its ownership of property which is the subject of this Agreement, except for those jurisdictions where failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each jurisdiction in which each of the Company and the Subsidiaries is qualified to do business is listed in Section 3.1(c) of the Seller Disclosure Schedule.

(d) Upon Closing, the direct and indirect subsidiaries of the Company will be Verizon Hawaii, Hawaiian Insurance Company and Verizon AssetCo. Verizon Hawaii has, prior to Closing, an equity participation in GTE International Telecommunications Incorporated, which will be distributed pursuant to Section 5.21 on or prior to Closing. Other than Verizon Hawaii, Verizon AssetCo and Hawaiian Insurance Company, the

Company will, as of Closing, have no direct or indirect Equity Securities in any corporation, partnership, trust or other business association. The Company is not, directly or indirectly, a party to any shareholder agreements, voting trusts or other agreements or understandings relating to the voting, purchase, redemption or other acquisition of any Equity Securities in any corporation, partnership, trust or other business association. The Subsidiaries have all necessary corporate power and authority to own, lease or operate their assets and properties and to carry on the Business as now conducted. The Contributing Companies have all necessary corporate power and authority to own, lease and operate the Verizon AssetCo Assets and to carry on the applicable portion of the Business as now conducted.

(e) All resolutions adopted by the board of directors of the Subsidiaries during the five years preceding May 21, 2004 have been included in the minute books of the Subsidiaries, copies of which have been made available to Buyer. True, correct and complete copies of the Certificate of Incorporation, Charter of Incorporation or other organizational document and the By-Laws of the Company and the Subsidiaries, as in effect on May 21, 2004, have been furnished to Buyer. Neither the Company nor any of the Subsidiaries is a registered or reporting company under the Exchange Act.

3.2 Membership Interests and Stock.

(a) Seller owns, beneficially and of record, all of the Membership Interests. Other than the Membership Interests, there are no outstanding Equity Securities of the Company. The Membership Interests are owned free and clear of any Encumbrance. The Membership Interests issued and outstanding are set forth in Section 3.2(a) of the Seller Disclosure Schedule. There are no outstanding Contracts or other rights to subscribe for or purchase, or Contracts or other obligations to issue, sell, purchase, exchange or grant any rights to acquire, any Equity Securities of the Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding. There are no outstanding Contracts of Seller or the Company to repurchase, redeem or otherwise acquire any Equity Securities of the Company. The Membership Interests are duly authorized, validly issued and outstanding and are fully paid and nonassessable. There are no preemptive rights in respect of the Membership Interests. The Membership Interests were offered, issued, sold and delivered to Seller in compliance in all material respects with all applicable federal and state securities laws and were not issued in violation of any preemptive right or other similar right. Except for the transactions contemplated by this Agreement, there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements or understandings with respect to the Membership Interests.

(b) Seller owns, and as of the Closing Date the Company will own, beneficially and of record, all of the capital stock of Verizon Hawaii. Verizon Hawaii owns, beneficially and of record, all of the capital stock of Hawaiian Insurance Company. The Verizon Hawaii capital stock owned by Seller is owned free and clear of any Encumbrance and will be owned by the Company free and clear of any Encumbrance as of the Closing

Date. The Hawaiian Insurance Company capital stock owned by Verizon Hawaii is owned free and clear of any Encumbrance. The authorized capital stock of Verizon Hawaii and Hawaiian Insurance Company and the number of shares of such stock issued and outstanding are set forth in Section 3.2(b) of the Seller Disclosure Schedule. Other than such capital stock, there are no outstanding Equity Securities of Verizon Hawaii or Hawaiian Insurance Company. The capital stock of Verizon Hawaii and Hawaiian Insurance Company is duly authorized, validly issued and outstanding. The capital stock of Verizon Hawaii and Hawaiian Insurance Company is fully paid and nonassessable and has been offered, issued, sold and delivered in compliance in all material respects with all applicable federal and state securities Laws and were not issued in violation of any preemptive right or other similar right. There are no outstanding Contracts or other rights to subscribe for or purchase, or Contracts or other obligations to issue sell, purchase, exchange or grant any rights to acquire, any Equity Securities of Verizon Hawaii or Hawaiian Insurance Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Other than the covenant in Section 5.18(c), there are no outstanding Contracts of Seller or Verizon Hawaii or Hawaiian Insurance Company to repurchase, redeem or otherwise acquire any Equity Securities of Verizon Hawaii or Hawaiian Insurance Company. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements or understandings with respect to the capital stock of Verizon Hawaii or Hawaiian Insurance Company.

(c) As of the Closing Date, the Company will own all of the capital stock of Verizon AssetCo. Other than such capital stock, there are and will be, as of the Closing Date, no outstanding Equity Securities of Verizon AssetCo. The Verizon AssetCo capital stock to be owned by the Company as of the Closing Date will be, as of such date, duly authorized, validly issued and outstanding, fully paid and non-assessable and will be owned free and clear of any Encumbrance and not issued in violation of any preemptive right or other similar right. There are no outstanding Contracts or other rights to subscribe for or purchase, or Contracts or other obligations to issue, sell, purchase, exchange or grant any rights to acquire, any Equity Securities of Verizon AssetCo (other than the Company’s rights hereunder to acquire all of the capital stock of Verizon AssetCo described in Section 5.18(c)). There are no outstanding Contracts to repurchase, redeem or otherwise acquire any Equity Securities of Verizon AssetCo. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements or understandings with respect to the capital stock of Verizon AssetCo.

3.3 Financial Statements; Changes; Contingencies.

(a) Financial Statements. Section 3.3(a) of the Seller Disclosure Schedule sets forth audited combined statements of selected assets, selected liabilities and parent funding of a combination of Verizon Hawaii and carved-out components of Verizon Information Services, Verizon Internet Services, Inc. and Verizon Long Distance, as at December 31, 2002 and as at December 31, 2003 (such statement as of December 31, 2003, the

“2003 Statement of Selected Assets”), and related audited combined statements of income and cash flow for the 12 months ended December 31, 2001, December 31, 2002 and December 31, 2003 and an unaudited combined statement of selected assets, selected liabilities and parent funding as of March 31, 2004 (the “Interim Statement of Selected Assets”) and related unaudited combined statements of income for the three-month period ended March 31, 2004 (the foregoing, collectively, and together with the notes thereto, the “Financial Statements”). Such Financial Statements have been prepared from the books and records of the Company, its Subsidiaries and the Contributing Companies (to the extent relating to the use or operation of the Verizon AssetCo Assets) and their Affiliates in accordance with GAAP (it being understood, in the case of the Interim Statement of Selected Assets, that such statement is subject to normal year-end adjustments that are not, in the aggregate, material and does not contain footnotes) applied on a consistent basis throughout the periods involved (except as noted in any such Financial Statement) and present fairly, in all material respects, the combined financial position and operating results of Verizon Hawaii and carved-out components of Verizon Information Services, Verizon Internet Services, Inc. and Verizon Long Distance as of the dates and for the periods indicated therein. Since December 31, 2003, the Company, its Subsidiaries and the Contributing Companies (to the extent relating to the use or operation of the Verizon AssetCo Assets) have not changed any method of accounting or accounting policies, other than those changes required by GAAP.

(b) No Other Liabilities. As of May 21, 2004, the Company, the Subsidiaries and the Contributing Companies (to the extent relating to the use or operation of the Verizon AssetCo Assets) have no liabilities (whether accrued, absolute, contingent, unliquidated, known or unknown) except liabilities (1) that are reflected on the 2003 Statement of Selected Assets and the Interim Statement of Selected Assets, (2) that are disclosed in this Agreement, any Ancillary Document or the Seller Disclosure Schedule, (3) that were incurred in the ordinary course of business and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (4) that are for Taxes not yet due and payable or (5) that are for Taxes that are being contested in good faith through appropriate proceedings and disclosed in Section 3.4(b) of the Seller Disclosure Schedule.

(c) No Indebtedness. Other than intercompany indebtedness owed to Seller or its Affiliates (all of which Indebtedness shall be repaid, discharged or otherwise satisfied pursuant to Section 5.9) and other than Indebtedness listed in Section 3.3(c) of the Seller Disclosure Schedule, as of May 21, 2004, the Company and the Subsidiaries and the Contributing Companies (with respect to the Verizon AssetCo Assets) have no Indebtedness.

(d) Pro Forma Financial Statements. Section 3.3(d) of the Seller Disclosure Schedule sets forth Seller’s good faith estimate of the pro forma balance sheet as of December 31, 2003 of the combined financial condition of a combination of Verizon

Hawaii and carved-out components of Verizon Information Services, Verizon Internet Services, Inc. and Verizon Long Distance, together with the notes thereto, adjusted to eliminate certain identified assets and liabilities accrued on the financial statements of Verizon Hawaii and its Affiliates, which assets or liabilities (based on certain assumptions) will either be transferred prior to the Closing Date or paid by Seller or its Affiliates (other than the Company or Subsidiaries) on or prior to the Closing Date or be retained or assumed by Seller or its Affiliates (other than the Company and Subsidiaries) on or prior to the Closing Date (the “Pro Forma Balance Sheet”). Such Pro Forma Balance Sheet has been prepared from the books and records of the Company, its Subsidiaries and the Contributing Companies in accordance with GAAP (except for the pro forma adjustments specified therein) and present fairly, in all material respects, the combined pro forma financial position of Verizon Hawaii and carved-out components of Verizon Information Services, Verizon Internet Services, Inc. and Verizon Long Distance as of the date indicated therein.

3.4 Tax Matters. Except as set forth on Section 3.4 of the Seller’s Disclosure Schedule:

(a) The Company and the Subsidiaries have timely filed all material Tax Returns that they were required to file, either separately or as members of an Affiliated Group. All such Tax Returns were correct and complete in all material respects. All material Taxes of the Company and the Subsidiaries (whether or not shown on any Tax Return) have been timely paid or, to the extent accrued through May 21, 2004, are set forth in an adequate reserve (established in conformity with GAAP) included in the Financial Statements and the unpaid Taxes of the Company and the Subsidiaries do not exceed the reserve included in the Financial Statements. All material Taxes which have been collected from third parties by the Company and the Subsidiaries have been properly remitted to the appropriate taxing authorities. There are no material Encumbrances for Taxes upon any of the assets of the Company or the Subsidiaries.

(b) There is no material dispute, claim or audit concerning any Tax liability of the Company, the Subsidiaries, or any of the Contributing Companies (to the extent relating to the use or operation of the Verizon AssetCo Assets). No waivers of statutes of limitation with respect to any Tax Returns of the Company, the Subsidiaries, or any of the Contributing Companies (to the extent relating to the use or operation of the Verizon AssetCo Assets), whether filed separately or as members of an Affiliated Group, have been given or requested. All deficiencies asserted or assessments made as a result of any examinations of the Company, any of the Subsidiaries, or any of the Contributing Companies (to the extent relating to the use or operation of the Verizon AssetCo Assets) have been fully paid, or are fully reflected as a liability in the Financial Statements or are being contested and an adequate reserve therefor has been established and is fully reflected in the Financial Statements. None of the Company, Subsidiaries, or any of the Contributing Companies (to the extent relating to the use or operation of the Verizon

AssetCo Assets) has received written notice from any Taxing authority in a jurisdiction in which such entity does not file a Tax Return stating that such entity is or may be subject to taxation by that jurisdiction. Notwithstanding the foregoing, the representations and warranties set forth in this Section 3.4(b), as such representations and warranties relate to the Contributing Companies, shall not be applicable to the extent that the assets to be owned at the Effective Time by Verizon AssetCo or the Membership Interests or the stock of the Subsidiaries (or any of the direct or indirect assets of the Company and the Subsidiaries) cannot be subject to Tax liens and Buyer, the Company, and the Subsidiaries or their Affiliates cannot be held liable for Taxes relating to matters constituting any breach of such representations and warranties.

(c) None of the Company or the Subsidiaries (or any predecessor of any of the foregoing) has filed a consent under Code Section 341(f) concerning collapsible corporations. None of the Company or the Subsidiaries is a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local, or foreign Tax Law).

(d) None of the Company or the Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed, in whole or in part, by Code Section 355 or 361.

(e) An election under Code Section 338(h)(10) may be made with respect to the acquisition of the stock of the Subsidiaries hereunder or, in the event that such an election is not effective with respect to Verizon AssetCo, Buyer shall receive a fair market value tax basis in the assets of Verizon AssetCo.

(f) None of the Company or any of the Subsidiaries has any liability for the Taxes of any Person other than such entity (1) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), (2) as a transferee or successor, (3) by contract or (4) otherwise.

(g) None of the assets of the Company or any of the Subsidiaries is property required to be treated as being owned by any other person pursuant to the “safe harbor lease” provisions of former Section 168(f)(8) of the Code.

(h) None of the assets of the Company or any of the Subsidiaries directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code.

(i) None of the assets of the Company or any of the Subsidiaries is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(j) None of the Company or any of the Subsidiaries has agreed or is required to make any adjustment pursuant to Section 481(a) of the Code by reason of a change in accounting method, and none of the Company or any of the Subsidiaries has knowledge that the IRS has proposed any such adjustment or change in accounting method.

(k) None of the Company or any of the Subsidiaries has entered into any transaction defined in Treasury Regulation Sections 1.6011-4(b)(2), -4(b)(3) or -4(b)(4), or has entered into a “potentially abusive tax shelter” (as defined in Treasury Regulation Section 301.6112-1(b)).

(l) The Company is, and at all times during its existence has been, properly treated for U.S. federal income tax purposes as a disregarded entity.

3.5 Material Contracts.

(a) Except for those Contracts listed and set forth in Section 3.5(a) of the Seller Disclosure Schedule, there are no Contracts to which the Company or any of the Subsidiaries or any of the Contributing Companies (to the extent primarily relating to the use or operation of the Verizon AssetCo Assets) is a party or is bound (other than any Contract with an Affiliate, any Verizon Affiliate Contract and any Contract entered into after May 21, 2004 in compliance with Section 5.1) that is:

(1) an agreement limiting or restraining the freedom of the Surviving Corporation or the Subsidiaries following the Closing to compete in any respect with respect to the Business with any Person (including Seller);

(2) an agreement under which the Company, the Subsidiaries or the Contributing Companies (to the extent relating to the use or operation of the Verizon AssetCo Assets) (i) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness, (ii) granted an Encumbrance on its assets, whether tangible or intangible, to secure such Indebtedness or (iii) extended credit or advanced funds to any Person (other than to customers in the ordinary course of business);

(3) an agreement for the sale of any asset of the Company or the Subsidiaries or to grant any preferential rights to purchase any asset of the Company or the Subsidiaries, in each case in excess of $250,000;

(4) an agreement for the lease of any Owned Real Property or sublease of any property which is the subject of a Real Property Lease, in each case by the Company or the Subsidiaries or any Contributing Company (to the extent relating to the use or operation of the Verizon AssetCo Assets) to any other Person;

(5) (i) an agreement with respect to the provision of 911 services or E911 services and (ii) an agreement for interconnection or provision of other telecommunications services or network services, in the case of both clauses (i) and (ii), other than pursuant to publicly filed tariffs;

(6) an agreement for the purchase or sale of any business, corporation, partnership, joint venture, association or other business organization or any division, operating unit or product line thereof;

(7) an agreement (or a group of purchase orders, work orders and other similar arrangements with a particular Person with respect to a particular product or service), other than as set forth above and other than any Contract in respect of Third Party Intellectual Property, any Plan, Labor Contract or Employment Agreement, with respect to which either (i) the aggregate amount to be received by the Company, the Subsidiaries or any of the Contributing Companies (to the extent primarily relating to the use or operation of the Verizon AssetCo Assets) thereunder with respect to calendar year 2004 is expected to exceed $250,000 based on payments which have been made under such agreement in calendar year 2003 (including individual case basis agreements) or (ii) the aggregate amount to be paid by the Company, the Subsidiaries or any of the Contributing Companies (to the extent primarily relating to the use or operation of the Verizon AssetCo Assets) thereunder with respect to calendar year 2004 is expected to exceed $1,000,000 based on payments which have been made under such agreement in calendar year 2003 and such agreement is not cancelable on 60 days’ notice;

(8) an agreement which creates a partnership or joint venture or similar arrangement with respect to a business venture;

(9) an agreement of indemnification or similar commitment with respect to the obligations or liabilities of any other Person in an aggregate amount in excess of $500,000;

(10) an agreement with any of the entities listed on Section 3.22(ii) of the Seller Disclosure Schedule (other than any agreement that will be terminated or from which the Company and the Subsidiaries will be released pursuant to Section 5.9(e)); or

(11) an agreement entered into other than in the ordinary course of business concerning confidentiality and nondisclosure, whether the Company, a Subsidiary or any Contributing Company (to the extent relating to the use or operation of the Verizon AssetCo Assets) is the beneficiary or the obligated party thereunder (other than any such agreement entered into with any Person regarding the potential sale of the Business since January 1, 2003).

(b) Except as set forth in Section 3.5(b) of the Seller Disclosure Schedule, each Contract required to be set forth on Section 3.5(a) of the Seller Disclosure Schedule (each, a “Material Contract”), as of May 21, 2004 and as of the Closing Date (other than as permitted under Section 5.1(l) and other than any Material Contract that may expire between May 21, 2004 and the Closing) (i) is valid and in full force and effect and is a valid and legally binding obligation of the Company, a Subsidiary or the applicable Contributing Company, as applicable, enforceable against each such party in accordance with its terms and (ii) to the Knowledge of Seller, is a valid and legally binding obligation of the other party thereto, enforceable against each such party in accordance with its terms, in each case except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). Except as set forth in Section 3.5(b) of the Seller Disclosure Schedule, neither the Company, any of the Contributing Companies nor any of the Subsidiaries is party to a Material Contract where such party is, and to the Knowledge of Seller, no other party thereto is, in default in the performance, of any material obligation, covenant or condition contained in the Material Contracts, and no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default by the Company, any of the Contributing Companies or any of the Subsidiaries of a material obligation thereunder. Except as disclosed in Section 3.5(b) of the Seller Disclosure Schedule, none of Seller, the Company, any of the Contributing Companies or any of the Subsidiaries have received any written notice of intention of any party to terminate any Material Contract. Complete and correct copies of all Material Contracts, together with all modifications and amendments thereto to May 21, 2004, have been made available to Buyer or its representatives.

3.6 Owned Real Property.

(a) The Company, the Subsidiaries and the Contributing Companies (to the extent identified as Verizon AssetCo Assets herein) have good, valid and marketable title to all of the Owned Real Property, free and clear of all Encumbrances other than the Encumbrance of the Lienholders identified in Section 3.6(a) of the Seller Disclosure Schedule. Except as set forth in Section 3.5(a)(4) of the Seller Disclosure Schedule, neither the Company, the Subsidiaries or the Contributing Companies have leased or otherwise granted to any Person the right to use or occupy any of the Owned Real Property, and there are no outstanding options, rights of first refusal, rights of first offer, rights of reverter or other third party rights to purchase the Owned Real Property.

(b) Section 3.6(b) of the Seller Disclosure Schedule lists all of the Owned Real Property as of May 21, 2004, including the street address, current use and other information readily available to Seller.

3.7 Real Property Leases; Affiliate Subleases; Real Property Interests.

(a) Section 3.7(a) of the Seller Disclosure Schedule lists (i) all of the real property leases where the Company, any Subsidiary or any of the Contributing Companies (to the extent relating to the use or operation of the Verizon AssetCo Assets and located in Hawaii) is lessee as of May 21, 2004 and pursuant to which: (1) annual rents payable exceed $100,000; or (2) the use of the leased premises is material to the operations of the Company, any Subsidiary or any of the Contributing Companies, as applicable (“Real Property Leases”); and (ii) all of the real property subleases between the Company, any Subsidiary or any of the Contributing Companies (to the extent relating to the use or operation of the Verizon AssetCo Assets and located in the State of Hawaii), on the one hand, and an Affiliate of Seller, on the other hand (“Affiliate Subleases”). Except as otherwise disclosed in Section 3.7(a) of the Seller Disclosure Schedule, each of the Real Property Leases and Affiliate Subleases is enforceable in accordance with its terms, subject to bankruptcy, insolvency and other similar Laws affecting the rights of creditors generally and subject to the exercise of judicial discretion in accordance with the principles of equity, and each of the Company, the Subsidiaries and the Contributing Companies holds a valid leasehold interest under the Real Property Leases and Affiliate Subleases to which it is a party. Except as otherwise disclosed in Section 3.7(a) of the Seller Disclosure Schedule, there is no material default or material breach of a covenant by the Company, the Subsidiaries or any of the Contributing Companies under any of the Real Property Leases or the Affiliate Subleases, and no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute such a material default or material breach. The Company, the Subsidiaries or the Contributing Companies have not collaterally assigned or granted any other security interest in the Real Property Leases or the Affiliate Subleases. Except for the Encumbrance of the Lienholders, there exist no Encumbrances affecting the Real Property Leases or the Affiliate Subleases created by, through or under the Company, the Subsidiaries or the Contributing Companies.

(b) Prior to May 21, 2004, Seller provided to Buyer a list, which, to the Knowledge of Seller, sets forth all or substantially all material “Real Property Interests” of the Company, the Subsidiaries or the Contributing Companies within the geographic area served by the Business.

(c) To the Seller’s Knowledge, there is no, and neither the Company, the Subsidiaries and the Contributing Companies have received any written notice of any expiration of, pending expiration of, changes to, or pending changes to any entitlement with respect to any Real Property (or any portion thereof), which expiration or change could reasonably be likely to have a Material Adverse Effect.

(d) Verizon Hawaii’s office building located at 1177 Bishop Street in Honolulu is the only Owned Real Property requiring any capital expenditures to comply with the Revised Ordinances of Honolulu 1990 Section 20-2.3A and, to the Knowledge of Seller,

complying with such ordinance and any related Requirements of Law or related agreements applicable to the Business will not exceed, based on current projections, $15.75 million.

3.8 Tangible Personal Property. Except as set forth in Section 3.8 of the Seller Disclosure Schedule, all of the material tangible personal property of the Company, the Subsidiaries and the Contributing Companies (to the extent relating to the use or operation of the Verizon AssetCo Assets) is structurally sound, in good operating condition and repair, normal wear and tear excepted, and is usable in the regular and ordinary course of business consistent with past practice. Except as set forth in Section 3.8 of the Seller Disclosure Schedule, each of the Company, the Subsidiaries or the Contributing Companies (to the extent relating to the use or operation of the Verizon AssetCo Assets) has good and marketable title to each item of its material tangible personal property (other than office equipment and vehicles subject to leases and Third Party Intellectual Property included in or with the material tangible personal property) free and clear of any Encumbrance including all such tangible personal property that they purport to own as reflected in the Interim Statement of Selected Assets or that were thereafter acquired, except for property not material to the Business that was disposed of since the date of the Interim Statement of Selected Assets in the ordinary course of business. Except as set forth in Section 3.8 of the Seller Disclosure Schedule, neither the Company nor the Subsidiaries have received any written notice within the twelve (12) months prior to May 21, 2004 of a violation of any ordinances, regulations or building, zoning and other similar Laws with respect to such assets that would reasonably be expected to have a Material Adverse Effect. EXCEPT AS EXPRESSLY PROVIDED IN SECTION 3.7(c), NEITHER SELLER NOR THE COMPANY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AS TO THE CONDITION OR FITNESS OF THE TANGIBLE PERSONAL PROPERTY OF THE COMPANY OR ANY OF THE SUBSIDIARIES AND HEREBY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR WARRANTY AGAINST INFRINGEMENT.

3.9 Validity of Contemplated Transactions. Upon receipt of requisite FCC Consents as described in Section 5.7 hereof, the Regulatory Approvals as described in Section 5.6 hereof, compliance with any applicable requirement of the Hart-Scott-Rodino Act, filing of the Certificate of Merger and the receipt of the consents set forth in Section 3.9 of the Seller Disclosure Schedule (the “Seller Consents”), the execution, delivery, consummation and performance of this Agreement and the Ancillary Documents by Seller, any of its Affiliates or the Company, do not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other Person under (a) the charter and other organizational documents of Seller, the Company, any Subsidiary or any of the Contributing Companies, (b) any existing material Requirement of Law to which Seller, the Company, any Subsidiary or the Business is subject, (c) any judgment, writ, injunction, decree or award of any Governmental Authority or any other Governmental Order which is applicable to the Business, or (d) any Material

Contract (or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of the Company, any Subsidiary or any of the Contributing Companies thereunder).

3.10 Litigation. Except as set forth in Section 3.10 of the Seller Disclosure Schedule, there is no litigation, arbitration, investigation or other proceeding of or before any Governmental Authority pending, or to the Knowledge of Seller, threatened against the Parent, Seller, the Company or the Subsidiaries relating to the Company or the Subsidiaries or the Business, or against the Contributing Companies relating to the Verizon AssetCo Assets, (i) involving a prayer for relief in excess of $500,000 or (ii) the result of which, individually or in the aggregate, would reasonably be expected, if adversely determined, to have a Material Adverse Effect or (iii) as of May 21, 2004, seeking to prevent, materially delay or impair the ability of Seller, the Company, any Subsidiary or the Contributing Companies to consummate the transactions contemplated hereby or by the Ancillary Documents. Neither Seller nor its Affiliates, including the Company, the Subsidiaries and the Contributing Companies, is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Authority which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or, as of May 21, 2004, to prevent, materially delay or impair the ability of Seller, the Company, any Subsidiary or any of the Contributing Companies to consummate the transactions contemplated hereby or by the Ancillary documents.

3.11 Insurance. The Company, the Subsidiaries and the Contributing Companies (to the extent relating to the use or operation of the Verizon AssetCo Assets) are, and at all times during the past three years have been, insured by Seller or its Affiliates with reputable insurers (or self-insured) against all risks normally insured against by companies in similar lines of business. Set forth in Section 3.11 of the Seller Disclosure Schedule is a list of and summary descriptions of insurance policies maintained by Seller and its Affiliates for the benefit of the Company, the Subsidiaries and the Contributing Companies (to the extent relating to the Business).

3.12 Compliance with Laws. Except as set forth in Section 3.12 of the Seller Disclosure Schedule, Seller, the Company and the Subsidiaries in the conduct of their business and the Business and the Contributing Companies (relating to their operation and use of the Verizon AssetCo Assets) have complied since January 1, 2001 in all material respects with, and are currently not in violation of, any material Requirement of Law of a Governmental Authority to which the Business or the Verizon AssetCo Assets are subject. None of Seller, the Company, a Subsidiary or any of the Contributing Companies has received written notice of an investigation or review by any Governmental Authority with respect to a material violation by Seller, the Company, a Subsidiary or any of the Contributing Companies (with respect to the use or operation of the Verizon AssetCo Assets) of any Requirement of Law relating to the Business is pending, or to the Knowledge of the Company, threatened. Verizon Hawaii (a) is capable of providing local number portability in material compliance with 47 U.S.C. § 251(b)(2) and the implementing rules of the FCC, (b) complies in all material respects with the requirements of the Communications Assistance for Law Enforcement Act (“CALEA”), 47 U.S.C. § 1001 et seq. and the implementing rules of the FCC; and (c) is capable of providing enhanced 911 service in material compliance with 47 U.S.C. § 251(e)(3) and the implementing rules of the FCC.

3.13 Environmental Compliance. Except as set forth in Section 3.13 of the Seller Disclosure Schedule:

(a) All material Environmental Permits required pursuant to any Environmental Law for operation of the Business (1) have been obtained by the Company, the Subsidiaries or the Contributing Companies and (2) are currently in full force and effect. The Company, the Subsidiaries and the Contributing Companies (to the extent relating to the use or operations of the Verizon AssetCo Assets) are in material compliance with all material Environmental Permits required pursuant to any material Environmental Law for operation of the Business.

(b) The Company, the Subsidiaries and the Contributing Companies (to the extent related to the use and operation of the Verizon AssetCo Assets) are in material compliance with all Environmental Laws with respect to the Business. To the Knowledge of Seller, there are no events, conditions, circumstances, activities, practices or incidents related to the Business which would, or would reasonably be likely to, give rise to any material Environmental Claim.

(c) There is no material civil, criminal or administrative action, suit, demand, Environmental Claim, hearing, notice or demand letter, notice of violation, investigation or proceeding pending or, to the Knowledge of Seller, threatened against Seller, the Company, the Subsidiaries or the Contributing Companies (to the extent relating to the use or operation of the Verizon AssetCo Assets) or the Business related to any Environmental Permit or any applicable Environmental Law or any plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

(d) The Company, the Subsidiaries and the Contributing Companies (to the extent relating to the use or operation of the Verizon AssetCo Assets), in the operation of the Business, have not generated, stored, used, emitted, discharged or disposed of any Hazardous Material except in material compliance with applicable Environmental Law.

(e) The Company, the Subsidiaries and the Contributing Companies (to the extent relating to the use or operation of the Verizon AssetCo Assets) (i) have not received any written request for information, and have not been notified that they are a potentially responsible party, under the Comprehensive Environmental Response, Compensation or Liability Act or any similar Environmental Law and (ii) have not been, and are not reasonably likely to be, subject to liability for any material Environmental Claim arising under or pursuant to such laws.

3.14 Employee Matters.

(a) Section 3.14(a) of the Seller Disclosure Schedule lists (and identifies the sponsor of) each “employee pension benefit plan” as that term is defined in Section 3(2) of the ERISA, each “employee welfare benefit plan” as that term is defined in Section 3(1) of ERISA (such plans being hereinafter referred to collectively as the “ERISA Plans”), and each other retirement, pension, profit-sharing, money purchase, deferred or executive compensation, excess benefit incentive or performance compensation, bonus, stock option, stock purchase, severance pay, unemployment benefit, change in control, vacation pay, health, life or other insurance, fringe benefit, or other employee benefit plan, program, agreement, or arrangement (whether written or material oral) maintained or contributed to by the Company or its ERISA Affiliates in respect of or for the benefit of any Employee or any former Employee (collectively together with the ERISA Plans, referred to herein as the “Plans”). The Company and its ERISA Affiliates do not maintain or contribute to any such Plan solely in respect of or for the benefit of Employees or former Employees employed or formerly employed outside of the United States. With respect to each Plan, Seller has delivered or made available to Buyer a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof (including amendments) and to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any Summary Plan Description (to the extent required by applicable Law) or other written participant explanation (if any); and (iv) for the two (2) most recent years (A) the Form 5500 and attached schedules, if applicable, (B) audited financial statements, if applicable, and (C) actuarial valuation reports, if applicable.

(b) Except as set forth in Section 3.14(b) of the Seller Disclosure Schedule:

(1) None of the Company, the Contributing Companies, any of the Subsidiaries, any of the ERISA Plans, any trust created thereunder, or any trustee or administrator thereof, has engaged in any transaction as a result of which the Company or the Subsidiaries could be subject to any material liability pursuant to Section 409 of ERISA or to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed pursuant to Section 4975 of the Code; and

(2) Since the effective date of ERISA, no material liability under Title IV of ERISA has been incurred or is reasonably expected to be incurred by the Company or any of the Subsidiaries (other than liability for premiums due to the PBGC), unless such liability has been, or prior to the Closing Date will be, satisfied in full.

(c) Except as set forth in Section 3.14(c) of the Seller Disclosure Schedule, with respect to the Plans, other than those ERISA Plans identified in Section 3.14(d) of the Seller Disclosure Schedule as “multiemployer plans”:

(1) the PBGC has not instituted proceedings and no filing has been made by Seller or any of its ERISA Affiliates to terminate any ERISA Plan that is subject to Title IV of ERISA;

(2) none of the ERISA Plans has incurred an “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each of the ERISA Plans ended prior to May 21, 2004;

(3) no condition exists and no event has occurred that could reasonably constitute grounds for termination of any ERISA Plans by the PBGC;

(4) each of the Plans has been operated and administered in all material respects in accordance with its provisions and with all applicable Laws;

(5) each of the ERISA Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code and, to the extent applicable, Section 401(k) of the Code, has been determined by the IRS to be so qualified, and nothing has occurred since the date of the most recent such determination (other than the effective date of certain amendments to the Code, the remedial amendment period for which has not yet expired) that would adversely affect the qualified status of any of such ERISA Plans; and

(6) there are no pending material claims by or on behalf of any of the Plans by any Employee, former Employee, or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits and routine expenses).

(d) Except as set forth in Section 3.14(d) of the Seller Disclosure Schedule, none of the ERISA Plans is a “multiemployer plan,” as that term is defined in Section 3(37) of ERISA, and neither the Company nor any of its ERISA Affiliates has made or incurred a “complete withdrawal” or a “partial withdrawal,” as such terms are respectively defined in Sections 4203 and 4205 of ERISA that would result in the incurrence of a material liability by the Company or any of its ERISA Affiliates.

(e) Except as set forth in Section 3.14(e) of the Seller Disclosure Schedule, neither the Company nor any of the Subsidiaries is a party to a contract, agreement, plan or arrangement covering any Employee who, upon the Closing, will be a Transferred Employee or former Employee that, individually or collectively, provides for payment by the Company or the Subsidiaries of any amount (i) that is not deductible by the Company or any of the Subsidiaries under Section 162(a)(1), 404 or 419 of the Code, whichever is applicable or (ii) for which the deduction by the Company or the Subsidiaries would be disallowed under Section 162(m) of the Code.

(f) Except as set forth in Section 3.14(f) of the Seller Disclosure Schedule, none of the Plans is sponsored by the Company, the Contributing Companies or any of the Subsidiaries. Except as provided in Article VIII, no Plans and no benefit liabilities under any Plans will be transferred to or assumed by Buyer or the Surviving Corporation or any of its Subsidiaries as a result of the transaction contemplated herein.

(g) Section 3.14(g) of the Seller Disclosure Schedule contains a description of each collective bargaining agreement between the Company or any of its Affiliates and collective bargaining representatives for those Employees who, upon the Closing, will be Transferred Employees (the “Labor Contracts”). Except as provided in Article VIII, as of May 21, 2004, (1) none of the Employees who, upon the Closing, will be Transferred Employees are represented by a labor union or labor organization, and (2) neither the Company nor any of the Subsidiaries is subject to any Labor Contract covering any Employee who, upon the Closing, will be a Transferred Employee.

(h) Section 3.14(h) of the Seller Disclosure Schedule includes a list of each written employment, severance, termination or similar-type agreement between the Company or any of its Affiliates and any Employee who, upon the Closing, will be a Transferred Employee (the “Employment Agreements”). Except as otherwise set forth in Section 3.14(h) of the Seller Disclosure Schedule, the execution and delivery of this Agreement or the Ancillary Documents by Seller and the performance of this Agreement or the Ancillary Documents by Seller will not result, now or at any time in the future, in the payment to any Employee who, upon the Closing, will be a Transferred Employee of any severance, termination or similar payments or benefits or in the acceleration or creation of any rights under any Plan with respect to which Buyer is assuming benefit liabilities in accordance with Article VIII.

3.15 Intercompany Obligations. Other than as contemplated by Sections 2.7(a), 2.7(c), 2.7(e), Section 5.9, Article VII and the Ancillary Documents, the consummation of the transactions contemplated by this Agreement will not (either alone, or upon the occurrence of any act or event (other than an act taken by the Surviving Corporation after the Effective Time), or with the lapse of time, or both) result in any payment arising or becoming due from the Company, the Subsidiaries or the Surviving Corporation to Seller or any Affiliate of Seller.

3.16 No Brokers or Finders. Other than The Blackstone Group L.P., whose fees will be paid by Seller or Parent, no agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of Seller, the Company, the Subsidiaries or any of their respective Affiliates in connection with the negotiation, execution or performance of this Agreement or the Ancillary Documents, or the transactions contemplated by this Agreement or the Ancillary Documents, is or will be entitled to any broker’s or finder’s or similar fee or other commission as a result of this Agreement or such transactions.

3.17 Operation in the Ordinary Course. Except as set forth in Section 3.17 of the Seller Disclosure Schedule, since December 31, 2003 through May 21, 2004, (A) the Company, the Subsidiaries and the Contributing Companies (to the extent relating to the use or operation of the Verizon AssetCo Assets) (i) have not taken or failed to take any action during such period that would be required to be disclosed on Section 5.1 of the Seller Disclosure Schedule if such action were to occur (or fail to occur) between May 21, 2004 and the Closing Date and (ii) subject to clause (i), have operated their business in the ordinary course and consistent with past practice, and (B) except as may be reflected in the Interim Statement of Selected Assets, (x) there have not been any material adverse changes in the business, financial condition, operations or results of operations of the Company and the Subsidiaries (and the Contributing Companies with respect to the Verizon AssetCo Assets), taken as a whole and (y) there has not been any change, event, condition, circumstance, occurrence or development which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Without limiting the generality of the foregoing, since December 31, 2003 through May 21, 2004, except as contemplated by this Agreement, none of the Company, the Subsidiaries or the Contributing Companies (to the extent relating to the use or operation of the AssetCo Assets) has made any material, or changed any existing, tax elections or settled or compromised any material tax liability.

3.18 Material Affiliate Transactions.

(a) Except as disclosed in Section 3.18(a) of the Seller Disclosure Schedule, or as contemplated in the Ancillary Documents, Section 3.15 or otherwise in this Agreement, as of May 21, 2004:

(1) Neither Seller nor any of its Affiliates (other than the Company or the Subsidiaries) is a party to any Contract with the Company, the Subsidiaries or the Contributing Companies (to the extent relating to the use or operation of the Verizon AssetCo Assets) (A) for the sale, licensing or provision of materials, supplies, goods, services, equipment, facilities or other assets to the Company, the Subsidiaries or the Contributing Companies (to the extent relating to the use or operation of the Verizon AssetCo Assets) that (i) provides for (or would reasonably be expected to result in) a payment by the Company, any of the Subsidiaries or any of the Contributing Companies (to the extent relating to the use or operation of the Verizon AssetCo Assets) in any year of $250,000 or more or (ii) provides for (or would reasonably be expected to result in) aggregate payments by the Company, the Subsidiaries or any of the Contributing Companies (to the extent relating to the use or operation of the Verizon AssetCo Assets) during the term of such agreement, without giving effect to any renewal or extension thereof, of $1,000,000 or more or

(B) that relates to the provision of any interconnection or other material telecommunications services, other than pursuant to publicly filed tariffs (the foregoing Contracts and arrangements referenced in this clause (1), the “Material Affiliate Services”); and

(2) None of the Company, any Subsidiary or any Contributing Company (to the extent relating to the use or operation of the Verizon AssetCo Assets) is a party to any Contract for the sale, licensing or provision of materials, supplies, goods, services, equipment, facilities or other assets to Seller or any of its Affiliates (other than the Company or the Subsidiaries) that provides for (or would reasonably be expected to result in) a payment to the Company, or the Subsidiaries or any of the Contributing Companies (to the extent relating to the use or operation of the Verizon AssetCo Assets) in any year of $500,000 or more (the foregoing Contracts and arrangements referenced in this clause (2), together with the Material Affiliate Services, the “Material Affiliate Contracts”).

(b) Except as set forth in Section 3.18(b) of the Seller Disclosure Schedule, true copies of each written Material Affiliate Contract, including all amendments and supplements, have been made available to Buyer.

(c) Each Material Affiliate Contract is enforceable in accordance with its terms against the Company, the Subsidiaries and the Contributing Companies (to the extent relating to the use or operation of the Verizon AssetCo Assets) and the other parties thereto, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar Laws affecting the enforcement of creditors’ rights generally or by general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).

(d) The termination of the Material Affiliate Contracts pursuant to Section 5.9 (or any release of the Company and the Subsidiaries as contemplated in Section 5.9) will not cause any penalties or the acceleration of any payments for which the Company or the Subsidiaries will be liable after the Closing.

3.19 Bank Accounts. Section 3.19 of the Seller Disclosure Schedule contains a complete and correct list of the names and locations of all banks in which the Company and the Subsidiaries have accounts (including checking accounts and cash contribution accounts) or safe deposit boxes and the names of all Persons authorized to draw thereon or to have access thereto.

3.20 Tariffs; FCC Licenses.

(a) The regulatory tariffs applicable to the Business and any regulated assets to be owned by Verizon AssetCo as described in Section 5.18(c) remain in full force and effect May 21, 2004 in accordance with their terms, and there is no outstanding notice of cancellation or termination or, to Knowledge of Seller, any threatened cancellation or termination in connection therewith, nor is the Company, Verizon Hawaii or any Affiliate which owns the regulated assets to be owned by Verizon AssetCo subject to any restrictions or conditions applicable to their regulatory tariffs that limit or would limit the operation of the Business or the regulated assets (other than restrictions or conditions generally applicable to tariffs of that type). Each such tariff has been duly and validly approved by the Commission or any Governmental Authority having jurisdiction thereof. None of the Company, Verizon Hawaii or any Affiliate which owns assets to be owned by Verizon AssetCo are in material default under the terms and conditions of any such tariff and there is no basis for any claim of default by the Company, Verizon Hawaii or such Affiliate in any material respect under any such tariff. Except as set forth in Section 3.20(a) of the Seller Disclosure Schedule as of May 21, 2004, there are no applications by the Company, Verizon Hawaii or an applicable Affiliate or complaints (other than end-user complaints), or petitions by others or proceedings pending or threatened before the Commission relating to the Business, the regulated assets of Verizon AssetCo or their operations or the regulatory tariffs that would reasonably be expected to have a Material Adverse Effect. To the Knowledge of Seller, there are no material violations by subscribers or others under any such tariff. A true and correct copy of each tariff applicable to the Business or the regulated assets of Verizon AssetCo has been made available to Buyer.

(b) Section 3.20(b) of the Seller Disclosure Schedule identifies each of the material FCC Licenses. Each such FCC License is in full force and effect on May 21, 2004 in accordance with its terms, and there is no outstanding notice of cancellation or termination or, to Knowledge of Seller, any threatened cancellation or termination in connection therewith, nor are any of such FCC Licenses subject to any restrictions or conditions that limit the operation of the Business (other than restrictions or conditions generally applicable to licenses of that type). Subject to the Communications Act of 1934, as amended, and the regulations thereunder, the FCC Licenses are free from all Encumbrances. There are no applications by the Company or complaints or petitions by others or proceedings pending or threatened before the FCC relating to the Business or the FCC Licenses that would reasonably be expected to have a Material Adverse Effect.

(c) The Company, the Subsidiaries and the Contributing Companies (to the extent relating to the use or operation of the Verizon AssetCo Assets) hold all permits, licenses, waivers, orders, approvals, concessions, registrations and other authorizations issued or provided by any Governmental Authority under all Laws currently in effect, which are material to and necessary for the Company, the Subsidiaries and the Contributing Companies (to the extent relating to the use or operation of the Verizon AssetCo Assets) to own their respective assets or to operate the applicable portion of the Business as currently conducted (the “Company Licenses”), other than any failure to hold any such Company License that would not reasonably be expected to have a Material Adverse Effect. There is not pending, nor to the Knowledge of Seller, threatened against the Company, the

Subsidiaries or the Contributing Companies (to the extent relating to the use or operation of the Verizon AssetCo Assets) any application, action, petition, objection or other pleading, or any proceeding, with any Governmental Authority which questions or contests the validity of, or any rights of the holder under, or seeks the non-renewal or suspension of any Company License.

3.21 Intellectual Property.

(a) Section 3.21(a) of the Seller Disclosure Schedule lists all Statutory Intellectual Property, if any, owned by the Company or any of the Subsidiaries as of May 21, 2004. For the avoidance of doubt, the post-Closing ownership of and/or rights in such Statutory Intellectual Property and other Intellectual Property shall be apportioned between the Company and the Subsidiaries, on the one hand, and Seller and its other Affiliates, on the other, in accordance with the Intellectual Property Agreement.

(b) Except as disclosed in Section 3.21(b) of the Seller Disclosure Schedule, neither Seller nor any of its U.S. Affiliates, including the Company or the Subsidiaries have received any written charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation or violation by the Business of (including any claim that the Company or any of the Subsidiaries must license or refrain from using) any material Third Party Intellectual Property.

(c) Except as disclosed on Section 3.21(c) of the Seller Disclosure Schedule, to the Knowledge of Seller, there are no Liens on any Trademarks and copyrights included in Designated Company Statutory Intellectual Property.

(d) Subject to obtaining the required IP Consents and to complying with the terms and conditions of any Contracts applicable to Network Element Software, the Surviving Corporation and its Subsidiaries, immediately after the Effective Time, shall have the right to use the Network Element Software in accordance with such IP Consents and such Contracts.

3.22 Customers and Suppliers. Other than as set forth in Section 3.18 of the Seller Disclosure Schedule, Section 3.22 of the Seller Disclosure Schedule sets forth a complete and accurate list of the names of (i) the ten (10) largest customers of Verizon Hawaii for calendar year 2003, showing the approximate total sales in dollars to each such customer during such year; and (ii) the ten (10) largest suppliers of Verizon Hawaii for calendar year 2003, showing the approximate total purchases in dollars by each such supplier during such year. Since January 1, 2004, none of Verizon Hawaii or the Contributing Companies (to the extent relating to the use or operation of the Verizon AssetCo Assets) has received any written or, to the Knowledge of Verizon Hawaii or the Contributing Companies, oral notice from any customer or supplier named in such Section of the Seller Disclosure Schedule of any intention to terminate or materially reduce purchases from or supplies to Verizon Hawaii or the Contributing Companies (to the extent relating to the use or operation of the Verizon AssetCo Assets).

3.23 Labor Relations and Employment. Except as set forth in Section 3.23 of the Seller Disclosure Schedule, as of May 21, 2004, (i) there is no, and in the past three (3) years there has been no, labor strike or lockout, or to the Knowledge of Seller, threatened against the Company, the Subsidiaries or the Contributing Companies (to the extent relating to the use or operation of the Verizon AssetCo Assets), (ii) there is no material claim pending, or to the Knowledge of Seller, threatened, asserting noncompliance by the Company, the Subsidiaries or the Contributing Companies (to the extent relating to the use or operation of the Verizon AssetCo Assets) with any applicable Law respecting employment practices, employee documentation, and terms and conditions of employment and wages and hours and (iii) to the Knowledge of Seller, the Company, the Subsidiaries and the Contributing Companies (to the extent relating to the use or operation of the AssetCo Assets) are not currently engaged in any material unfair labor practice.

3.24 Sufficiency of Assets and Services.

(a) Subject to the immediately following sentence, the assets of the Company and the Subsidiaries as at the Closing Date (assuming the consummation of the Contribution Transaction) and the services to be provided pursuant to the Long Distance Agreement and the Transition Services Agreement will be sufficient to permit the Surviving Corporation to carry on the functional operation of the local telephone exchange and Internet access services portions of the Business immediately following the Effective Time (x) in all material respects, in compliance with Law and (y) in a manner consistent with the operation of such portions of the Business immediately prior to the Effective Time. Notwithstanding the foregoing, it is understood and agreed that (i) Buyer and the Surviving Corporation are not acquiring those assets and services listed or described in Sections 3.24(a) and 5.21 of the Seller Disclosure Schedule, which assets and services are necessary for the conduct of such portion of the Business by the Company and the Subsidiaries prior to the Effective Time, (ii) the immediately preceding sentence assumes that Surviving Corporation will take all of the Services offered under the Long Distance Agreement and all of the Transition Services offered by Seller’s Affiliates under the Transition Services Agreement, (iii) the immediately preceding sentence does not purport to address the existence or sufficiency of any rights in or licenses to any Intellectual Property, (iv) the immediately preceding sentence shall not be deemed a representation or warranty as to any revenue, costs or expenses associated with the conduct of such portion of the Business immediately following the Effective Time and (v) the immediately preceding sentence assumes the receipt of all necessary authorizations, approvals, consents or waivers required by Law, by Governmental Authorities or other third parties pursuant to their Contract rights in connection with the transactions contemplated hereby and pursuant to the Ancillary Documents.

Subject to the immediately following sentence, as at the Closing Date (assuming the consummation of the Contribution Transaction and the effectiveness of the Intellectual Property Agreement, the Transition Services Agreement and the Verizon Proprietary Software License Agreement), the following rights of the Surviving Corporation and its Subsidiaries in Intellectual Property will be sufficient to permit the Surviving Corporation and its Subsidiaries to carry on the functional operation of local telephone exchange and Internet access services portions of the Business immediately following the Effective Time (x) in all material respects, in compliance with Law and (y) in a manner consistent with the operation of such portions of the Business immediately prior to the Effective Time: (i) the ownership interest in the Designated Company Statutory Intellectual Property, Company Customer Data and Proprietary Business Information, as provided for in the Intellectual Property Agreement, (ii) the license to the Licensed Intellectual Property and the Licensed Excluded Marks, as provided for in the Intellectual Property Agreement and the license to use the TSA Licensed Excluded Marks, as provided in the Verizon Transition Services Trademark License Agreement, (iii) the license to the Verizon Proprietary Software, as provided for in the Verizon Proprietary Software License Agreement, and to the TSA Verizon Proprietary Software, as provided for in the Verizon Transition Services Software License Agreement, (iv) the Seller’s and its Affiliates’ proprietary software (other than Verizon Proprietary Software licensed under the Verizon Proprietary Software License Agreement and other than the TSA Verizon Proprietary Software specifically licensed for the term of the Transition Services Agreement under the Transition Services Software License Agreement) and the TSA Licensed Excluded Marks used in the provision of the services under the Long Distance Agreement and the Transition Services under the Transition Services Agreement and (v)(1) licenses to Network Element Software and (2) the licenses to Third Party Intellectual Property, including Third Party Intellectual Property intended to replace Seller’s and its Affiliates’ proprietary software not used in the provision of services provided under the Long Distance Agreement and Transition Services and not included in the Verizon Proprietary Software. Notwithstanding the foregoing, it is understood and agreed that: (a) Surviving Corporation and its Subsidiaries are NOT acquiring any rights to Third Party Intellectual Property (other than any Third Party Intellectual Property that constitutes Network Element Software or Licensed Intellectual Property, as provided for in the Intellectual Property Agreement) or in Seller’s and its Affiliates’ proprietary software used in providing services under the Long Distance Agreement or Transition Services (other than Verizon Proprietary Software, as provided for in the Verizon Proprietary Software License Agreement and Other Proprietary Software, and other than TSA Verizon Proprietary Software, as provided in the Verizon Transition Service Software License Agreement, if any) or in Seller’s and its Affiliates’ other proprietary software (excluding Seller’s and its Affiliates proprietary software used in the provision of services under the Long Distance Agreement or Transition Services and excluding Verizon Proprietary Software, excluding Other Proprietary Software, if any, and excluding TSA Verizon Proprietary Software), which assets and services are necessary for the conduct of such portion of the Business by the Company and the Subsidiaries prior to the Effective Time, (b) the rights of Surviving Corporation and its Subsidiaries to the

Licensed Intellectual Property, the Licensed Excluded Marks, the TSA Licensed Excluded Marks, the TSA Verizon Proprietary Software and the Verizon Proprietary Software are subject to certain limitations as set forth in the Intellectual Property Agreement, the Verizon Transition Services Trademark License Agreement, the Verizon Transition Services Software License Agreement or the Verizon Proprietary Software License Agreement, as applicable, (c) the immediately preceding sentence assumes that Surviving Corporation will take all of the services under the Long Distance Agreement and all of the Transition Services offered by Seller’s Affiliates under the Transition Services Agreement, (d) the immediately preceding sentence assumes that Surviving Corporation will secure Third Party Intellectual Property for the Seller’s and its Affiliates’ proprietary software not used in the provision of services under the Long Distance Agreement or Transition Services and not included in Verizon Proprietary Software, (e) the immediately preceding sentence shall not be deemed a representation or warranty as to any revenue, costs or expenses associated with the conduct of such portion of the Business immediately following the Effective Time and (f) the immediately preceding sentence assumes the receipt of all necessary authorizations, approvals, consents or waivers required by Law, by Governmental Authorities or other third parties pursuant to their Contract rights in connection with the transactions contemplated hereby and pursuant to the Ancillary Documents.

(b) Subject to the second sentence of Section 3.24(a), as at the Closing Date (assuming the consummation of the Contribution Transaction), the assets of the Company and the Subsidiaries to be transferred at the Effective Time will include all of the assets consisting of Real Property and tangible property that are both located in the State of Hawaii and primarily used by Seller and its Affiliates to carry on the Business at the Effective Time.

(c) The assets held by the Company and the Subsidiaries as of Closing shall include a Telcordia ISCP pair, it being understood and agreed that no representation is made regarding the condition of such equipment, nor shall Seller have any liability for delivering such equipment to the Company and the Subsidiaries in its condition as of the date hereof.

3.25 Guam Assets. The revenues and profit and loss from the Guam business of Verizon Pacifica are recorded at Verizon International and not at Verizon Hawaii and, accordingly, the proposed disposition contemplated by Section 5.21 has not and will not have a profit and loss effect on Verizon Hawaii greater than $20,000. The Guam customer contracts and bank accounts are all in the name of Verizon Hawaii International Inc. and not Verizon Hawaii. With respect to the assets listed on subsection (6) of Section 5.1(j) of the Seller Disclosure Schedule, (x) no such assets are used in or necessary for the conduct of the Business, and (y) the aggregate net book value of such assets is less than $200,000.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

AND MERGER SUB

Buyer and Merger Sub jointly and severally represent, warrant and agree, as of the May 21, 2004 and, other than any representation made as of a specified date, as of the Closing Date, as follows, provided that the representations in the third and fourth sentences of Section 4.1 and in Section 4.5 are made as of the date of this Agreement and not as of May 21, 2004:

4.1 Organization and Related Matters. Each of Buyer and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization. Buyer and Merger Sub have all necessary corporate power and authority to carry on their respective businesses as now conducted. Buyer and Merger Sub have the necessary corporate power and authority to execute, deliver and perform this Agreement and the Ancillary Documents. The execution, delivery and performance of this Agreement and the Ancillary Documents by each of Buyer and Merger Sub have been duly and validly authorized by its respective Board of Directors, by Buyer as the sole stockholder of Merger Sub and by all other necessary corporate action on its part. This Agreement and, when executed, the Ancillary Documents constitute legally valid and binding obligations of Buyer and Merger Sub, enforceable against Buyer and Merger Sub in accordance with their terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws and equitable principles relating to or limiting creditors’ rights generally.

4.2 Validity of Contemplated Transactions. The execution, delivery and performance of this Agreement and the Ancillary Documents by Buyer and Merger Sub will not violate the provisions of, or constitute a breach or default whether upon lapse of time or the occurrence of any act or event or otherwise under, (a) the Certificate of Incorporation or By-Laws of Buyer or Merger Sub, (b) any Law to which Buyer or Merger Sub is subject or (c) any Contract to which Buyer or Merger Sub is a party, provided (as to clauses (b) and (c), respectively) the appropriate Regulatory Approvals are received as contemplated by Section 6.3(b). Except for any filings or approvals required under the FCC Consents, the Regulatory Approvals, the Hart-Scott-Rodino Act and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, the execution, delivery and performance of this Agreement and the Ancillary Documents by Buyer and Merger Sub will not require any approvals to be obtained, except for any such approvals the failure of which to receive would not in the aggregate have a material adverse effect on the ability of Buyer or Merger Sub to consummate the transactions contemplated by this Agreement or the Ancillary Documents.

4.3 No Brokers or Finders. Other than Goldman Sachs, whose fees will be paid by Buyer, no agent, broker, finder or investment or commercial banker, or other

Person or firms engaged by or acting on behalf of Buyer, Merger Sub or their respective Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any broker’s or finder’s or similar fees or other commissions as a result of this Agreement or such transactions.

4.4 Litigation. There is no suit, action or other proceeding, or injunction or final judgment relating thereto, pending, or, to the Knowledge of Buyer or its Affiliates, threatened against Buyer, before any Governmental Authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that would be reasonably likely to result in any such suit, action or proceeding is pending or, to the Knowledge of Buyer or its Affiliates, threatened.

4.5 Financial Capabilities.

(a) On May 21, 2004, Buyer delivered to Seller true, complete and correct signed commitment letters (including all exhibits or schedules thereto, and any separate agreements or letters from financing sources bearing on the financial terms thereof or that otherwise are reasonably likely to impact the likelihood of Buyer obtaining the financing required to satisfy the condition contained in Section 6.1(e), it being understood that the fee letters that are part of the Debt Commitment Letter were made available to Debevoise & Plimpton LLP, counsel to Seller, in a form that redacted actual fee amounts, but redacted no other information), from JP Morgan Chase Bank, JP Morgan Securities Inc., Goldman Sachs Credit Partners, L.P. and Lehman Commercial Paper Inc., dated as of May 21, 2004 for an aggregate amount of a total of $1,550,000,000 in debt financing in connection with the payment of the Merger Consideration and related fees and expenses, certain other costs and working capital purposes (as in effect on the date hereof, the “Debt Commitment Letter”), which were in full force and effect as of May 21, 2004 and are in full force and effect as of the date hereof. On the date of this Agreement, Buyer delivered to Seller true, complete and correct signed commitment letters from Carlyle Partners III Hawaii, L.P. and CP III Coinvestment, L.P. dated the date hereof, and which are in full force and effect as of the date hereof, pursuant to which such entities have agreed, subject to the terms and conditions set forth therein, to make or cause to be made equity investments in an aggregate amount of no less than the greater of (A) $425,000,000 and (B) an amount which shall constitute at least 23.7% of the total capitalization of Buyer and its Subsidiaries on a consolidated basis immediately following the Closing, after paying the Merger Consideration and related fees and expenses, so long as such amount does not exceed $450,000,000 (the “Equity Commitment Letter”) and (ii) from JP Morgan Chase Bank, JP Morgan Securities Inc., Goldman Sachs Credit Partners, L.P., and Lehman Commercial Paper Inc., dated as of May 21, 2004 for an aggregate amount of a total of $1,550,000,000 in debt financing in connection with the payment of the Merger Consideration and related fees and expenses, certain other costs and working capital purposes (as in effect on the date hereof, the “Debt Commitment Letter” and, together with the Equity Commitment Letter, the “Financing Commitments”), which, together with any immediately available funds in cash or cash equivalents of Buyer, will at the Closing be sufficient to permit (and pursuant to the terms of the Financing Commitments may be used to permit) the Surviving Corporation to pay the Merger Consideration, prepay any fees due under the Transition Services Agreement and pay any other costs and expenses payable pursuant to this Agreement. The parties to the Debt Commitment Letter have consented to the execution of this Agreement and the Ancillary Documents.

(b) Assuming the accuracy in all material respects of the representations and warranties of Seller set forth in Article III, (i) each of Buyer or the Surviving Corporation has or will have sufficient financial resources to operate the Business after the Closing Date, (ii) without limiting the generality of the foregoing, Buyer and the Surviving Corporation will have sufficient liquid financial resources to satisfy any applicable requirement relating to financial capacity or capital imposed by any Governmental Authority in the State of Hawaii and (iii) each of Buyer and the Surviving Corporation is, and will be as of the Closing Date, solvent and able to pay its debts as they become due, and owns, and will own as of the Closing Date, property that has both a fair value and a fair saleable value in excess of the amount required to pay its debts as they become due.

4.6 Insurance Matters. Buyer and Merger Sub acknowledge that all or substantially all of the policies and insurance coverage maintained on behalf of the entities comprising the Business (other than those maintained by Hawaiian Insurance Company) are part of the corporate insurance program maintained by Seller or its Affiliates (the “Seller Corporate Policies”).

4.7 Investment Representation. Buyer acknowledges that the common stock of the Subsidiaries will not be registered under the Securities Act. Buyer is an “accredited investor” as defined under the Securities Act and possesses such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investments hereunder. Buyer is acquiring beneficial ownership of the common stock of the Subsidiaries for its own account, for investment purposes only and not with a view to the distribution thereof (other than in compliance with all applicable federal and state securities Laws). Buyer agrees that the common stock of the Subsidiaries will not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of, directly or indirectly, without registration under the Securities Act, except pursuant to a valid exemption from registration under the Securities Act.

4.8 Investigation; No Other Representations or Warranties.

(a) Buyer and Merger Sub have conducted their own investigation of the business, operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of the Company and the Subsidiaries and acknowledge that Buyer and Merger Sub have been provided access to the personnel, properties, premises and records of the Company and the Subsidiaries and relevant personnel and records of Seller for such purpose.

(b) Except for the representations and warranties expressly set forth in this Agreement, Buyer and Merger Sub acknowledge that none of Seller, any of its Affiliates or any other Person makes any other express or implied representation or warranty with respect to the Membership Interests, the Company or the Subsidiaries, the Business or otherwise or with respect to any other information provided to Buyer, Merger Sub or their respective Affiliates, agents or representatives, whether on behalf of Seller or such other Persons, including as to (1) the operation of the Business by the Surviving Corporation after the Closing in any manner other than operated by the Company, Seller or Seller’s Affiliates or (2) the probable success or profitability of the ownership or operation of the Surviving Corporation or the Business by Buyer after the Closing, including the profitability of the Material Contracts, either individually or in the aggregate. FOR THE AVOIDANCE OF DOUBT, BUYER AND MERGER SUB ACKNOWLEDGE THAT, OTHER THAN AS SET FORTH HEREIN, NONE OF SELLER, THE COMPANY, ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OTHER PERSON MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR USE OR PURPOSE OF THE MEMBERSHIP INTERESTS, THE COMPANY OR THE SUBSIDIARIES, OR ANY OF THEIR ASSETS. In the absence of fraud on the part of Seller and subject to the initial sentence of this paragraph, neither Seller nor any other Person will have or be subject to any liability or indemnification obligation to Buyer or any other Person resulting from the distribution to Buyer, Merger Sub or Buyer’s, Merger Sub’s or their respective Affiliates’, agents’, representatives’ or other Persons’ use of, any information, including the Confidential Information Summary dated September 2003 and the Management Presentation dated December 2003 (collectively, the “Informational Materials”), related to the Business and any information, document or material furnished or made available to Buyer or Merger Sub in the “data room” located in Irving, Texas, in management presentations, during site visits or in any other form in anticipation of or in connection with the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS

5.1 Conduct of Business. Except as set forth in Section 5.1 of the Seller Disclosure Schedule and except as expressly contemplated by this Agreement or the Ancillary Documents or as required by any Requirement of Law or as consented to in writing by Buyer, from and after May 21, 2004 until the Closing, Seller agrees with and for the benefit of Buyer that the Company, the Subsidiaries and the Contributing Companies (to the extent relating to the use or operation of the Verizon AssetCo Assets) shall:

(a) use commercially reasonable efforts to keep available to the Business those services of the Company’s Affiliates to the same extent generally available on May 21, 2004;

(b) use commercially reasonable efforts to operate the Business in the ordinary course and substantially the same manner as it is currently being conducted, including maintaining goodwill with Persons with whom it has business relations in accordance with current practice, and refraining from entering into any Contract that would be a Material Contract other than in the ordinary course of business;

(c) not institute any proceeding with respect to, or otherwise materially change, amend or supplement any of its local exchange, intrastate toll or intrastate and interstate access tariffs (other than Verizon-wide proceedings with the FCC) or make any other filings with the Commission, except in the ordinary course of business and except as set forth in Section 3.20(a) of the Seller Disclosure Schedule;

(d) maintain the tangible personal property of the Company and the Subsidiaries in good repair, order and condition, reasonable wear and tear excepted;

(e) maintain the Seller Corporate Policies with respect to the Business consistent with past practice; provided the parties acknowledge that the Company and the Subsidiaries or Seller may at any time cancel prospectively or not renew any of the Seller Corporate Policies as to coverage relating to events after the Closing Date or insured risks other than those associated with the Business on or prior to the Closing Date;

(f) make capital expenditures in accordance with the amounts set forth on Section 5.1(f) of the Seller Disclosure Schedule (it being understood and agreed that this Section 5.1(f) shall not limit the obligations under Section 5.1(u));

(g) maintain the books and records of the Business substantially in accordance with prior practice, except as changes are mandated by Governmental Authorities or required by GAAP or to comply with applicable requirements of Law;

(h) maintain its corporate existence;

(i) not make any material change in the general lines of business of the Business;

(j) not sell, lease, license or dispose of, or make any contract for the sale, lease, licensing or disposition (including by way of any non-cash dividend) of any asset of the Business, other than (i) in the ordinary course of business, (ii) any asset having a value of less than $250,000 individually and $1,000,000 in the aggregate, and (iii) the disposition of the securities, property or other assets listed in Section 5.1(j) of the Seller Disclosure Schedule, provided, that in the case of clauses (i) and (ii), no such sale, lease, license or disposal shall be made to Seller or any of its Affiliates other than the Company or one of its Subsidiaries;

(k) not materially increase the benefit provided under or amend or adopt any Plans concerning employee benefits or materially increase the general rates of compensation of the Employees, except (1) as required by Law, (2) pursuant to any Contract to which the Company or its Affiliates is a party existing on May 21, 2004, (3) in the ordinary course of business of the Company and/or its Affiliates, (4) as ancillary to Verizon-wide Plan changes or (5) as listed or described in Section 5.1(k) of the Seller Disclosure Schedule;

(l) not materially amend, modify, assign or terminate any Material Contract other than in the ordinary course of business, provided the foregoing shall not prohibit allowing a Material Contract to lapse at the end of the initial term thereof;

(m) not enter into or commit to enter into any new written Employment Agreement, provided that the Company and its Affiliates may enter into customary agreements with current and new Employees providing for the assignment to the Company or the Subsidiaries of Intellectual Property;

(n) except as otherwise permitted herein or in the Contribution Agreement, not issue (other than to the Company), sell, redeem or acquire for value or otherwise take any action regarding, or agree to issue, redeem or acquire for value or otherwise take any action regarding, any Equity Securities of the Company or the Subsidiaries or any other Person;

(o) not effect any recapitalization, reclassification or like change in the capitalization of the Company or the Subsidiaries, except as may result from the consummation of the Merger;

(p) not make any investment, by purchase, contributions to capital, property transfers or otherwise, in any other Person in excess of $25,000;

(q) not amend the Certificate of Formation, the Certificate of Incorporation, the Charter of Incorporation or other organizational document (including any limited liability company agreement), as applicable, of the Company or the Subsidiaries;

(r) not subject any of the material properties of the Company or the Subsidiaries to any Encumbrance;

(s) pay and discharge when due all material Taxes imposed upon it or any of its properties, or upon the income or profit therefrom;

(t) not make any new, or change any existing, material Tax elections, in each case, that would impose a material liability on Buyer, the Company or the Subsidiaries after the Closing;

(u) comply in all material respects with all Laws and all Governmental Orders applicable to its assets and the Business; and

(v) not enter into (nor shall Seller or its Affiliates enter into) any new or additional Indebtedness (including long term debt, indentures, mortgages or bonds) after May 21, 2004 other than any intercompany indebtedness to be discharged pursuant to Section 5.9, that will be direct or indirect obligations of the Company or any of the Subsidiaries as of the Closing Date; and

(w) not agree or commit to do any of the foregoing items that are prohibitions.

Nothing contained in this Agreement shall give Buyer or Merger Sub, directly or indirectly, rights to control or direct the operation of Seller, the Company or the Subsidiaries prior to the Closing. Prior to the Closing, the Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement and subject to the express limitations of this Section 5.1, complete control and supervision of the Business.

5.2 Access. Subject to the non-disclosure agreement between Buyer (or its Affiliate) and Seller (or its Affiliate) as executed and delivered in 2003 (the “Non-Disclosure Agreement”) prior to the Closing, Seller shall cause the Company, the Subsidiaries, the Contributing Companies and all of their respective officers, directors and employees, financial advisors and auditors to permit Buyer, its Affiliates and its authorized employees, counsel, accountants and other representatives and seller shall instruct such Employees, accountants and other representatives to cooperate with Buyer, its Affiliates and their Representatives to (i) have reasonable access, during regular business hours and upon reasonable advance notice, to the books, records and Hawaii Tax Returns of the Company, the Subsidiaries and the Contributing Companies (to the extent relating to the use or operation of the Verizon AssetCo Assets), the Owned Real Property, the property described in the Real Property Leases and other property and assets of the Company, the Subsidiaries and the Contributing Companies (to the extent relating to the use or operation of the Verizon AssetCo Assets), and to those Employees, accountants and other Representatives as Seller deems appropriate and reasonable, to the extent that such access does not materially interfere with the Business or business operations and (ii) inspect and make copies of Material Contracts, Material Affiliate Contracts, books and records and all other documents and information, from time to time, reasonably requested by Buyer, its Affiliates and their respective employees, counsel, accountants and other Representatives, including financial and operating documents.

5.3 Third Party Consents.

(a) Seller, the Company and Buyer shall and Seller shall cause the Contributing Companies to use commercially reasonable efforts and cooperate fully with each other to identify and obtain any Third Party Consents required to be obtained by them and necessary to authorize, approve or permit the performance by them of their obligations hereunder and under the Ancillary Documents prior to the Closing. If such Third Party Consents have not been obtained prior to the Closing, Seller, Buyer and the Surviving Corporation shall use commercially reasonable efforts thereafter to obtain such Third Party Consents for a period of 120 days following the Closing; provided, however, that Seller and Buyer shall not be required to pay more than $1,000,000 in the aggregate to obtain all Third Party Consents sought pursuant to this Section 5.3(a) (including any amounts paid in respect of IP Consents as provided in Section 5.3(b)), with any such payment borne 75% by Seller and 25% by Buyer (on a dollar for dollar basis), provided that such limitation shall not apply to any filing, recordation or similar fees payable to any Governmental Authority, which filing, recordation or similar fees shall be paid by Buyer or the Surviving Corporation, and other than a reasonable administration fee charged in the ordinary course by third parties other than Governmental Authorities, in which case such administration fees shall be paid by Buyer or the Surviving Corporation.

(b) Promptly following May 21, 2004 and, if the Closing occurs, for a period of one year following the Closing Date, Seller shall use, and shall cause its Affiliates to use, reasonable commercial efforts, in cooperation with Buyer and its Representatives, to identify and thereafter obtain any authorizations, approvals, consents or waivers required by any third Person in connection with the Merger pursuant to their Contract rights (including any right to receive upgrades or maintenance, support or similar services, if any) in respect of any material Network Element Software (the “IP Consents”) and the parties shall bear the costs of obtaining any IP Consent (collectively, the “IP Consent Costs”) as provided in Section 5.3(b) of the Seller Disclosure Schedule. For the avoidance of doubt, (i) IP Consents shall include any authorization, approval, consent, waiver or replacement license of a third Person required to permit the Company and the Subsidiaries, as applicable, to retain rights to any material Network Element Software that is made available to them pursuant to a Verizon Affiliate Contract and (ii) except to the extent provided otherwise in Section 5.3(b) of the Seller Disclosure Schedule, IP Consent Costs shall not include the costs attributable to obtaining for the benefit of the Company and the Subsidiaries any upgrade or maintenance, support or similar service used or useful in the operation of material Network Element Software following the Closing.

(c) From time to time between May 21, 2004 and the through the term of the Transition Services Agreement, at the request of Buyer, the employees of Seller who customarily interact on behalf of the Company and the Subsidiaries with licensors of any material Third Party Intellectual Property used by the Company or its Subsidiaries shall arrange upon reasonable advance notice an introduction of representatives of Buyer to such licensors, it being understood that any negotiations to obtain consents or new licenses from such licensors shall be the sole responsibility of Buyer.

(d) Notwithstanding anything to the contrary contained herein, but subject to the obligations set forth in this Section 5.3 (including, without limitation, Section 5.3(b)), to the extent any Third Party Consent or IP Consent is required in connection with the consummation of the Contribution Transaction or the Merger and such Third Party Consent or IP Consent is not received prior to the Closing, then, (i) if applicable, the Contract that is the subject of such Third Party Consent shall not be assigned in the Contribution Transaction or (ii) if applicable, to the extent any such Contract requiring a Third Party Consent may only be enjoyed by an Affiliate of Parent, such Contract shall be transferred to another Affiliate of Parent, and Seller agrees to use commercially reasonable efforts to make the benefits of any such Contract available to the Surviving Corporation and the Subsidiaries for a period of one year following the Closing Date, subject to (i) the assumption of all obligations in respect of such Contract by the Surviving Corporation and the Subsidiaries and (ii) the limitations on required payments set forth in Sections 5.3(a) and (b).

(e) Seller shall use its commercially reasonable efforts to deliver to Buyer within one hundred twenty (120) days of May 21, 2004 (i) a list of all third parties who are counterparties to a Verizon Affiliate Contract and were paid an aggregate of $300,000 in calendar year 2003 by Company or the Subsidiaries as indicated in the accounts payable system of the Company or the Subsidiaries in respect of such Contract and (ii) to the extent not prohibited pursuant to confidentiality obligations contained in any such Contract, either (a) a copy of such Contract (if such Contract is in writing) or (b) a description of the products/services which are the subject of the Contract.

5.4 Indenture and Bond Matters. Buyer acknowledges that Section 3.6(a) of the Seller Disclosure Schedule lists Lienholders with respect to indentures, mortgages and bonds which are obligations of Verizon Hawaii and encumber certain assets of Verizon Hawaii, each of which shall continue to be obligations of the Surviving Corporation after the Closing.

5.5 Financial Statements.

(a) Seller will deliver to Buyer at Buyer’s expense, as soon as practicable, and in any event no later than 75 days after the end of the 2004 fiscal year, (i) an audited combined balance sheet with respect to a combination of Verizon Hawaii and carved-out components of Verizon Information Services, Verizon Internet Services, Inc. and Verizon Long Distance as of December 31, 2004, and (ii) audited combined statements of income and cash flows with respect to a combination of Verizon Hawaii and carved-out components of Verizon Information Services, Verizon Internet Services Inc. and Verizon Long Distance for the twelve months then ended (collectively, such combined financial statements of the Company, together with the notes thereto, the “2004 Financial

Statements”), which will comply with the reporting requirements of the Securities and Exchange Commission under Regulation S-X, as applicable, of the General Rules and Regulations under the Exchange Act, together with an opinion of Seller’s independent accounting firm, Ernst & Young LLP, it being agreed that the cost of such audit shall be borne by Buyer. The 2004 Financial Statements, if any, will be prepared in accordance with GAAP and Regulation S-X under the Securities Act applied on a consistent basis throughout the period involved using the same accounting principles, practices, methodologies and policies used in preparing the 2003 Financial Statements (except as may otherwise be required by GAAP or as may be expressly disclosed therein) and present fairly, in all material respects, the financial position and operating results of the Business as of the dates and for the periods indicated therein.

(b) Beginning with the calendar quarter ending on June 30, 2004, Seller will deliver to Buyer, promptly upon their being prepared (and in any event no later than 75 days after the end of each calendar quarter and with respect to the quarter ending March 31, 2005, no later than 45 days), true and complete copies of (i) the unaudited balance sheet as of the end of each quarter and the year prior comparable quarter in 2003 or 2004, as applicable and statements of income for the three month period ended each quarter and the year prior comparable quarter in 2003 or 2004, as applicable, of a combination of Verizon Hawaii and carved-out components of Verizon Information Services, Verizon Internet Services, Inc. and Verizon Long Distance and (ii) unaudited statements of income and cash flow for the year-to-date period then ended along with comparative historical information for the preceding year which shall have been reviewed by Ernst & Young LLP as provided in Statements on Auditing Standards No. 100, which review shall be at Buyer’s expense. Such balance sheet and statements of income and cash flows shall be prepared from the books and records of Verizon Hawaii (and Hawaiian Insurance Company) and the Contributing Companies (to the extent relating to the use or operation of the Verizon AssetCo Assets) in accordance with GAAP applied on a consistent basis throughout the periods involved using the same accounting principles, practices, methodologies and policies used in preparing the Financial Statements (except as may otherwise be required under GAAP) and present fairly, in all material respects, the financial position and operating results of Verizon Hawaii and carved-out components of Verizon Information Services, Verizon Internet Services, Inc. and Verizon Long Distance as of the dates and for the periods indicated therein.

5.6 State Regulatory Approvals.

(a) Pursuant to the Original Merger Agreement, the parties hereto and their Affiliates have filed applications and notices with the Commission and sought such orders as are necessary under Law to consummate the transactions contemplated by this Agreement and to complete the performance of the obligations of this Agreement including, without limitation, payment of the Merger Consideration. Such applications included, without limitation, requests that the Commission: (i) approve, in contemplation of the Merger, the transfer of all shares of the capital stock of Verizon Hawaii from Seller to the Company, (ii) approve, in contemplation of the Merger, the proposed change in control (or transfer) of the Company, (iii) if required, approve, in contemplation of the Merger, Verizon Hawaii as the continuing holder of a certificate of public convenience and necessity, or similar authorization for provision of local exchange telephone service after the Merger and (iv) grant any approval necessary the transfer to Verizon AssetCo or another subsidiary of the Surviving Corporation which will, upon Closing, own the long distance customer relationships, the certificates of public convenience and necessity held by Verizon Select Services Inc. and Bell Atlantic Communications, Inc., or any other similar authorization, required to provide telecommunications services in Hawaii in the manner provided on May 21, 2004 (collectively, the “Regulatory Approvals”).

(b) The parties acknowledge that the Order contains the required Regulatory Approvals. The parties acknowledge that they have jointly agreed that, in the best interest of continuing to pursue and consummate the Merger and the transactions contemplated hereby and the other transaction documents, none will file a motion for reconsideration of or otherwise appeal the Order (so long as the Order remains in effect without material modification as of the Closing). No party will use the fact that the parties forwent the opportunity to file petitions for reconsideration of the Order as a basis to claim that the other party breached its obligations under the Original Merger Agreement to use commercially reasonable efforts to obtain the Regulatory Approvals and otherwise consummate the Merger and the transactions contemplated thereby.

(c) In the event that any third party challenges the Order, Seller and Buyer shall use commercially reasonable efforts to cooperate and oppose any such challenge and to retain (or if the Order is overturned, to obtain) all Regulatory Approvals.

(d) The parties hereby acknowledge that nothing contained in this Agreement or otherwise shall prevent Buyer or the Surviving Corporation from seeking to modify or amend the Order following the Closing in a manner that does not create any liability or obligation for Seller or any of its Affiliates.

5.7 FCC Consents. No later than thirty (30) days after May 21, 2004, the parties shall file applications and thereafter use commercially reasonable efforts to promptly obtain the FCC’s consent to the transfer of the FCC Licenses set forth in Section 3.20(b) of the Seller Disclosure Schedule and any other consents necessary to the conduct of the Business and required by the FCC in connection with the transactions contemplated by this Agreement and the Ancillary Documents (the “FCC Consents”) or any other consents desirable to the conduct of the Business required by the FCC in connection with the transactions contemplated by this Agreement and the Ancillary Documents.

5.8 HSR Act Review.

(a) Within one hundred (100) Business Days after May 21, 2004, the parties shall make such filings as may be required by the Hart-Scott-Rodino Act with respect to the transactions contemplated by this Agreement and the Ancillary Documents. Thereafter, the parties shall file as promptly as practicable all reports or other documents required or requested by the U.S. Federal Trade Commission or the U.S. Department of Justice pursuant to the Hart-Scott-Rodino Act or otherwise including requests for additional information concerning such transactions so that the waiting period specified in the Hart Scott Rodino Act will expire as soon as reasonably possible after the execution and delivery of this Agreement. Without limiting the foregoing, each of Seller and Buyer shall use commercially reasonable efforts to cooperate and oppose any preliminary injunction sought by any Governmental Authority preventing the consummation of the transactions contemplated by this Agreement and the Ancillary Documents. Buyer agrees to pay all application fees required in connection with any filings under the Hart-Scott-Rodino Act.

(b) Seller and Buyer shall each cause their respective counsel to supply to the other party copies of all correspondence, filings or written communications by such party or its Affiliates with any Governmental Authority or staff members thereof, with respect to the transactions contemplated by this Agreement and the Ancillary Documents, except for documents filed pursuant to Item 4(c) of the Hart-Scott-Rodino Notification and Report Form or communications regarding the same, documents or information submitted in response to any request for additional information or documents pursuant to the Hart-Scott-Rodino Act which reveal Seller’s or Buyer’s negotiating objectives, strategies or purchase price expectations.

5.9 Elimination of Intercompany and Affiliate Agreements and Liabilities.

(a) Prior to the Closing Date, Seller shall purchase, cause to be repaid or, with respect to guarantees, assume liability for any and all loans or other extensions of credit made or guaranteed by the Company, the Subsidiaries and the Contributing Companies (to the extent relating to the use or operation of the Verizon AssetCo Assets) to or for the benefit of Seller or its Affiliates (other than the Company and the Subsidiaries) or any director, officer or employee of the Seller or its Affiliates who will not be Transferred Employees after the Closing Date in a manner that does not increase the Tax liability of Buyer or the Surviving Corporation.

(b) As of the opening of business on the Closing Date, the principal amount of any note receivable and all other intercompany loans, together with any accrued interest, payable to the Company or the Subsidiaries by Seller or its Affiliate (other than the Company and the Subsidiaries) shall be satisfied in a manner that does not increase the Tax liability of Buyer or the Surviving Corporation and no such intercompany loans shall be outstanding as of the Closing.

(c) As of the opening of business on the Closing Date, the principal amount of any note payable and all other intercompany loans, together with any accrued interest, payable by the Company or the Subsidiaries to Seller or the Parent (or any of their respective Affiliates other than the Company and the Subsidiaries) shall be satisfied in a manner that does not increase the Tax liability of Buyer or the Surviving Corporation and no such intercompany loans shall be outstanding as of the Closing.

(d) As of the Closing Date, the Company and the Subsidiaries shall purchase, cause to be repaid, or with respect to guarantees, letters of credit or performance or other bonds, assume liability for (and obtain release of Seller and its Affiliates from) any and all loans or extensions of credit or credit support made or provided, directly or indirectly, by Seller or its Affiliates (other than the Company and the Subsidiaries) to or for the benefit of the Company or the Subsidiaries or any director, officer or employee of the Company or the Subsidiaries after the Closing Date (including any Employee who, upon the Closing, will be a Transferred Employee) to the extent set forth in Section 5.9(d) of the Seller Disclosure Schedule in a manner that does not increase the tax liability of Buyer or the Surviving Corporation. All bonds identified in Section 5.9(d) of the Seller Disclosure Schedule shall be cancelled immediately prior to the Closing Date. With respect to any “noncancelable” bonds identified on section 5.9(d) of Seller Disclosure Schedule, Buyer shall immediately after the Effective Time provide at its cost and expense a suitable replacement bond.

(e) Subject to the provisions of Sections 5.3(b), 5.9(a) and 5.9(b), the rights and obligations that will survive the Closing as described in Section 5.9(f) and except as listed in Section 5.9(e) of the Seller Disclosure Schedule hereto and the Ancillary Documents, on the Closing Date, Seller, the Company and the Subsidiaries shall terminate or cause to be terminated or cause the Company and the Subsidiaries to be released from any further obligations (and shall no longer hold or be entitled to any rights) in respect of (i) all Material Affiliate Contracts, (ii) all other agreements between the Company or any of the Subsidiaries, on the one hand, and Seller and its Affiliates (other than the Company or any of the Subsidiaries), on the other hand and (iii) any Contracts which were entered into by Seller or an Affiliate of Seller (other than the Company or any Subsidiary) with a non-Affiliate on behalf of or with the benefits thereof being made available to the Company or any Subsidiary (or any Contributing Company to the extent relating to the use or operation of the Verizon AssetCo Assets) (any such Contract described in this clause (iii), a “Verizon Affiliate Contract”) (in each case, in a manner that does not cause any penalties or the acceleration of any payments that would become the obligation of the Surviving Subsidiary following the Closing).

(f) The provisions of this Section 5.9, including the terminations and releases contemplated by Section 5.9(e), shall not apply to (1) any intercompany trade accounts payable or receivable, including amounts payable by or to Seller or any of its Affiliates (or other Persons in which the Parent beneficially owns capital stock) under Contracts for the provisions of billing and collection, network access and other services, (2) any reimbursements due for corporate services under the pro-rate agreement or arrangement with the Parent consistent with past practice, (3) this Agreement or any other agreement, instrument or certificate expressly contemplated hereby (including the Ancillary Documents), (4) with respect to any Verizon Affiliate Contract, the right to (i) retain any product or license delivered and paid for prior to the Closing pursuant to any such Contract and (ii) receive any product or license that was ordered and paid for prior to the Closing but which shall be delivered after the Closing, it being agreed that without limiting any rights or obligations under Section 5.3(e), this clause (4) shall not apply to any license of Third Party Intellectual Property or (5) any other liability or obligation set forth in Section 5.9(f) of the Seller Disclosure Schedule.

5.10 Buyer’s Financing.

(a) Seller acknowledges that Buyer and Merger Sub may, contemporaneously with or at or after the Closing, engage in capital markets financing transactions as contemplated by the Debt Commitment Letter and that any such process will necessitate the creation and dissemination to potential investors of customary offering materials as well as the filing of one or more registration statements with the Securities and Exchange Commission as part of such process or, following such process, pursuant to customary registration rights arrangements. In addition to Seller’s preparation of the 2004 Financial Statements, if any, Seller will, and will use commercially reasonable efforts to, and will request its accountants to, cooperate with such process prior to the Closing and for a period of not more than 30 days after the Closing (other than in connection with any cooperation contemplated by clause (iv) below, which shall be provided not more than 90 days after the Closing Date). Such cooperation will include (i) access to the workpapers of the Company and other supporting documents used in the preparation of the 2003 Statement of Selected Assets (and the 2004 Financial Statements) or such documents as may be requested by Buyer’s accountants to render an opinion or comfort letter; (ii) to the extent reasonably requested, requiring the senior management of the Company to participate in meetings, due diligence sessions and road shows and helping to prepare offering memoranda with respect to the Business as it shall exist at and prior to the Closing (including helping Buyer to prepare the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and similar documents); (iii) using its commercially reasonable efforts to request its accountants to provide their reasonable cooperation, including (a) consents to the inclusion of their auditors’ reports in relevant offering documents and any related governmental filings, (b) consents to references to them as experts in a customary manner in any such offering materials and related governmental filings and (c) comfort letters covering such matters as are reasonably requested by Buyer, the Company or any initial purchaser or underwriter, as the case may be, and as are customarily addressed in the accountants’ comfort letters delivered in connection with securities offerings by the Seller or its Affiliates, in connection with financial information of the Company, the Subsidiaries and the Contributing Companies (to the extent relating to the use or operation of the

Verizon AssetCo Assets) included in any such Offering Materials and (iv) following the Closing, cooperating with Buyer, at Buyer’s expense, to obtain information with respect to the Company, the Subsidiaries and the Contributing Companies necessary to (a) prepare unaudited and audited balance sheets of the Company on a combined basis at the Closing and (b) prepare unaudited and audited statements of income and cash flows, in each case for the period from January 1, 2005 through the Closing Date. Seller shall have the right at its election to review and comment on such Offering Materials prior to the dissemination of such materials to potential lenders or other counterparties to any proposed capital market financing transaction (or filing with any Governmental Authority), provided that Seller shall communicate in writing its comments, if any, to Buyer and counsel to Buyer within a reasonable period of time under the circumstances and consistent with the time accorded to other participants who are asked to review and comment on such Offering Materials. Buyer shall reimburse Seller for all out-of-pocket expenses incurred after May 21, 2004 by the Company, Seller or any of their Affiliates, in connection with the provision of the foregoing financing cooperation (and any costs associated with the audit and/or review of financial statements as contemplated by Section 5.5) undertaken at the direction or request of Buyer.

(b) Prior to the Closing, Buyer shall (i) use reasonable best efforts to obtain financing necessary to complete the transactions contemplated hereby pursuant to the Financing Commitments in accordance with the terms set forth therein (including, without limitation, any terms regarding the right of the lenders under the Debt Commitment Letter to exercise market flex) or pursuant to alternate financing arrangements in no lesser aggregate principal amount and otherwise on substantially comparable terms or terms more favorable to Buyer (including the absence of any additional material closing conditions) and (ii) furnish forthwith to Seller such information, and copies of existing documents, concerning or relating to Buyer’s funding for, or Buyer’s ability to consummate, the transactions contemplated by this Agreement as Seller reasonably may request from time to time in order to keep Seller reasonably informed of the status of Buyer’s arrangement of such financing. Notwithstanding the foregoing, (x) Buyer shall immediately notify Seller upon the termination or material modification of any Financing Commitment provided to Seller, pursuant to either Section 4.5 or this Section 5.10 and (y) Buyer shall not agree to any amendment to a Financing Commitment to amend any material term (including amounts thereunder and the Closing conditions therein) without the prior written consent of Seller.

(c) Buyer agrees that any marketing activities associated with any debt capital market transaction undertaken as part of its financing and structured as a public offering or private placement (“Marketing Activities”) shall commence within five Business Days after the date of this Agreement, provided that in the event that an appeal of such approval is timely filed at any time, which appeal seeks to overturn the Regulatory Approvals or seeks a remedy which, if granted, could be materially adverse to Buyer, Merger Sub, the Company and the Subsidiaries (taken as a whole) and if either Buyer or Seller, each acting reasonably, concludes that such appeal presents an unreasonable risk of a materially adverse impact on Buyer, Merger Sub, the Company and the Subsidiaries (taking such entities as a whole and taking into account the likelihood of success on the merits and other relevant considerations), then the obligation to commence such Marketing Activities will be suspended until the issuance by the Hawaii Supreme Court (or the Hawaii Intermediate Court of Appeals) of a ruling denying or dismissing that portion of such appeal presenting such unreasonable risk or upon the withdrawal of such portion of such appeal. Buyer shall use reasonable best efforts to consummate such financing by the 30th day following the commencement or recommencement of such Marketing Activities.

5.11 Contacts by Buyer; Cutover Planning Committee.

(a) Neither Buyer, Merger Sub nor any Buyer Affiliates will contact any customer or supplier of Seller, the Company or any Subsidiaries, with respect to this Agreement or the Merger contemplated hereby, provided that the foregoing limitation shall not apply in the case of any material supplier of the Business, to the extent Seller received advance notice of and, at the election of Seller, participates (to the extent desired by Seller) in any discussion.

(b) Buyer and Seller acknowledge they have established and shall sustain through the Closing or termination of this Agreement a planning committee (the “Cutover Planning Committee”) consisting of representatives of both Seller (or its Affiliates) and Buyer to discuss, plan and implement terms, conditions and procedures to facilitate Buyer’s independent operation of the Business no later than the end of the term of the Transition Services Agreement. The activities of the Cutover Planning Committee shall be subject to all Requirements of Law, including antitrust Laws.

(c) To the extent necessary to comply with FCC regulations prohibiting “slamming” set forth in 47 C.F.R. § 64.1120, at least sixty (60) days prior to the Closing Date, (i) Buyer shall, at its own expense, prepare and deliver to Seller sufficient copies of a notice providing the information required by 47 C.F.R. § 64.1120(e) addressed to the telecommunications customers of Verizon Hawaii and the Contributing Companies served using any Verizon AssetCo Assets, it being understood that Seller shall have the opportunity to review and comment on the contents of such notice; and (ii) Seller shall cause such notice to be delivered to such customers at least thirty (30) days before the Closing Date as an insert included with bills for telecommunications services distributed to such customers in the ordinary course of business, provided that Seller shall be reimbursed by Buyer no later than the Effective Time for any costs incurred in connection with the inclusion of such insert in such distribution. For the avoidance of doubt, Buyer, and not Seller, will be solely responsible for making all required filings with the FCC and the Commission relating to transfers of customers and compliance with carrier change authorization and verification rules.

5.12 Insurance Coverage. On the Closing Date, all Seller Corporate Policies will be terminated and will not be available (except for matters arising from activities on or prior to the Closing Date) or transferred to Buyer or the Surviving Corporation after the Closing. It is understood that Seller shall be free at its discretion at any time to cancel prospectively or not renew any of the Seller Corporate Policies as to coverage relating to events subsequent to the Closing Date or insured risks so long as such cancellation has no effect on coverage associated with the Business prior to the Closing Date. Without limiting the rights of Buyer elsewhere in this Agreement, if any claims by third Persons are made, or losses occur prior to the Closing Date, that relate to the Business, and claims may be made against third-Person insurance policies (other than Parent’s directors’ and officers’ liability insurance policy) retained by Sellers or their Affiliates after the Closing (and after the termination of coverage of the Surviving Corporation thereunder in accordance with this Section 5.12), then Sellers shall use their commercially reasonable efforts to ensure that the Surviving Corporation or its Affiliates can file, notice and otherwise continue to pursue such claims and recover proceeds under the terms of such policies and Seller agrees to otherwise cooperate with the Surviving Corporation or its Affiliates to make the benefits of any third-party insurance policies available to the Surviving Corporation or its Affiliates, provided, that (i) all of Sellers’ and their Affiliates’ costs and expenses incurred in connection with the foregoing are promptly paid by the Surviving Corporation and (ii) such claims will be subject to (and recovery thereon will be reduced by the amount of) any applicable deductibles, retentions, self-insurance provisions or any payment or reimbursement obligations of Sellers of any of their Affiliates in respect thereof.

5.13 Supplemental Disclosure. (a) Seller shall have the right, from time to time prior to the Closing, to supplement any section of the Seller Disclosure Schedule with respect to any matter arising after May 21, 2004 (i) that does not arise from (a) any breach of this Agreement or the Original Merger Agreement by Seller or any of its Affiliates or (b) any inaccuracy of any representation and warranty made by Seller in this Agreement as of May 21, 2004 and (ii) would have been required or permitted to be set forth or described in the Seller Disclosure Schedule had such matter existed or been known as of the date of this Agreement, (a “Supplemental Disclosure Matter”); provided that the foregoing right to supplement the Seller Disclosure Schedule shall not apply to the extent that the Supplemental Disclosure Matters proposed to be disclosed in such supplements, in the aggregate, either have or would reasonably be anticipated to result in Losses to the Company and its Subsidiaries in excess of $2,500,000 unless Seller, in a written notice to Buyer, grants Buyer the right, within five Business Days of such notice, to terminate this Agreement pursuant to Section 10.1(a) (and such notice expressly states that Seller shall mutually agree to so terminate this Agreement pursuant to Section 10.1(a) if Buyer chooses to do so). In the event Buyer chooses not to terminate this Agreement as provided in the proviso of the preceding sentence, such supplement to the Seller Disclosure Schedule shall be permitted and any such supplemental disclosure permitted by this Section 5.13 will be deemed to have cured any inaccuracy of the representation and warranty made in the Seller Disclosure Schedule for all purposes hereunder.

(b) Within five Business Days following the date hereof, Seller shall deliver to Buyer a revised Section 2.7(b) of the Seller Disclosure Schedule that adds to such schedule a methodology pursuant to which the Closing Balance Sheet shall be prepared based upon a balance sheet as of the end of the calendar month immediately preceding the month in which the Closing occurs and certain other information, which will permit such balance sheet to be rolled forward using such methodology to determine the balance of such items as of the opening of business on the Closing Date, provided that nothing in this Section 5.13(b) or such revised section or the Seller Disclosure Schedule shall relieve Seller of its obligation under clause (iv) of Section 5.10(a). Buyer shall have the right, exercisable within five Business Days following receipt thereof, to review and reasonably approve such additions to such schedule.

5.14 Efforts to Close; Cooperation.

(a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and the Ancillary Documents and to cooperate in good faith with the other parties hereto in connection with the foregoing, including (i) making all required regulatory filings and applications as contemplated herein, (ii) defending all lawsuits or other legal proceedings and contest and resist any action challenging this Agreement or the consummation of the transactions contemplated hereby, (iii) causing to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and (iv) executing such documents, instruments or conveyances of any kind that may be reasonably necessary or advisable on the terms set forth herein to carry out any of the transactions contemplated hereby and by the Ancillary Documents; provided, that such additional documents, instruments and conveyances shall not (w) provide for additional representations or warranties, (x) impose additional obligations or liabilities by any Person, (y) delay the consummation of the transactions contemplated by this Agreement or (z) be inconsistent with the express terms of this Agreement.

(b) After the Closing Date, upon Seller’s request (and at Seller’s expense) and without necessity of subpoena, the Surviving Corporation shall, and Buyer shall cause the Surviving Corporation and any of its Subsidiaries and their representatives and counsel to, subject to procedures and other limitations set forth in Article VII, cooperate fully with Seller and its representatives and counsel for purposes of permitting Seller to address and respond to any matters involving Seller that arise as a result of Seller’s prior ownership of the Company or the Subsidiaries, whether or not related to this Agreement, including claims made by or against Seller, the Company or the Subsidiaries and involving any Governmental Authority or third party. Such cooperation shall include (subject to customary obligations of confidentiality) (a) reasonable access during normal business hours and upon reasonable notice to, without limitation, the Surviving Corporation’s and any of its Subsidiaries’ officers, directors, employees, auditors, counsel, representatives, properties, books, records and operating instructions and procedures and (b) the right to make and retain copies of all pertinent documents and records relating to any such matters as may be reasonably requested, and such cooperation shall be required only to the extent that such access does not materially interfere with the Business or business operations. Buyer’s obligations under this Section 5.14 are in addition to Buyer’s other obligations to cooperate with Seller contained in this Agreement, including Buyer’s obligations under Section 9.5.

5.15 Powers of Attorney. Prior to the Closing Date, Seller and its Affiliates shall terminate all powers of attorney granted to Seller or any of its Affiliates by the Company or the Subsidiaries or the Contributing Companies (to the extent relating to the use or operation of the Verizon AssetCo Assets).

5.16 Assignment of Nondisclosure Agreements. On the Closing Date, Seller shall cause the Parent to assign and delegate to Buyer or the Surviving Corporation all of its rights and obligations under all confidentiality and nondisclosure agreements between the Parent, Seller or their respective Affiliates, on the one hand, and prospective purchasers of the Membership Interests or any assets making up the Business, or their Affiliates, on the other hand (other than the Non-Disclosure Agreement), entered into in connection with the sale of the Company, the Business or the Membership Interests or the evaluation of such sale, provided, however, that the foregoing shall not apply to any right to protect information relating to Seller and/or its Affiliates (other than the Company and the Subsidiaries).

5.17 Confidentiality.

(a) If the Closing does not occur and this Agreement is terminated, the parties and their respective Affiliates, officers, directors, employees and Representatives shall comply with the Non-Disclosure Agreement and such agreement shall remain in full force and effect, the provisions of which are expressly incorporated herein in their entirety by this reference.

(b) From and after the Closing Date, Seller shall, and shall cause its respective Affiliates and Representatives to, not disclose to any non-Affiliate (other than any Representative owing a confidentiality obligation to Seller) confidential information (including any non-technical Non-Statutory Intellectual Property) concerning the Business, the Company, its Subsidiaries, the Verizon AssetCo Assets. From and after May 21, 2004, Seller will use efforts, which shall never be less than reasonable under the circumstances, to avoid any such disclosure of confidential information regarding the Buyer (including its business plans) or the Buyer’s actual or prospective service providers, contractors, suppliers, licensors or other vendors (including their respective services and products) (collectively, “Buyer’s Vendors”) that Seller comes into possession of in the course of the transactions contemplated by this Agreement and the Ancillary Documents, provided that the foregoing obligation as it applies to Buyer’s Vendor’s shall only apply from and after February 1, 2005. It is understood that Seller shall have no liability hereunder with respect to the use of (A) such information, to the extent it retains rights in such information as contemplated by the Intellectual Property Agreement, (B) such information to the extent necessary in order to comply with obligations under this Agreement and the Ancillary Documents, or (C) any information that (i) is in or, through no fault of Seller or any of its Affiliates or Representatives, comes into the public domain, (ii) Seller or any of its Affiliates is required to disclose by any Tax authority in connection with a Tax audit or by any other Governmental Authority or stock exchange or (iii) is rightfully obtained by Seller and any of its Affiliates from a third party not known by Seller to be under any confidentiality obligation to the Company or any of its Subsidiaries.

(c) In the event that Seller or its Affiliates or Representatives are required by any Governmental Authority to disclose any such information (other than information sought by a Taxing Authority in connection with a Tax audit), Seller shall promptly notify Buyer in writing so that Buyer may, to the extent practicable, seek a protective order and/or other motion to prevent or limit the production or disclosure of such information. If such motion is not sought or is denied, then the Person required to disclose such information may disclose only such portion of such information which, based on advice of such Person’s legal counsel, is required by applicable Law to be disclosed (provided that the Person required to disclose such information shall use all commercially reasonable efforts to preserve the confidentiality of the remainder of such information). Seller shall continue to be bound by its obligations pursuant to this Section 5.17 for any information that is not required to be disclosed, or that has been afforded protective treatment, pursuant to such motion.

5.18 The Company and Verizon AssetCo.

(a) After receipt of Regulatory Approvals and immediately prior to the Effective Time, Seller shall transfer, pursuant to the Contribution Agreement, to the Company as beneficial and record owner all of the outstanding capital stock of Verizon Hawaii, free and clear of any Encumbrance.

(b) Prior to the Effective Time, the Company shall cause Verizon AssetCo to be formed as a Delaware corporation. The Company will own beneficially and of record all of the outstanding capital stock of Verizon AssetCo, free and clear of any Encumbrance.

(c) Immediately prior to the Effective Time, subject to Section 5.3(d), Seller shall cause the Contributing Companies to transfer to Verizon AssetCo, in one or a series of transactions, any and all of their right, title and interest in (i) the assets listed or generally described in Section 5.18(c) of the Seller Disclosure Schedule and (ii) all liabilities related to such assets (including Indebtedness, but excluding Indebtedness to the Parent and its Affiliates and any liability of Seller or its Affiliates (including the Contributing

Companies) for Taxes described in Section 9.1) (such assets and liabilities, the “Verizon AssetCo Assets”). The transfers contemplated by this Section 5.18(c) shall be documented in conveyance documents in the form contemplated by Exhibit D hereto.

(d) Except as set forth in Sections 5.9 or 5.18(d) of the Seller Disclosure Schedule and except as expressly contemplated in this Agreement, no material Contract between Seller or its Affiliates (other than the Company or the Subsidiaries) shall be among the assets or liabilities transferred to Verizon AssetCo except to the extent the Company or one of its Subsidiaries is liable for any amount under any such Contract that constitutes a Current Liability.

(e) Prior to the Effective Time, Seller shall transfer to the employment of Verizon AssetCo each Employee who is employed by Seller or its Affiliate (other than the Company and the Subsidiaries) and who provides substantially all of his or her services to or for the business with respect to the assets and liabilities to be transferred to Verizon AssetCo. Any Employment Agreements relating to such transferred Employees shall also be transferred to Verizon AssetCo.

5.19 Ancillary Documents. On the Closing Date, Seller and Buyer shall, and shall cause their respective Affiliates to, as applicable, enter into each of the Ancillary Documents.

5.20 Intellectual Property Matters.

(a) The parties acknowledge that ownership, rights and licenses in Intellectual Property as of the Closing, except as provided in clause (iii) of the immediately following sentence with respect to certain Third Party Intellectual Property, will be established pursuant to the Intellectual Property Agreement. Notwithstanding anything herein to the contrary, it is understood and agreed that as of the Closing, (i) the Company and its Subsidiaries shall not own any Intellectual Property other than as expressly set forth in the Intellectual Property Agreement, (ii) the Company and its Subsidiaries shall not hold any rights or licenses in respect of any (A) Excluded Marks or (B) Intellectual Property owned by Seller or its Affiliates, other than as expressly set forth in the Intellectual Property Agreement or in the attachments to the Transition Services Agreement, and (iii) the Company and its Subsidiaries shall not hold any rights in respect of any Third Party Intellectual Property other than (x) any Network Element Software for which any required IP Consents have been obtained as of the Closing and (y) any Third Party Intellectual Property that is expressly licensed to the Company and the Subsidiaries pursuant to the Intellectual Property Agreement.

(b) Unless the Company, the Surviving Corporation or the Subsidiaries separately obtain a consent or license prior to the Closing to use Third Party Intellectual Property in possession of the Company, the Surviving Corporation or their subsidiaries, including the Subsidiaries, as of the Closing Date, the Surviving Corporation and their subsidiaries, including the Subsidiaries, on the Closing Date shall have no right pursuant to this Agreement to use such Third Party Intellectual Property absent such consent/license and the use, if any, by the Company, Surviving Corporation or their subsidiaries shall be at the sole risk and liability of the Company, Surviving Corporation and their subsidiaries, provided that the foregoing shall not apply to any Network Element Software for which (i) an IP Consent is obtained prior to the Closing or (ii) an IP Consent is not required, as established to the reasonable satisfaction of Seller.

5.21 Disposition of Certain Assets.

(a) The parties acknowledge and agree that on or prior to Closing Date, the Company or the Subsidiaries may dispose of certain securities, property, and other assets identified in Section 5.1(j) of the Seller Disclosure Schedule and the Excluded Marks in a manner that does not increase the Tax liability of Buyer or the Surviving Corporation. It is understood and agreed that such dispositions shall be effected through a distribution or other transfer from the Company or the Subsidiaries to Seller or its Affiliates, and that Buyer and its Affiliates, including the Surviving Corporation and its Subsidiaries, shall have no interest or claim to any assets disposed of in this manner or to any adjustment to the Merger Consideration resulting from any such disposition.

(b) In order to effect the dispositions referred to in Section 5.21, Seller and the Company shall cause each Subsidiary to adopt a plan of complete liquidation under Section 332 of the Code. Such plan shall provide for liquidating distributions consisting of the Closing Date Distribution and the distribution of the Subsidiaries’ assets identified on Schedule 5.1(j), followed by a deemed complete liquidation of the Subsidiaries pursuant to the Section 338(h)(10) Election provided for in Section 9.9.

5.22 Certain Notices. Seller shall give notice to Buyer, and Buyer shall give notice to Seller, of any occurrence or non-occurrence of any fact or event that would reasonably be expected to cause the failure of Seller or its Affiliates or Buyer or its Affiliates, as the case may be, to comply with or satisfy, in any material respect, any closing condition pursuant to Article VI.

5.23 Resignations. On the Closing Date, Seller shall cause to be delivered to Buyer duly signed resignations, effective as of the Closing, of (i) all directors of the Subsidiaries and (ii) those officers of the Subsidiaries identified by Buyer to Seller at least fifteen (15) days prior to the Closing.

5.24 Non-Solicitation.

(a) Seller agrees that, for the period beginning on the Closing Date and ending on the second anniversary of the Closing Date, it shall not and shall cause its ERISA Affiliates not to, in any capacity, either separately, jointly or in association with others, directly or indirectly, employ or seek to employ any Transferred Employee who is then employed or retained by Buyer or its ERISA Affiliate (or who was so employed or retained at any time within six months prior to the date Seller or its ERISA Affiliate employs or seeks to employ such Person) or any Person who becomes an officer of the Company or a Subsidiary on or about the Closing Date (to the extent such person was so employed or retained at any time within six months prior to the date Seller or its ERISA Affiliate employs or seeks to employ such Person), provided that (i) notwithstanding the foregoing, it shall not constitute a violation of this Section for Seller or its ERISA Affiliates to make a general solicitation for employment or other services contained in a newspaper or other periodical or on the radio, internet or other similar media and (ii) from and after the first anniversary of the Closing Date, the prohibition set forth above against employing any such person shall not apply to the extent any such person contacts Seller or one of its ERISA Affiliates on his or her own initiative without any direct or indirect request by or inducement from Seller or any of its ERISA Affiliates.

(b) Buyer agrees that, for the period beginning on the Closing Date and ending on the second anniversary of the Closing Date, it shall not, and shall cause its ERISA Affiliates not to, in any capacity, either separately, jointly or in association with others, directly or indirectly, employ or seek to employ any Person (other than a Transferred Employee) who is employed or retained by Seller or its ERISA Affiliate (or who was so employed or retained at any time within six months prior to the date Buyer or its ERISA Affiliate employs or seeks to employ such Person) and who was employed by Seller or its ERISA Affiliate within the six-month period (inclusive) ending on the Closing Date, provided that (i) notwithstanding the foregoing, it shall not constitute a violation of this Section for Buyer or its ERISA Affiliate to make a general solicitation for employment or other services contained in a newspaper or other periodical or on the radio, internet or other similar media and (ii) from and after the first anniversary of the Closing Date, the prohibition set forth above against employing any such person shall not apply to the extent any such person contacts Buyer or one of its ERISA Affiliates on his or her own initiative without any direct or indirect request by or inducement from Buyer or any of its ERISA Affiliates. For the avoidance of doubt, this provision would prohibit Buyer and its ERISA Affiliates from employing or seeking to employ an Employee who terminates one month prior to the Closing Date, and such prohibition would apply until the expiration of five months after the Closing Date. Notwithstanding the foregoing or anything else contained in this Agreement, Buyer and its ERISA Affiliates may seek to employ and employ any individuals listed on Section 5.24(b) of the Seller Disclosure Schedule.

5.25 Non-Regulated Construction Work in Process. Seller shall have the right (but shall not be required) to bring to Buyer for consideration any amount proposed to be expended by the Company or any Subsidiary in respect of Non-Regulated Construction Work in Process between May 21, 2004 and the Closing reasonably expected to exceed $4,000,000 in the aggregate. Upon any such request, Buyer will consider and either confirm or deny its willingness to include such amounts in the calculation of the Non-Regulated Construction Work in Process Amount within ten (10) Business Days of receipt of such request. The failure of Buyer to timely respond to such proposal pursuant to this Section 5.25 shall be deemed a denial of such proposal.

5.26 No Concessions or Conditions. Notwithstanding anything to the contrary contained in this Agreement, subject to Sections 5.3(a) and 5.3(b), Buyer shall not be required to (A) agree to material conditions or concessions in connection with any Third Party Consents (including amending or modifying any Material Contract) or (B) agree to any term, condition or restriction that could cause the inability to satisfy the condition set forth in Section 6.3(b) on the terms contemplated thereby.

5.27 Prohibited Activities.

(a) During the periods set forth below from and after the Closing Date, Seller shall not, and shall not permit any Specified Affiliate to, without the prior written approval of the Surviving Corporation:

(1) until the two-year anniversary of the Closing Date, Control, own or operate (collectively, “Participate”) in any profit or non-profit business or organization that provides facilities-based voice and data telecommunications services in the State of Hawaii, except as otherwise stated below;

(2) until the Directory Termination Date, Participate in any profit or non-profit business or organization that publishes or distributes any new print telephone directories primarily covering all or a portion of the State of Hawaii (each of such activities in clause (1) and (2) for the respective periods set forth therein, a “Prohibited Activity”); or

(3) until the two-year anniversary, grant any subsidiary of Parent that does not conduct its business primarily in the United States the right to use any Statutory Intellectual Property incorporating the name “Verizon” in the State of Hawaii in the conduct of any Prohibited Activity.

(b) Notwithstanding Section 5.27(a), this Section 5.27 shall not prohibit Seller or any Specified Affiliate from:

(1) acquiring the stock, assets or business of (or merging or otherwise consolidating with) any Person if such Person derived less than 50% of its revenues from a Prohibited Activity in the last full fiscal year prior to the date of such acquisition;

(2) entering into any commercial arrangement with any Person that Seller and the Specified Affiliates would be permitted to acquire or merge with under clause (1);

(3) owning less than 10% of the outstanding stock of any class that is entitled to vote for the election of directors generally of any company which is publicly traded and which engages in a Prohibited Activity;

(4) providing any products sold to or services provided to or on behalf of the Surviving Corporation or any of its Subsidiaries (including without limitation, any service provided under the Transition Services Agreement); or

(5) providing any service required to be provided by Seller or a Specified Affiliate by applicable Laws.

(c) Buyer shall cause the Surviving Corporation to use commercially reasonable efforts to notify Seller promptly after it learns that Seller or its Specified Affiliates are Participating, or proposing to Participate, in a Prohibited Activity. Seller and its Specified Affiliates shall have an opportunity to cure any breach within thirty (30) days after receipt of notice of such breach or alleged breach.

(d) Notwithstanding the foregoing, the Prohibited Activities shall not include any of the following: (i) any publication or distribution of any telephone directory using any electronic media, such as via the internet or wireless delivery, or the posting or electronic listings or advertisements, (ii) any publication or distribution outside the State of Hawaii of any telephone directory that primarily covers a geographic area other than Hawaii but includes selected listings and advertising of any Person doing business in Hawaii, (iii) the printing of telephone directories for a Person other than Seller or a Specified Affiliate, (iv) the provision of Internet Protocol enabled services, including, without restriction, Voice over Internet Protocol services, (v) the provision of interstate, interexchange services terminating in Hawaii or international interexchange services originating or terminating in the State of Hawaii, (vi) the provision of services and/or products otherwise within Prohibited Activities to customers with service or product requirements both in and outside of the State of Hawaii to the extent that the majority of such requirements are outside the State of Hawaii; or (vii) the sale or lease of products or services to any Person that engages in a Prohibited Activity; provided that neither Seller nor a Specified Affiliate is directly engaged in such Prohibited Activity.

(e) The parties acknowledge and agree that the covenants set forth in this Section 5.27 are reasonable in all respects and are necessary to protect the goodwill of the Business. If in any judicial proceeding, any of the restrictions stated in this Section 5.27 are found to be unenforceable, the period, scope or geographical area, as the case may be, shall be reduced to the extent necessary to permit such provision to be enforceable.

5.28 Receipt of Certain Amounts. If following the Closing, the Surviving Corporation or any of its Affiliates receives any proceeds or recovers any amounts in respect of the paging assets that are the subject of the Seller Retained Business Liability, other than any proceeds relating to the real estate and tower leases, subleases and licenses excluded from the definition of Seller Retained Business Liability, such amounts shall promptly be remitted to Seller. The Surviving Corporation will cause Verizon Hawaii to assign to Seller all rights in respect of any Contracts (other than such real estate and tower leases, subleases and licenses) in respect of such paging assets and to take such commercially reasonable actions as are requested by Seller and its Affiliates to perform any obligations thereunder not giving rise to any monetary liabilities.

5.29 Post Closing Bill Credit.

(a) The parties acknowledge that the Order requires after the Closing the granting of a customer appreciation bill credit (the “Bill Credit”). Buyer and Seller agree that they shall bear responsibility for the Bill Credit as set forth in this Section 5.29. Seller shall be responsible to fund the Bill Credit as well as, if required, make the contribution to non-profit organizations in Hawaii as contemplated by the Order, provided that (x) the total amount of such funding and contribution will not exceed $12 million; and (y) Buyer shall be responsible for (i) ensuring that the Bill Credit is explained in the bill message contemplated by the Order, (ii) submitting the letter to the Commission and to the Division of Consumer Advocacy, Department of Commerce and Consumer Affairs (the “Consumer Advocate”) contemplated by the Order and (iii) timely submitting for inclusion on bills the bill message to Seller (or its Affiliate) in accordance with the timing schedules generally applicable to such submissions that have been agreed to between Buyer and Seller.

(b) To ensure that the customers of Buyer receive the Bill Credit in a timely manner and as contemplated by the Order, on the first day of the fifth month after the Closing Date, Seller will cause its Affiliate acting on behalf of Buyer pursuant to the Transition Services Agreement to grant the credit, in the amount, if any, applicable to each customer, on customer bills during the monthly billing cycle commencing on such day. Not later than the fifteenth day of the sixth month after Closing (or if the such day is not a Business Day, then on the next Business Day thereafter), Seller shall pay to Buyer by wire transfer of immediately available funds an amount equal to the aggregate amount of the Bill Credit actually granted determined by reference to customers’ bills but not to exceed $12 million.

(c) To the extent there is any dispute as to the aggregate amount actually credited to customers as required by the Order, then Seller shall pay Buyer the undisputed amount in accordance with the last sentence of the preceding paragraph and the parties shall attempt in good faith to settle the disputed amount. To the extent, the parties cannot settle any such disputes, then any remaining disputes shall be referred to a neutral accounting firm mutually acceptable to the parties for resolution which shall be final and binding on the parties. Within two Business Days following the resolution of any disputed amount, the party owing any amounts shall pay such amounts to the other party by wire transfer of immediately available funds. The party who does not prevail in the dispute as measured by the amounts in dispute resolved in favor of the other party shall pay all fees of the accounting firm.

(d) The net payment by Seller to Buyer shall constitute a reduction of the Merger Consideration and shall have no impact on any other adjustments to the Merger Consideration pursuant to Section 2.7.

(e) In the event that after the settlement of any dispute between Buyer and Seller, the amount actually credited to customers of Buyer pursuant to the Bill Credit (as agreed by the parties or as determined pursuant to the dispute resolution procedure described above) is less than $12 million and the difference between the amount claimed by Seller to have been actually credited and the amount of the actual credit as finally determined is less than $250,000, Seller shall retain such difference without liability to Buyer or any other Person. In the event such difference is equal to or greater than $250,000, Seller shall make the required contributions to non-profit organizations in Hawaii selected by Seller after consultation with the Consumer Advocate, all in accordance with the Order, but the aggregate amount of such actual credit and such contributions shall not exceed $12 million.

5.30 Additional Transition Services. If during the initial term of the Transition Services Agreement (i.e., within nine months of the Closing Date), Buyer identifies any service which (i) is needed by Buyer to carry on the functional operation of the local telephone exchange and Internet access portions of the Business, (A) in all material respects, in compliance with Law and (B) in a manner consistent with the operation of such portions of the Business immediately prior to the Effective Time, (ii) was provided by Seller or one of its Affiliates (other than the Company and the Subsidiaries) immediately prior to the Effective Time, (iii) is not among the services described in Section 3.24(a) and (iv) was requested by Buyer prior to the date hereof and refused or not granted by Seller, then Buyer and Seller agree that the Transition Services Agreement shall be amended to include such service for the balance of the Transition Services Agreement, and such service shall be offered at an amount equal to 50% of the fully loaded cost that would otherwise apply to such service, as such amount may be determined by Seller, acting reasonably, provided that during any period when the Surviving Corporation is required to pay two times (2x) for services under the Transition Services Agreement, such amount shall be increased to 200% of such fully loaded cost.

ARTICLE VI

CONDITIONS OF PURCHASE

6.1 Conditions Precedent to Obligations of Buyer and Merger Sub. The obligations of Buyer and Merger Sub to effect the Closing shall be subject to the following conditions, except to the extent waived in writing by Buyer:

(a) Representations and Warranties of Seller. The representations and warranties of Seller contained herein shall be true and correct as of May 21, 2004 and/or the date of this Agreement (as applicable) and as of the Closing Date as though made on the Closing Date (without regard to any materiality or Material Adverse Effect qualifiers set forth therein), except to the extent such representations and warranties by their terms speak as of a specified date, in which case they shall be true and correct as of such specified date (without regard to any materiality or Material Adverse Effect qualifiers set forth therein), except in each case to the extent that the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b) Compliance with Agreement. Seller and its Affiliates shall have performed and complied in all material respects (or shall have cured any material nonperformance or noncompliance) with all covenants, agreements and conditions required by this Agreement and to be performed or complied with by Seller and its Affiliates prior to or at the Closing.

(c) Closing Certificate. Buyer shall have received a certificate from an authorized officer of Seller, dated the Closing Date, certifying that the conditions specified in Sections 6.1(a) and 6.1(b) above have been fulfilled.

(d) Other Agreements. Seller and/or its applicable Affiliate shall have tendered an executed version of each of the Ancillary Documents, in the forms attached hereto (as applicable).

(e) Financing. Subject to compliance by Buyer with its obligations under Section 5.10(b), Buyer shall have obtained an amount of financing not less than the amount contemplated by the Debt Commitment Letter or such lesser amount as may be required, together with the funds to be provided under the Equity Commitment Letter, to consummate the transactions contemplated hereby (including payment of fees and expenses).

(f) Contribution Transaction. The Contribution Transaction shall have been effectuated not later than the Closing Date in accordance with the Contribution Agreement. Without limiting the generality of the foregoing, (i) the capital stock of Verizon Hawaii to be transferred to the Company pursuant to Section 5.18(a) shall have been transferred to the Company after receipt of all Regulatory Approvals and immediately prior to the Effective Time in accordance with the Contribution Agreement, and the Company shall be the record and beneficial owner of all of the outstanding capital stock of Verizon Hawaii and (ii) the Verizon AssetCo Assets and the Employees to be transferred to Verizon AssetCo shall have been transferred immediately prior to the Effective Time and upon receipt of all Regulatory Approvals in accordance with Section 5.18(c) and the Contribution Agreement, and the Company shall be the record and beneficial owner of all of the outstanding capital stock of Verizon AssetCo.

(g) Material Adverse Effect. As of the Closing Date, no change, effect or circumstance shall have occurred and is, as of the Closing Date, continuing to have or would, as of the Closing Date, reasonably be expected to have a Material Adverse Effect.

(h) Legal Opinion. Buyer shall have received the opinion of an in-house counsel of Parent or one of Parent’s subsidiaries containing substantially the matters set forth on Exhibit E.

(i) Consents. All Third Party Consents set forth in Section 6.1(i) of the Seller Disclosure Schedule shall have been obtained.

(j) Deliverables. Buyer shall have received: (i) a certificate executed by the Secretary of the Company, certifying as of the Closing a true and correct copy of the organizational documents and all amendments thereto, of the Company and each Subsidiary; (ii) certificates of the Secretary of State of the state of the Company’s, and each of the Subsidiaries’ organization, as applicable, certifying the good standing of the Company and each of the Subsidiaries; (iii) evidence reasonably satisfactory to Buyer that Seller has obtained resignations or terminations provided for by Section 5.23; (iv) physical possession of all Equity Securities in each of the Subsidiaries; and (v) the Ancillary Documents to be delivered to Buyer pursuant to the terms of this Agreement.

6.2 Conditions Precedent to Obligations of Seller and the Company. The obligations of Seller and the Company to effect the Closing shall be subject to the following conditions, except to the extent waived in writing by Seller:

(a) Representations and Warranties of Buyer and Merger Sub. The representations and warranties of Buyer and Merger Sub contained herein shall be true and correct as of May 21, 2004 and/or the date of this Agreement (as applicable) and as of the Closing Date as though made on the Closing Date (without regard to any materiality qualifiers set forth therein), except to the extent such representations and warranties by their terms speak as of a specified date, in which case they shall be true and correct as of such specified date (without regard to any materiality qualifiers set forth therein), except to the extent that the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Buyer’s or Merger Sub’s ability to perform this Agreement.

(b) Compliance with Agreement. Buyer and Merger Sub shall have performed and complied in all material respects (or shall have cured any material nonperformance or noncompliance) with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Buyer prior to or at the Closing.

(c) Closing Certificate. Seller shall have received a certificate from an authorized officer of Buyer, dated the Closing Date, certifying that the conditions specified in Sections 6.2(a) and 6.2(b) above have been fulfilled.

(d) Closing Date Payment. Buyer shall have tendered to Seller the Closing Date Payment, in the manner specified in Section 2.7.

(e) Other Agreements. Buyer or its applicable Affiliate shall have tendered an executed version of each of the Ancillary Documents to which it is a party.

6.3 Conditions Precedent to the Obligations of Buyer and Seller. The obligations of Buyer, Merger Sub, Seller and the Company to effect the Closing shall be subject to the following conditions, unless waived in writing by Buyer and Merger Sub, on the one hand, and Seller and the Company, on the other hand:

(a) Hart-Scott-Rodino Act. All required waiting periods under the Hart-Scott-Rodino Act relating to the transactions contemplated by this Agreement shall have expired or been earlier terminated.

(b) Required Consents. Each of the Regulatory Approvals and FCC Consents shall have been obtained, provided that no such Regulatory Approvals, FCC Consents or conditions, concessions or consent decrees required in connection with the Hart-Scott-Rodino Act shall (A) impose or be conditioned upon Buyer’s, Merger Sub’s or their Affiliates’ agreement to or compliance with any term, condition or restriction, or result in the waiver of rights asserted by any of the foregoing, that would reasonably be likely to be materially adverse to Buyer, Merger Sub or any of their Affiliates in the reasonable judgment of Buyer or (B) impose or be conditioned upon Seller’s or its Affiliates’ agreement to or compliance with any term, condition or restriction on Seller or its Affiliates or result in the waiver of rights asserted by any of the foregoing that would reasonably be likely to be materially adverse to Seller or its Affiliates in the reasonable judgment of Seller. For purposes of this Agreement, all such approvals and consents shall be deemed to have been obtained upon the granting thereof, regardless of whether any appeals period has expired, provided that in the case of the Regulatory Approvals, such approvals shall not be deemed to have been obtained until the latest of:

(1) the thirtieth day following the grant of such approval;

(2) in the event that a motion for reconsideration of such approval is filed that seeks to overturn such approval or a remedy, which, if granted could be materially adverse to Buyer, Merger Sub, the Company and the Subsidiaries (taken as a whole) and if either Buyer or Seller, each acting reasonably, concludes that such motion presents an unreasonable risk of a materially adverse impact on Buyer, Merger Sub, the Company and the Subsidiaries (taking such entities as a whole and taking into account the likelihood of success on the merits and other relevant considerations), then thirty (30) days after (x) a ruling of the Commission denying or dismissing the portion of such motion for reconsideration presenting such unreasonable risk or (y) the withdrawal of such portion of such motion; and

(3) in the event that an appeal of such approval is timely filed that seeks to overturn such appeal or a remedy, which, if granted could be materially adverse to Buyer, Merger Sub, the Company and the Subsidiaries (taken as a whole) and if either Buyer or Seller, each acting reasonably, concludes that such appeal presents an unreasonable risk of a materially adverse impact on Buyer, Merger Sub, the Company and the Subsidiaries (taking such entities as a whole and taking into account the likelihood of success on the merits and other relevant considerations), then 30 days after (x) the issuance by the Hawaii Supreme Court (or the Hawaii Intermediate Court of Appeals) of a ruling denying or dismissing that portion of such appeal presenting such unreasonable risk or (y) the withdrawal of such portion of such appeal;

provided that notwithstanding anything in this Agreement to the contrary, the terms of Order, if the Order remains in effect without material modification as of the Closing, are acknowledged by the parties for purposes of Article VI and Article VII hereof to be mutually satisfactory to the parties and shall not provide any party with the basis to claim any failure of a closing condition nor any basis for post-Closing indemnification pursuant to this Agreement; provided further that it is acknowledged that under no circumstances shall the parties to the Equity Commitment Letter or any of their affiliates be required to make an equity contribution to Buyer, MergerSub or the Surviving Corporation in excess of $450,000,000 and any such requirement in excess of $450,000,000 arising from a Regulatory Approval or otherwise (so long as the terms of the Equity Commitment Letter are complied with) shall demonstrate a failure of this Closing condition.

(c) No Injunction or Governmental Order. On the Closing Date, there shall not have been entered (and not dismissed) a preliminary or permanent injunction, temporary restraining order or other judicial or administrative order or decree by any Governmental Authority having jurisdiction over the Business, the effect of which prohibits the Closing.

(d) Revisions to Accounting Principles. Buyer and Seller shall have agreed on the revisions to Section 2.7(b) of the Seller Disclosure Schedule contemplated by Section 5.13(b).

ARTICLE VII

INDEMNIFICATION

7.1 Survival Period. All representations and warranties made by the parties in this Agreement shall survive the Closing Date until eighteen (18) months following the Closing Date, provided, however, that (i) the representations and warranties contained in Sections 3.1(a), 3.1(b), 3.1(c), 3.2, 3.16, (collectively, the “Seller Surviving Representations”), 4.1, and 4.3 (together, the “Buyer Surviving Representations”) shall survive the Closing without limitation, (ii) the representations and warranties contained in Section 3.24 shall survive the Closing Date until nine (9) months following the Closing Date, (iii) the representations and warranties contained in subsections (a) through (f), inclusive, of Section 3.14 and the representations and warranties contained in Section 3.13 shall survive the Closing Date until the three (3) year anniversary of the Closing Date and

(iv) the representations and warranties contained in Section 3.4 shall survive the Closing Date until the expiration of the applicable statute of limitation including all extensions thereof, plus ninety (90) days (any applicable expiration date for a particular representation or warranty or covenant set forth in this Section, the “Expiration Date”). The covenants and agreements of the parties shall survive the Closing and (unless otherwise specified) shall survive indefinitely, provided that (i) the covenants set forth in Section 5.1 shall survive the Closing Date and terminate eighteen (18) months following the Closing Date, (ii) the indemnification covenant with respect to IP Consents contained in clause (a) of Section 7.3, shall survive the Closing until the one (1) year anniversary of the Closing Date; (iii) the indemnification covenant in clause (e) of Section 7.3 shall survive the Closing until the three (3) year anniversary of the Closing Date and (iv) the covenants in Sections 5.2, 5.5, 5.6, 5.7, 5.8, 5.14(a), 5.22, 5.23 and 5.26 will terminate as of the Closing.

7.2 Period for Claims. The indemnification contained in this Article VII shall survive the Closing and shall remain in effect with respect to any claim related to the breach of any representation, warranty or covenant, until the applicable Expiration Date set forth in Section 7.1. Unless a claim for indemnification with respect to any alleged breach of any representation, warranty or covenant is asserted by notice given as herein, provided that such notice specifically identifies in reasonable detail a particular breach and the underlying facts relating thereto, which notice is given within the applicable period of survival for such representation, warranty or covenant, such claim may not be pursued and is irrevocably waived after such time. Without limiting the generality or effect of the foregoing, no claim for indemnification with respect to any representation, warranty or covenant will be deemed to have been properly made, except to the extent the Indemnitee provides notice to the Indemnitor prior to the expiration of the survival period for such representation, warranty or covenant indicating that (i) Losses have actually been incurred by the Indemnitee in respect of the indemnifiable matter and (ii) setting forth in reasonable detail the basis for reasonably believing that additional Losses may be incurred in connection with such indemnifiable matter (and in such event, any such additional Losses may be claimed by Indemnitee even if not actually incurred until after the expiration of the survival period).

7.3 Indemnification Obligation of Seller. From and after the Closing, and subject to the other provisions of this Article VII, Seller shall indemnify, defend and hold harmless Buyer, the Surviving Corporation and their Affiliates and their respective directors, officers, agents and employees (each, a “Buyer Indemnitee” and collectively, the “Buyer Indemnitees”) from and against all Losses incurred or suffered by any Buyer Indemnitee relating to, resulting from or arising out of:

(a) any inaccuracy in any of the representations and warranties made by Seller in this Agreement or, to the extent provided for in Section 5.3 of the Seller Disclosure Schedule, the cost of obtaining any IP Consent, in each case until any applicable Expiration Date,

(b) a breach by Seller or its Affiliates of any covenant or agreement of Seller or its Affiliates contained in this Agreement;

(c) any out-of-pocket costs incurred in excess of $15,750,000 in the aggregate by the Company and the Surviving Corporation to complete the capital expenditures referred to in Section 3.7(d);

(d) the Seller Retained Litigation and the Seller Specific Retained Litigation, but only to the extent any such Losses relate to periods ending on or before the Closing Date (it being agreed that any Losses associated with any required modification of business practices or loss of rights resulting from Seller Retained Litigation or Seller Specific Retained Litigation shall not constitute an indemnifiable Loss hereunder, unless such modification to business practice involves a rebate, fine, penalty, reduction in rates or similar monetary Loss imposed on the Company and attributable to periods ending on or prior to the Closing Date)).

(e) the Seller Retained Environmental Liability;

(f) liabilities of the Contributing Companies not transferred pursuant to the Contribution Agreement, or

(g) the Seller Retained Business Liability.

7.4 Indemnification Obligation of Buyer, Surviving Corporation and Verizon Hawaii. From and after the Closing and subject to the other provisions of this Article VII, Buyer, Surviving Corporation and Verizon Hawaii shall, jointly and severally, indemnify, defend and hold harmless Seller and its Affiliates and their respective directors, officers, agents and employees (each, a “Seller Indemnitee” and collectively, the “Seller Indemnitees”) from and against all Losses incurred or suffered by any Seller Indemnitee relating to, resulting from or arising out of:

(a) any inaccuracy in any of the representations or warranties made by Buyer or Merger Sub in this Agreement until the applicable Expiration Date;

(b) a breach by Buyer or Merger Sub of any covenant or agreement of Buyer;

(c) any claim arising on or after the Closing Date relating to the conduct of the business of the Surviving Corporation or any of its Subsidiaries on or after the Closing Date, except to the extent any such claim for which Seller has an indemnification obligation to the Buyer Indemnitees pursuant to Section 7.3;

(d) items payable under Sections 9.4 and 9.7 of this Agreement;

(e) infringement or misappropriation of Third Party Intellectual Property from and after the Closing Date;

(f) any claim arising from or relating to any Offering Material, other than any information contained in such Offering Material that is expressly provided by Seller or its Affiliates for inclusion in such Offering Material; or

(g) any failure to comply with any Law referred to in Section 5.11(c) or any distribution of any notices contemplated in such section.

7.5 Definitions for Purposes of this Article.

(a) “Indemnification Payment” means any amount of Losses required to be paid pursuant to this Agreement;

(b) “Indemnitee” means any Person entitled to indemnification under this Agreement, either a Seller Indemnitee or a Buyer Indemnitee as the case may be;

(c) “Indemnitor” means any person or entity required to provide indemnification under this Agreement; and

(d) “Losses” means any losses, liabilities, damages, deficiencies, costs and expenses (including reasonable out-of-pocket attorneys’ and consultants’ fees and expenses and including the reasonable costs and expenses of investigating and defending any indemnification claim) (1) reduced by the amount of insurance proceeds recovered from any Person with respect thereto (after deducting related costs and expenses); and (2) excluding any such losses, liabilities, damages, costs and expenses to the extent that the underlying liability or obligation is the result of any action taken or omitted to be taken by any Indemnitee.

7.6 Limitation on Claims for Indemnifiable Losses. Notwithstanding anything to the contrary contained herein:

(a) Except with respect to Losses that relate to, result from or arise out of the Seller Surviving Representations, Seller shall not be liable for any Losses with respect to any claims by a Buyer Indemnitee under Section 7.3(a) unless and until the total of all such claims for indemnity or damages with respect thereto exceeds one percent (1%) of the Base Purchase Price (the “Seller Threshold”), and then Seller shall be liable for all such claims in excess of the Seller Threshold. The aggregate liability of Seller for indemnifiable Losses with respect to any claims under Section 7.3(a) and Section 7.3(e) hereof shall not exceed the amount which is twenty percent (20%) of the Base Purchase Price (the “Seller Indemnification Limit”). For the avoidance of doubt, the indemnity obligations of Seller under Sections 7.3(b), (c), (d), (f) and (g) shall not be subject to the limitations of this Section 7.6(a).

(b) Seller shall not be liable for any Losses with respect to any claims by a Buyer Indemnitee under Section 7.3(e): (i) unless and until the total of all such claims for

Losses with respect thereto exceeds $1,000,000 and (ii) in no event shall any cost or expense associated with any ground water monitoring or any related filings and reports with respect to the property that is the subject of the Seller Retained Environmental Liability be included as a Loss in any Indemnifiable Claim. For the avoidance of doubt, the Seller Retained Environmental Liability shall not be the subject of any claim by a Buyer Indemnitee asserting that the Seller Retained Environmental Liability constitutes an inaccuracy in any representation hereunder, or a breach of Section 5.1. Indemnifiable Claims in respect of the Seller Retained Environmental Liability shall include any Losses in respect of remediation to a commercial or industrial standard (and not any remediation to a residential standard).

(c) Seller shall not be liable for any Losses with respect to the Seller Specific Retained Litigation to the extent specified on Section 1.1(d) of the Seller Disclosure Schedule.

(d) Except with respect to Losses that relate to, result from or arise out of the Buyer Surviving Representations, none of Buyer, Surviving Corporation or Verizon Hawaii shall be liable for any Losses with respect to any claims by a Seller Indemnitee under Section 7.4(a) unless and until the total of all such claims for indemnity or damages with respect thereto exceeds one percent (1%) of the Base Purchase Price (the “Buyer Threshold”), and then Buyer, Surviving Corporation and Verizon Hawaii shall be liable for all such claims in excess of the Buyer Threshold. The aggregate liability of Buyer, Surviving Corporation and Verizon Hawaii for indemnifiable Losses with respect to any claims under Section 7.4(a) hereof shall not exceed the amount which is twenty percent (20%) of the Base Purchase Price (the “Buyer Indemnification Limit”). For the avoidance of doubt, the indemnity obligations of Buyer, Surviving Corporation and Verizon Hawaii under Sections 7.4(b)-(g) shall not be subject to the limitations of this Section 7.6(d).

(e) No Indemnitor shall be liable to or obligated to indemnify any Indemnitee hereunder for any consequential, special, multiple, punitive or exemplary damages including, but not limited to, damages arising from loss or interruption of business, profits, business opportunities or goodwill, or any cost or expense related thereto, except to the extent such damages are payable to or have been recovered by a third person and are the subject of a Third Party Claim for which indemnification is available under the express terms of this Article VII, provided that the foregoing limitation shall not preclude recovery by a Buyer Indemnitee for any diminution in the value of the Business upon a breach of representation, warranty or covenant or agreement.

(f) Seller and Buyer shall cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party (or its Affiliates) hereunder, including by making commercially reasonable efforts to mitigate the Losses and resolve any such claim or liability prior to initiating litigation.

(g) Notwithstanding anything to the contrary contained herein, no party shall, after the date on which the Closing Date Net Working Capital Amount is determined pursuant to Section 2.7, make any claim for indemnification with respect to the breach of any representation or warranty of Seller if the facts underlying such claim were fully and completely accounted for in the Closing Date Net Working Capital Amount.

7.7 Defense of Claims.

(a) Third Party Claims. Subject to Section 7.7(b), if any Indemnitee receives notice of the assertion of any claim or of the commencement of any action or proceeding by any entity that is not either a Buyer Indemnitee or a Seller Indemnitee (each, a “Third Party Claim”) against such Indemnitee, with respect to which an Indemnitor is obligated to provide indemnification under this Agreement, the Indemnitee will give such Indemnitor prompt written notice thereof, but in any event not later than ten (10) calendar days after receipt of notice of such Third Party Claim, provided, however, that the failure of an Indemnitee to notify the Indemnitor within the time period set forth herein shall only relieve the Indemnitor from its obligation to indemnify to the extent that the Indemnitor is materially prejudiced by such failure or delay (whether as a result of the forfeiture of substantive rights or defenses or otherwise). Upon receipt of notification of a Third Party Claim, the Indemnitor shall be entitled, upon written notice to the Indemnitee, to assume the investigation and defense thereof at such Indemnitor’s expense with counsel reasonably satisfactory to the Indemnitee, provided that the Indemnitor shall not have the right to assume the defense of any Third Party Claim in the event such Third Party Claim is primarily for injunctive relief or criminal penalty of the Indemnitee, and in any such case, the reasonable fees and expenses of counsel to the Indemnitee in connection with such Third Party Claim shall be considered “Losses” for purposes of this Agreement. Whether or not the Indemnitor elects to assume the investigation and defense of any Third Party Claim, the Indemnitee shall have the right to employ separate counsel and to participate in the investigation and defense thereof; provided, however, that the Indemnitee shall pay the fees and disbursements of such separate counsel unless (1) the employment of such separate counsel has been specifically authorized in writing by the Indemnitor; (2) the Indemnitor has failed to assume the defense of such Third Party Claim within twenty (20) calendar days after receipt of notice thereof with counsel reasonably satisfactory to such Indemnitee; or (3) the named parties to the proceeding in which such claim, demand, action or cause of action has been asserted include both the Indemnitor and such Indemnitee and, in the reasonable judgment of counsel to such Indemnitee, there exists one or more good faith defenses that may be available to the Indemnitee that are in conflict with those available to the Indemnitor or that the Indemnitor and Indemnitee have actual material conflicting interests with respect to such claim, demand, action or cause of action. Notwithstanding the foregoing, the Indemnitor shall not be liable for the fees and disbursements of more than one counsel for all Indemnitees in connection with any one proceeding or any similar or related proceedings arising from the same general allegations or circumstances. Without the prior written consent of an Indemnitee, which shall not be unreasonably withheld or delayed, the Indemnitor will not enter into any settlement of or consent to the entry of judgment in connection with any Third Party Claim that (i) would lead to liability or create any financial or other obligation on the part of the Indemnitee, (ii) does not contain, as an unconditional term thereof, the release of the Indemnitee from all liability in respect of such Third Party Claim or such Third Party Claim is not dismissed against the Indemnitee with prejudice and without the imposition of any financial or other obligation on the Indemnitee or (iii) admits the liability or fault of the Indemnitee (the “Settlement Requirements”). If a settlement offer solely for money damages (and otherwise satisfying the Settlement Requirements) is made to resolve a Third Party Claim and the Indemnitor notifies the Indemnitee in writing of the Indemnitor’s willingness to accept the settlement offer and pay the amount called for by such offer without reservation of any rights or defenses against the Indemnitee and if the Indemnitee fails to consent to such settlement offer within ten (10) calendar days after its receipt of such notice, Indemnitee may continue to contest such claim, free of any participation by the Indemnitor, and the amount of any ultimate liability with respect to such Third Party Claim that the Indemnitor has an obligation to pay hereunder shall be limited to the lesser of (x) the amount of the settlement offer that the Indemnitee declined to accept plus the Losses of the Indemnitee relating to such Third Party Claim through the date of its rejection of the settlement offer or (y) the aggregate Losses of the Indemnitee with respect to such claim. The party controlling any defense shall keep the other party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider in good faith all reasonable recommendations made by the other party with respect thereto.

(b) Claims in Respect of Seller Retained Litigation. Notwithstanding anything in Section 7.7(a) to the contrary, with respect to any Seller Retained Litigation (i) counsel defending such litigation shall be selected by Seller or one of its Affiliates in their sole discretion, (ii) upon request of Buyer, Seller will provide Buyer with updates from time to time following the Closing regarding any material developments in such matter but otherwise shall have no obligation to inform Buyer regarding the status of any such matter and (iii) all decisions regarding the conduct of such litigation, including, without limitation, any settlement decisions or appeal decisions, shall remain with Seller and its Affiliates, and Seller and its Affiliates shall have the right to pursue, settle or otherwise resolve any such litigation at any time without advance notice to or the consent of a Buyer Indemnitee, on such terms as Seller and its Affiliates deem appropriate in its sole discretion (provided Seller shall have no right to bind Buyer and its Affiliates in the settlement of any such Seller Retained Litigation).

(c) Seller Specific Retained Litigation. Prior to the Closing, Buyer and Seller, each acting reasonably, shall negotiate the terms of a joint defense agreement that will set forth the procedures for defending and resolving the Seller Specific Retained Litigation on a basis that provides for the active involvement and cooperation of each of Buyer and Seller, it being understood that lead counsel defending such litigation shall be selected by Seller and that neither Buyer nor Seller shall have the authority to bind the other party in any settlement of such litigation without the written consent of such other party. The parties agree that such agreement shall incorporate an equitable procedure for limiting the liability of an indemnity party in the event a settlement offer is accepted and rejected by the counterparty, taking into account the party which is most likely suffer the greater amount of Losses (including for such purposes payments hereunder), and a more adverse settlement or resolution results. The parties also agree to establish a reasonable and equitable basis for allocating any detriment imposed by any such settlement or order that relates to both pre-Closing and post-Closing periods.

(d) Direct Claims. Any claim by an Indemnitee for Losses that do not result from a Third Party Claim (each, a “Direct Claim”) shall be asserted by giving the Indemnitor prompt written notice thereof, but in any event not later than thirty (30) calendar days after the incurrence thereof or such Indemnitee’s knowledge of such event (whichever is later), provided, however, that the failure of an Indemnitee to notify the Indemnitor within the time period set forth herein shall only relieve the Indemnitor from its obligation to indemnify to the extent that the Indemnitor is materially prejudiced by such failure or delay (whether as a result of the forfeiture of substantive rights or defenses or otherwise), and the Indemnitor will have a period of thirty (30) calendar days within which to respond in writing to such Direct Claim. If the Indemnitor does not so respond within such thirty (30) calendar day period, the Indemnitor will be deemed to have accepted such claim. If the Indemnitor rejects such claim, the Indemnitee will be free to pursue such remedies as may be available to the Indemnitee on the terms and subject to the provisions of this Article VII.

7.8 Subrogation. If after the making of any Indemnification Payment, the amount of the Losses to which such payment relates is reduced by recovery, settlement or otherwise under any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other Person, the amount of such reduction (less any costs, expenses, premiums or Taxes incurred in connection therewith) as and when actually received by the Indemnitee will promptly be repaid by the Indemnitee to the Indemnitor. Upon making any Indemnification Payment, the Indemnitor will, to the extent of such Indemnification Payment, be subrogated to all rights of the Indemnitee against any third party that is not an Affiliate of the Indemnitee in respect of the Losses to which the Indemnification Payment relates; provided that (a) the Indemnitor shall then be in compliance with its obligations under this Agreement in respect of such Losses, and (b) until the Indemnitee recovers full payment of its Losses, all claims of the Indemnitor against any such third party on account of said Indemnification Payment will be subrogated and subordinated in right of payment to the Indemnitee’s rights against such third party. Without limiting the generality or effect of any other provision of this Article VII, each such Indemnitee and Indemnitor will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights.

7.9 Other Rights and Remedies. Following the Closing, the sole and exclusive remedy at law for Seller or Buyer for any claim (whether such claim is framed in tort, contract or otherwise), arising out of a breach of any representation, warranty, covenant or other agreement in this Agreement other than a claim for fraud, shall be a claim by Seller or Buyer for indemnification pursuant to this Article VII and with respect to matters relating to Taxes, Article IX.

7.10 Tax Treatment. To the extent permitted by Law, the parties hereto agree in good faith to treat any indemnification paid pursuant to this Article VII or Article IX as an adjustment to the final Merger Consideration for United States federal and applicable state income Tax purposes.

ARTICLE VIII

EMPLOYEES AND EMPLOYEE MATTERS

8.1 Employees. Section 8.1 of the Seller Disclosure Schedule identifies each Employee as of May 21, 2004 (other than Retained Employees identified in Section 8.2 of the Seller Disclosure Schedule) together with the Employee’s title or job position, service, compensation, employment status and such other information as is required to be provided by this Article VIII with respect to such Employee. “Employee” means an individual who is employed by Verizon Hawaii, Hawaiian Insurance Company or Verizon AssetCo or who is employed by Seller or its Affiliate in the State of Hawaii and provides substantially all of his or her services to or for the business with respect to the assets and liabilities to be transferred to Verizon AssetCo pursuant to Section 5.18(c). The determination of “Employees” shall include all active full-time and part-time employees, employees on vacation or approved personal leave, workers’ compensation, military leave with reemployment rights under federal Law, maternity leave, leave under the Family and Medical Leave Act of 1993, short-term disability, or layoff with recall rights pursuant to a Labor Contract set forth on Section 3.14(g) of the Seller Disclosure Schedule, and employees on other approved leaves of absence with a legal or contractual right to reinstatement. An employee hired by Seller or any of its Affiliates (including the Company and the Subsidiaries) after May 21, 2004 who would be an Employee but for not being employed on May 21, 2004 shall become an Employee as of his or her date of hire. In hiring new employees, retaining employees and terminating employees, the Company and the Subsidiaries and, with respect to the business relating to the assets and liabilities to be transferred to Verizon AssetCo pursuant to Section 5.18(c), Seller and its Affiliates shall follow their usual and ordinary course of business in accordance with past practice. An Employee who ceases to be an Employee prior to the Closing shall no longer be considered an Employee (without regard to the reason or circumstance for such termination of Employee status). A final updated Section 8.1 of the Seller Disclosure Schedule shall be provided to Buyer on or immediately prior to the Closing Date to identify individuals who become Employees after May 21, 2004 and to remove those individuals who cease to be Employees prior to the Closing.

8.2 Retained Employees. Section 8.2 of the Seller Disclosure Schedule identifies those Employees as of May 21, 2004 who will be retained by Seller or its Affiliate (other than the Company and the Subsidiaries) and who shall not in any event be considered an Employee for purposes of this Agreement (“Retained Employees”). With the consent of Buyer, Section 8.2 of the Seller Disclosure Schedule may be updated by Seller prior to the Closing to identify additional Retained Employees who are employed after May 21, 2004. Buyer shall have no liability with respect to any Retained Employees.

8.3 Continued Employment of Active Employees.

(a) On the Closing Date (but not for any specific time thereafter) and subject to Section 8.3(c), Buyer shall cause all Employees listed in Section 8.1 of the Seller Disclosure Schedule as of the Closing Date (collectively referred to as “Transferred Employees”) to remain employed by (or remain the responsibility of, as applicable) the Surviving Corporation or its Subsidiaries in the same or comparable positions, and with at least the same base pay and comparable total compensation in the aggregate (taking into account base pay, bonus, and other incentive compensation) as was in effect immediately prior to the Closing Date.

(b) On and after the Closing Date, Buyer or its Affiliate shall assume all of the employer’s obligations under, and be bound by the provisions of, each Labor Contract covering Employees who, upon the Closing, will be Transferred Employees. Seller shall cooperate with Buyer in Buyer’s efforts to contact the unions representing such Employees. If a union representing such Employees objects to Buyer’s assumption of the provisions of any existing Labor Contract that covers such Employees immediately before the Closing Date, or objects to any change in or termination of employee benefits or other term or condition of employment on or after the Closing Date, Seller and its Affiliates shall have no liability or obligation to Buyer by reason of such objection or refusal.

(c) Except to the extent provided in Sections 8.3(b), 8.4, 8.5, 8.9(b), 8.9(e)(1), 8.10 and 8.11, this Article VIII shall not limit Buyer’s ability to change, at any time after the Closing Date and in its sole discretion, a Transferred Employee’s position, compensation or benefits for performance-related, business or any other reasons or require Buyer to continue the employment of a Transferred Employee for any particular period of time after the Closing, provided that (i) Buyer shall bear all liability for any such termination of employment or modification of terms and conditions of employment following the Closing Date with respect to Transferred Employees and (ii) in taking any such actions, Buyer shall not discriminate against Transferred Employees in relation to similarly situated Buyer employees by reason of their status as Transferred Employees.

(d) Any individual who would be a Transferred Employee but for being on long-term disability shall be offered a comparable position by the Surviving Corporation or its Affiliate and shall be treated as a Transferred Employee in the event he or she recovers within six months after the Closing Date, provided that if any such employee or any Transferred Employee who is on short-term disability as of the Closing Date and who had, immediately prior to the Closing Date, long-term disability coverage under Seller’s long-term disability plan subsequently becomes eligible for or returns to long-term disability as a result of the pre-Closing condition resulting in such disability, Seller shall be responsible for providing such coverage to the extent coverage is available with respect to such condition (determined by considering employment with Buyer as employment with Seller) under the terms of Seller’s long-term disability plan. Neither Buyer nor the Surviving Corporation shall have any liability with respect to such an individual who does not recover from long-term disability within six months after the Closing Date, and such responsibility shall remain or be assumed, as between the parties, by Seller. Employees on long-term disability shall be identified in Section 8.3(d) of the Seller Disclosure Schedule.

8.4 Recognition of Employee Service. On and after the Closing Date, and subject to Section 8.7(d)(2) and the provisions of any applicable Labor Contract, Buyer and its Affiliates shall recognize the service of each Transferred Employee before the Closing Date for Seller and its Affiliates (including the Company and the Subsidiaries) for all employee benefit and employment-related purposes other than defined benefit plan benefit accrual service. Section 8.1 of the Seller Disclosure Schedule shall list such service for each Employee.

8.5 Assumption of Obligation to Pay Bonuses. To the extent accrued for on the Closing Balance Sheet and to the extent the applicable short-term incentive cash bonus Plan is disclosed pursuant to Section 3.14(a) and/or is described in a Labor Contract disclosed pursuant to Section 3.14(g), Buyer shall assume the obligation to pay to Transferred Employees a pro-rated portion of any cash bonuses that would have been payable in the ordinary course of business with respect to the calendar year in which the Closing Date occurs had the Transferred Employees remained employees of Seller or one of its Affiliates. Such pro-rated portion shall be equal to the portion of the cash bonus that would have accrued during the portion of the calendar year occurring after the Closing Date in accordance with the provisions of the applicable cash bonus Plan as in effect as of the Closing Date. Seller shall pay the remaining pro-rated portion of such cash bonuses in the ordinary course and at the time such cash bonuses would have been paid without regard to this Agreement. For the avoidance of doubt, Buyer’s obligation under this Section 8.5 shall not take into account the non-qualified Plans described on Section 3.14(a) of the Seller Disclosure Schedule.

8.6 No Duplicate Benefits; Beneficiaries and Dependents. Transferred Employees shall not accrue benefits under any employee benefit policies, plans, arrangements, programs, practices or agreements of Seller or any of its Affiliates after the

Closing Date. Nothing in this Agreement shall cause duplicate benefits to be paid or provided to or with respect to any Employee or Transferred Employee under any employee benefit policies, plans, arrangements, programs, practices or agreements. References herein to a benefit with respect to an Employee or Transferred Employee shall include, where applicable, benefits with respect to any eligible dependents and beneficiaries of such Employee or Transferred Employee under the same employee benefit policy, plan, arrangement, program, practice or agreement.

8.7 Defined Benefit Plans.

(a) Company Pension Plans. As of the date of this Agreement, the Employees who, upon the Closing, will be Transferred Employees participate in the following single-employer defined benefit pension plans maintained in the United States:

(1) the Verizon Management Pension Plan or the Verizon Enterprises Management Pension Plan (collectively, the “Seller Management Pension Plans”), and

(2) the Hourly Employees Retirement System of GTE Hawaiian Telephone Company Incorporated (the “Seller Hourly Pension Plan”). Immediately prior to the Effective Time, Verizon Hawaii will transfer sponsorship of the Seller Hourly Pension Plan to Seller or an Affiliate of Seller (other than the Company or any of the Subsidiaries). Except as provided in subsections (c)-(e) of this Section 8.7, from and after the Closing Buyer and its Affiliates (including, after the Closing, the Surviving Corporation and its Subsidiaries) shall have no liability or obligation with respect to the Seller Hourly Pension Plan.

(b) Buyer Obligations – Management Employees. Effective immediately after the Closing Date, the Transferred Employees who participate in a Seller Management Pensions Plan will be eligible to participate under a tax-qualified defined benefit pension plan established or maintained by Buyer to the same extent (if any) as similarly-situated employees of Buyer and its Affiliates. Other than direct rollover distributions, if a Buyer plan permits the contribution of such distributions, no assets or liabilities will be transferred in connection with this Agreement from the Seller Management Pension Plans to Buyer or its Affiliates or any benefit plan of Buyer or its Affiliates. From and after the Closing, Buyer and its Affiliates (including, after the Closing, the Surviving Corporation and the Subsidiaries) shall have no liability or obligation with respect to the Seller Management Pension Plans.

(c) Buyer Obligations – Represented Employees. Buyer shall take all actions necessary and appropriate to ensure that, as soon as practicable after the Closing Date, the Surviving Corporation adopts one or more pension plans (hereinafter referred to in the aggregate as the “Buyer Pension Plans” and individually as the “Buyer Pension Plan”) and to ensure that each Buyer Pension Plan satisfies the following requirements as of the

Closing Date, subject to Section 8.3(c): (1) the Buyer Pension Plan is intended to be a qualified, single-employer defined benefit plan under Section 401(a) of the Code; (2) any Buyer Pension Plan that was in effect before the Closing Date shall not have any “accumulated funding deficiency,” as defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, immediately before the Closing Date; (3) the Buyer Pension Plan is not the subject of termination proceedings or a notice of termination under Title IV of ERISA; (4) the Buyer Pension Plan does not exclude Transferred Employees who were participants in the Seller Hourly Pension Plan on the Closing Date from eligibility to participate therein; (5) the Buyer Pension Plan does not violate the requirements of any applicable Labor Contract; and (6) with respect to Transferred Employees who were participants in the Seller Hourly Pension Plan on the Closing Date, the terms of the Buyer Pension Plan are substantially comparable in all material respects to the terms of the Seller Hourly Pension Plan and comply with Buyer’s obligations under Section 8.3(b). Within the thirty (30)-day period immediately preceding any transfer of assets and liabilities from a Seller Hourly Pension Plan to a Buyer Pension Plan pursuant to this Section 8.7, Buyer shall provide Seller with a written certification, in a form reasonably acceptable to Seller, that the Buyer Pension Plan satisfies each of the requirements set forth in this Section 8.7(c).

(d) Transfer of Liabilities.

(1) Upon transfer of the assets described in subsection (e) of this Section 8.7, Buyer shall cause the Buyer Pension Plans to accept all liabilities for benefits under the Seller Hourly Pension Plan, whether or not vested, that would have been paid or payable (but for the transfer of assets and liabilities pursuant to this Section 8.7) to or with respect to the Transferred Employees under the terms of the Seller Hourly Pension Plan and that have accrued under the Seller Hourly Pension Plan to or with respect to the Transferred Employees based on accredited service and compensation under such plan as of the Closing Date.

(2) For purposes of eligibility and vesting under the Buyer Pension Plans, each Transferred Employee whose accrued benefit is transferred from the Seller Hourly Pension Plan to a Buyer Pension Plan shall be credited with service and compensation as of the Closing Date as determined under the terms of the Seller Hourly Pension Plan. The benefit under the Buyer Pension Plan for each Transferred Employee who, on the Closing Date, participates in the Seller Hourly Pension Plan, shall be calculated under terms of the Buyer Pension Plan that, as of the Closing Date and subject to Section 8.3(c), are substantially comparable in all material respects to the terms of the Seller Hourly Pension Plan and that comply with Buyer’s obligations under Section 8.3(b).

(3) As soon as practicable after the Closing Date, Seller shall deliver to Buyer a list reflecting each Transferred Employee’s service and compensation under the Seller Hourly Pension Plan.

(e) Transfer of Assets.

(1) Seller shall direct the trustee of the Seller Hourly Pension Plan to transfer to the trustee or funding agent of the Buyer Pension Plan the greater of the following amounts: (A) the amount required to be transferred by Section 414(1) of the Code and the regulations thereunder for all Transferred Employees whose accrued benefits are transferred to a Buyer Pension Plan pursuant to Section (d) of this Section 8.7, determined using the safe harbor assumptions used by the PBGC with respect to a plan termination occurring on the Closing Date as set forth in Section 8.7(e)(1)(A) of the Seller Disclosure Schedule or (B) the projected benefit obligation for such Transferred Employees on the Closing Date based on the assumptions set forth in Section 8.7(e)(1)(B) of the Seller Disclosure Schedule (the “Pension Assets”), subject to any adjustment pursuant to subsection (e)(6) of this Section 8.7. The Pension Assets shall be in the form of cash or marketable obligations as reasonably agreed upon by the parties. Under no circumstances shall Seller or the Seller Hourly Pension Plan be liable to transfer any additional amount to Buyer or a Buyer Pension Plan or any other Person in respect of the accrued benefits transferred to a Buyer Pension Plan pursuant to Section (c) of this Section 8.7, including but not limited to any circumstance under which any Person (including a governmental agency) states a claim to some portion or all of the Pension Assets.

(2) As promptly as practicable after the Closing Date, Seller shall appoint an actuary (“Seller’s Actuary”) to determine the amount to be transferred pursuant to subject (e)(1) of this Section 8.7 and shall provide a certificate setting forth such determination to Buyer within thirty (30) days after the Closing Date. Buyer shall appoint an actuary (“Buyer’s Actuary”) who shall have the right to audit and review the determination made by Seller’s Actuary. Within ten (10) days after the date Seller informs Buyer of the amount of the Pension Assets, Seller’s Actuary shall provide Buyer’s Actuary with a computer file containing all the employee data used by Seller’s Actuary to calculate the Pension Assets. If Buyer’s Actuary disagrees with Seller’s Actuary’s determination of the Pension Assets, Buyer may, within thirty (30) days after receipt of such certificate from Seller, deliver a certificate to Seller disagreeing with such calculation and setting forth Buyer’s calculation of the Pension Assets. Buyer and Seller shall, during the fifteen (15) days following such delivery, negotiate in good faith to reach an agreement on the disputed items or amounts in order to determine, as may be required, the amount of the Pension Assets, which amount shall not be more than the amount thereof shown in Buyer’s Actuary’s calculations nor less than the amount shown in Seller’s Actuary’s calculations. If Buyer’s and Seller’s Actuary are unable to agree on the amount of the transfer during such fifteen (15)-day period, Seller and Buyer shall jointly select an independent third actuary with whom none of the parties have a material relationship, whose determination shall be binding on Seller and Buyer. The third actuary shall be directed to render a calculation of the Pension Assets in accordance with the provisions of this Agreement as promptly as practicable. Each of Seller and Buyer shall bear the fees, costs and expenses of their respective actuaries, and the fees, costs and expense of the third actuary shall be borne one-half by Seller and one-half by Buyer.

(3) The Pension Assets shall be credited with interest from the Closing Date to the actual date of transfer at the assumed discount rate used in accordance with paragraph (1) of this Section (e), provided that any Pension Assets that are distributed from the Seller Hourly Pension Plan before the date of transfer pursuant to subsection (e)(6) of this Section 8.7 shall be credited with interest (such interest to be credited to the Buyer Pension Plans) only from the Closing Date to the date of distribution.

(4) Under the terms of each Buyer Pension Plan, the accrued benefit of each Transferred Employee immediately after the transfer of assets and liabilities pursuant to this Section 8.7 shall not be less than the sum of each Transferred Employee’s accrued benefits under the Seller Hourly Pension Plan and the Buyer Pension Plan immediately before the transfer of assets and liabilities.

(5) In connection with the transfer of assets and liabilities pursuant to this Section 8.7, Seller and Buyer shall cooperate with each other in making all appropriate filings required by the Code or ERISA and the regulations thereunder, and the transfer of assets and liabilities pursuant to this Section 8.7 shall not take place until as soon as practicable after the latest of (A) the expiration of the thirty (30)-day period following the filing of any required notices with the IRS pursuant to Section 6058(b) of the Code, or (B) the date Buyer has delivered to Seller (i) a copy of the Buyer Pension Plan; (ii) a written certification that (xx) the Buyer Pension Plan has been drafted with the intention of being qualified under Section 401(a) of the Code, (yy) Buyer will timely apply for a determination letter from the IRS for such Buyer Pension Plan, and (zz) Buyer will make any reasonable changes to the Buyer Pension Plan as requested by the IRS; and (iii) information enabling the enrolled actuary for the Buyer Pension Plan to issue the certification required by Section 6058(b) of the Code.

(6) If, after the Closing Date and before the date of transfer of assets and liabilities from the Seller Hourly Pension Plan pursuant to this Section 8.7, the accrued benefit as of the Closing Date becomes payable under the Seller Hourly Pension Plan to or with respect to a Transferred Employee, Seller shall instruct the trustee of the Seller Hourly Pension Plan to pay such benefits, and the assets to be transferred from the Seller Hourly Pension Plan shall be reduced accordingly.

(7) Seller, Buyer, the Seller Hourly Pension Plan and the Buyer Pensions Plans shall assist and cooperate with each other in the transfer of Pension Assets and the disposition of claims made under the Buyer Pension Plans and the Seller Hourly Pension Plan pursuant to this Section 8.7 and in providing each other with any record, documents or other information within its control that is reasonably requested by any other party as necessary to the disposition, settlement or defense of such claim.

8.8 Savings Plans.

(a) As of May 21, 2004, Employees who, upon the Closing, will become Transferred Employees participate in the Verizon Savings Plan for Management Employees and the Verizon Savings and Security Plan for West Region Hourly Employees (collectively referred to as the “Seller Savings Plans”). Except as provided in subsection (c) below, Transferred Employees shall not be entitled to make contributions to or to benefit from matching or other contributions under the Seller Savings Plans on and after the Closing Date.

(b) Buyer shall take all action necessary and appropriate to ensure that, as of the Closing Date, Buyer or its Affiliate maintains one or more savings plans (hereinafter referred to in the aggregate as the “Buyer Savings Plans” and individually as the “Buyer Savings Plan”) that will accept rollover contributions, including, to the extent permitted by Law (determined as if the terms of the Buyer Savings Plan permit rollover contributions of participant loans), any notes representing plan loans to participants, from each Transferred Employee who receives a distribution from a Seller Savings Plan, who elects such a rollover form of distribution, and who is employed by Buyer (or any of its Affiliates) at the time of such distribution. Buyer agrees to permit all Transferred Employees to participate in a Buyer Savings Plans and any other qualified defined contribution plans maintained by Buyer on the same terms and conditions as similarly situated Buyer employees.

(c) Seller shall make all required matching contributions with respect to the Transferred Employees’ contributions to the Seller Savings Plans that are (1) eligible for matching and (2) made or due before the Closing Date. Such matching contributions shall be made not later than the date on which all other matching contributions are made to the Seller Savings Plans with respect to contributions made at the same time as the Transferred Employees’ contributions.

(d) Seller and Buyer agree to provide each other with such records and information as may be necessary or appropriate to carry out their respective obligations under this Section 8.8, including, in connection with any transfer of notes representing plan loans to participants, the provision to Buyer of amortization schedules and any other documents relating thereto.

8.9 Welfare Plans.

(a) Buyer shall take all action necessary and appropriate to ensure that, as soon as practicable after the Closing Date, Buyer adopts, as of the Closing Date, one or more employee welfare benefit plans, including medical, health, dental, flexible spending account, accident, life, short-term disability, and long-term disability and other employee welfare benefit plans (including retiree medical and life) for the benefit of (1) the non-bargained Transferred Employees (the “Non-Union Welfare Plans”) and (2) the union-represented Transferred Employees in accordance with the provisions of applicable Labor Contracts (the “Bargained Welfare Plans”). The Non-Union Welfare Plans and the Bargained Welfare Plans are hereinafter referred to collectively as the “Buyer Welfare Plans.” Subject to Sections 8.3(b) and 8.3(c), the terms of Buyer Welfare Plans shall provide as of the Closing Date (but not for any specific time thereafter) pre-retirement benefits to Transferred Employees (and their dependents and beneficiaries) that, in the aggregate, are at least comparable to the pre-retirement benefits to which they were entitled under the corresponding employee welfare benefit plans maintained by Seller or its Affiliate on the Closing Date (hereinafter referred to collectively as the “Seller Welfare Plans”). Any restrictions on coverage for pre-existing conditions or requirements for evidence of insurability under the Buyer Welfare Plans shall be waived for Transferred Employees, and Transferred Employees shall receive credit under the Buyer Welfare Plans for co-payments and payments under a deductible limit made by them and for out-of-pocket maximums applicable to them during the plan year of the Seller Welfare Plan in accordance with the corresponding Seller Welfare Plans. As soon as practicable after the Closing Date, Seller shall deliver to Buyer a list of each Transferred Employee’s co-payment amounts, and deductible and out-of-pocket limits under the Seller Welfare Plans.

(b) (1) Subject to subsection (b)(2) of this Section 8.9 with respect to CIC Protected Transferred Employees, subject to Section 8.3(c) with respect to Transferred Employees who are not CIC Protected Transferred Employees, and except as provided in an applicable Labor Contract, on the Closing Date (but not for any specific time thereafter with respect to Transferred Employees who are not CIC Protected Transferred Employees) the Buyer Welfare Plans shall provide retiree medical, health and life benefits to each Transferred Employee under substantially comparable terms and conditions as apply to Employees as of May 21, 2004. Seller shall have no obligation to provide retiree medical and life benefits to any Transferred Employee on or after the Closing Date.

(2) With respect to Transferred Employees who are former GTE employees who were retirement eligible or within five years of retirement eligibility as of May 18, 1999 (“CIC Protected Transferred Employees”), the terms of the Buyer Welfare Plans shall provide that retiree medical, health, and life benefits provided in accordance with subsection (b)(1) of this Section 8.9 shall not ever be reduced or eliminated, except that Buyer may in the ordinary course of business: (A) add, delete or change providers of the benefits described in the Buyer Welfare Plans;

(B) change, increase or decrease co-payments, deductibles and other requirements for coverage or benefits (e.g. utilization review or pre-certification requirements) under the Buyer Welfare Plans; and/or (C) make other changes in administration or changes in the design of the Buyer Welfare Plans and their coverage and benefits. Buyer may transfer this obligation to maintain retiree medical, health, and life benefits for CIC Protected Transferred Employees to another Person in connection with a transaction in which Buyer transfers all or a portion of the Business in a sale, outsourcing, joint venture, or similar business transaction. On the Closing Date, Buyer shall provide Seller with a copy of each Buyer Welfare Plan and a written certification, in a form reasonably acceptable to Seller, that the terms of the applicable Buyer Welfare Plans satisfy the requirements set forth in this Section 8.9(b)(2). CIC Protected Transferred Employees are identified on Section 8.1 of the Seller Disclosure Schedule.

(c) Seller, Buyer, their respective Affiliates, and the Seller Welfare Plans and the Buyer Welfare Plans shall assist and cooperate with each other in the disposition of claims made under the Seller Welfare Plans or the Buyer Welfare Plans and in providing each other with any records, documents or other information within its control or to which it has access that is reasonably requested by any other as necessary or appropriate to the disposition, settlement or defense of such claims.

(d) Except for the Verizon Flexible Reimbursement Plan (the “FRP”) account balances described in Section 8.9(e), nothing in this Agreement shall require the Company, Seller or its Affiliates to transfer assets or reserves with respect to the Seller Welfare Plans to Buyer or its Affiliates or the Buyer Welfare Plans.

(e) Seller will make available to Buyer, not less than five calendar days prior to the Closing Date, a list of Transferred Employees who are participating in or have participated in the FRP, together with the elections made prior to the Closing Date with respect to such accounts through the Closing Date.

(1) Buyer shall take all actions necessary and legally permissible to ensure that as of the Closing Date, it includes the Transferred Employees who are participating in the FRP as of the Closing Date, in any Plan of Buyer or its Affiliate that constitutes a Code Section 125 plan and any flexible spending arrangements thereunder (“Buyer’s FSA”). Buyer shall further take all actions necessary and legally permissible to amend Buyer’s FSA to provide that as of the Closing Date and for the plan year in which the Closing Date occurs, but not for any specific time thereafter, (A) the Transferred Employees who elected to participate in the FRP shall become participants in Buyer’s FSA as of the beginning of the FRP’s plan year and at the level of coverage provided under the FRP, except that any Transferred Employees who continue participation in the FRP after the Closing Date as provided in paragraph (2) below shall not be covered by Buyer’s FSA for that year; (B) the Transferred Employees’ salary reduction elections shall be taken into account for the remainder of Buyer’s FSA plan year as if made under Buyer’s FSA; and (C) Buyer’s FSA shall reimburse medical expenses incurred by the Transferred Employees at any time during the FRP’s plan year (including claims incurred prior to the Closing Date but unpaid prior to the Closing Date), up to the amount of the Transferred Employee’s election and reduced by amounts previously reimbursed by the FRP. Seller will make available to Buyer, not less than five (5) calendar days prior to the Closing Date, a list of Transferred Employees who are participating in or have participated in the FRP, together with the elections made prior to the Closing Date with respect to such accounts through the Closing Date.

(2) Seller shall take all actions necessary and legally permissible to amend the FRP to provide that the Transferred Employees shall cease to be eligible for reimbursements from the FRP as of the Closing Date, except to the extent that any Transferred Employee elects continuation of coverage under the FRP as permitted by Section 4980B of the Code and Section 601 et seq. of ERISA.

(3) As soon as practicable following the Closing Date, Seller shall transfer to Buyer and Buyer agrees to accept, those amounts which represent the debit and credit balances under the FRP of the Transferred Employees who are to become covered by Buyer’s FSA and the transfer of such amounts shall take into account on a net basis employees’ payroll deductions and claims paid through the Closing Date. Seller represents that as of the Closing Date it has properly withheld from the pay of applicable Transferred Employees all amounts in accordance with the FRP elections of such Employees.

8.10 Severance Benefits. Each Transferred Employee not covered by a Labor Contract whose employment Buyer or its Affiliate involuntarily terminates (other than for cause) within one (1) year after the Closing Date (the “Severance Maintenance Period”) shall be eligible for benefits under a severance or separation pay policy or plan of Buyer or its Affiliate that provides a severance benefit of at least two weeks of pay (including cash incentives and bonuses) for each year of service (credited with Buyer, Seller, and their respective Affiliates), subject to a maximum benefit of thirty-five (35) weeks of pay (including cash incentives and bonuses) and to a minimum severance benefit of four (4) weeks of pay (including cash incentives and bonuses), provided that the minimum severance benefit shall be twenty-six (26) weeks of pay (including cash incentives and bonuses) for those Transferred Employees listed in Section 8.10 of the Seller Disclosure Schedule. Subject to the foregoing, such benefits may be provided in the manner and under the plan or policy designated by Buyer in its discretion.

8.11 Vacation Benefits. On and after the Closing Date, Buyer and its Affiliates shall allow Transferred Employees to receive paid time off for any unused current-year vacation time (including personal days) accrued prior to the Closing Date and not otherwise paid by the Company and its Affiliates in accordance with applicable Law. Except with respect to such unused current-year vacation time (including personal days)

and as provided in Section 8.3(b), this Section 8.11 shall not limit Buyer’s ability to change, at any time after the Closing Date and in its sole discretion, the vacation policies, program or benefits for Transferred Employees. Except as required otherwise by applicable Law or Labor Contracts, Seller and its Affiliates shall have no liability to Transferred Employees for the vacation payments described in the immediately preceding sentence. Seller or its Affiliates (other than the Company and the Subsidiaries) shall pay Transferred Employees any banked vacation as soon as practicable after the Closing Date. Section 8.1 of the Seller Disclosure Schedule shall list the accrued but unused current-year vacation pay (including personal days), as of the Closing Date, of each Employee who, upon the Closing, will be a Transferred Employee.

8.12 Employee Rights. Nothing herein expressed or implied shall confer upon any employee of Seller or its Affiliates, or Buyer or its Affiliates, or upon any legal representative of such employee, or upon any collective bargaining agent, any rights or remedies, including any right to employment or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement. Nothing in this Agreement shall be deemed to confer upon any person (nor any beneficiary thereof) any rights under or with respect to any plan, program or arrangement described in or contemplated by this Agreement, and each person (and any beneficiary thereof) shall be entitled to look only to the express terms of any such plan, program or arrangement for his or her rights thereunder. Nothing in this Agreement shall cause Buyer or its Affiliates, or Seller or its Affiliates to have any obligation to provide employment or any employee benefits to any individual who is not a Transferred Employee or to continue to employ any Transferred Employee for any period of time following the Closing subject to limitations contained in any Labor Contract. This Agreement does not create any right of an employee or union to object or to refuse to assent to Seller’s assignment of or Buyer’s assumption of or succession to any Employment Agreement, Labor Contract or other agreement relating to conditions of employment, employment separation, severance or employee benefits, nor shall this Agreement be construed as recognizing that any such rights exist.

8.13 Successors and Assigns. In the event the Surviving Corporation, Buyer or any of their respective successors and assigns (a) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (b) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that such successors and assigns of Buyer honor the obligations of the Surviving Corporation, Buyer and its Affiliates set forth in this Article VIII. In the event Buyer or any of its Affiliates outsources any of the Transferred Employees during the Severance Maintenance Period and such employees are not paid a severance benefit in accordance with Section 8.10, then, and in each case, proper provision shall be made so that the outsourcing vendor maintains a severance pay plan or policy that provides a severance benefit for each Transferred Employee who is involuntarily terminated by the outsourcing vendor during such period, which benefit is the same as the severance benefits that would otherwise have been provided to such employees in accordance with Section 8.10. For purposes of this Section 8.13, a Transferred Employee shall be considered to have been outsourced if the employee is hired by the outsourcing vendor pursuant to or in connection with an agreement entered into between Buyer or any of its Affiliates and the outsourcing vendor whereby the outsourcing vendor will provide services to or for Buyer or any of its Affiliates.

8.14 WARN. Prior to the Closing Date, Seller shall be responsible with respect to the Transferred Employees and their beneficiaries for compliance with WARN and any other similar applicable Law, including any requirement to provide for and discharge any and all notifications, benefits, and liabilities to the Transferred Employees and Government Authorities that might be imposed regarding Seller, the Company or Verizon Hawaii actions occurring prior to the Closing Date. On and after the Closing Date, Buyer and the Surviving Corporation shall be responsible with respect to Transferred Employees and their beneficiaries for compliance with WARN and any other similar applicable Law, including any requirement to provide for and discharge any and all notifications, benefits, and liabilities to Transferred Employees and Government Authorities that might be imposed as a result of the consummation of the transactions contemplated by this Agreement or actions of Buyer, the Surviving Corporation or Verizon Hawaii occurring on or after the Closing Date.

8.15 Hawaii Dislocated Workers’ Law. Seller will provide any notification to the Union, the Department of Labor and Industrial Relations of the State of Hawaii, Employees, or any other required parties under the Hawaii Dislocated Workers’ Act (“Plant Closing Act”) resulting from actions by Seller, the Company and Verizon Hawaii prior to the Closing Date taken in contemplation of this transaction or arising from this transaction. Buyer and Surviving Corporation shall be responsible for all notice and other obligations under the Plant Closing Act resulting from actions by Buyer, the Surviving Corporation or Verizon Hawaii on or after the Closing Date.

8.16 Cooperation. Seller and Buyer agree to cooperate fully with respect to the actions necessary to effect the transactions contemplated in this Article VIII, including the provision of records (including payroll records) and information as each may reasonably request from the other.

8.17 Employee Obligations of Confidentiality. Notwithstanding anything to the contrary contained in this Agreement, Seller shall retain the right, after the Closing Date, to enforce agreements with employees of the Company and the Subsidiaries related to Intellectual Property owned by Seller or any of its Affiliates (other than the Company).

ARTICLE IX

TAX MATTERS

The following provisions shall govern the allocation of responsibility as between Buyer and Seller for certain Tax matters following the Closing Date. This Article IX shall survive any termination of this Agreement and the indemnification contained in this Article IX shall survive the Closing.

9.1 Tax Indemnification. Except for Transaction Taxes described in Section 9.7(a), Seller shall indemnify the Company, the Subsidiaries, Buyer, Surviving Corporation and each Buyer Affiliate and hold them harmless from and against (1) all Taxes (or the non-payment thereof) of the Company and the Subsidiaries for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date and, with respect to U.S. federal income taxes, all taxable periods during which any Subsidiary was a member of the consolidated group that included Seller or Parent (“Pre-Closing Tax Period”) (including, for the avoidance of doubt, (a) any and all Income Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company, any of the Subsidiaries or any of the Contributing Companies (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 (or any analogous or similar state, local, or foreign Law or regulation), and (b) any and all Taxes of any Person (other than the Company and the Subsidiaries) imposed on the Company or any of the Subsidiaries as a transferee or successor, by contract or pursuant to any Law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing), and (2) Taxes, to the extent not otherwise provided for in this Article IX, attributable to breach of a representation set forth in Section 3.4 and any and all Taxes arising from the Contribution Transaction. Buyer shall indemnify Seller, the Parent and each of their Affiliates and hold them harmless from and against all Transaction Taxes as described in Section 9.7(a) and all other Taxes of the Company, the Subsidiaries, Merger Sub and Surviving Corporation for all taxable periods and portions ending after the Closing Date (other than for those Taxes for a Straddle Period that are for Seller’s account as determined under Section 9.2 hereof).

9.2 Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (each, a “Straddle Period”), the amount of any Income Taxes or Taxes based on sales or gross receipts for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date. In the case of a Straddle Period with respect to Taxes other than Income Taxes or Taxes based on sales or gross receipts, the amount of Taxes for the Pre-Closing Tax Period shall be determined as the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of calendar days in the period ending as of the Closing Date and the denominator of which is the number of calendar days in the entire period. For purposes of this Section 9.2, the Straddle Period for ad valorem and real and personal property Taxes shall be based on the fiscal period for which such Taxes were assessed by the Tax jurisdiction.

9.3 Responsibility for Filing Tax Returns for Periods Ending On or Before Closing Date. The Parent shall include the income of the Company and the Subsidiaries on the Parent’s consolidated federal Income Tax Returns, and any applicable state and local consolidated, combined or unitary Income Tax Returns, for all periods ending on or before the Closing Date and pay any Income Taxes attributable to such income. For all taxable periods ending on or before the Closing Date, the Parent shall cause the Subsidiaries to join in the Parent’s consolidated federal Income Tax Return and any applicable state and local Income Tax Returns and, in jurisdictions requiring separate reporting from the Parent, to timely file separate state Income Tax Returns. With respect to Taxes other than Income Taxes for all taxable periods ending on or before the Closing Date, the Parent shall cause the Company, the Subsidiaries, Seller and the Contributing Companies to timely file Hawaii Tax Returns (and all other Tax Returns (i) of the Company and the Subsidiaries, or (ii) relating to any assets to be acquired in this transaction by Buyer) and to pay any Hawaii Taxes (and any other Taxes of the Company and the Subsidiaries and any other Taxes relating to any assets to be acquired in this transaction by Buyer) due with respect to such periods. Buyer shall cause the Company and the Subsidiaries to furnish information to the Parent as reasonably requested by the Parent to allow the Parent to satisfy its obligations under this Section in accordance with past practice. To the extent that any such Tax Return could have a material effect on the Tax liability of the Company or the Subsidiaries for taxable periods ending after the Closing Date, such returns shall be consistent with prior practice, except as required by a change in applicable Law. The Company, the Subsidiaries and Buyer shall consult and cooperate with the Parent as to any elections to be made on returns of the Company and the Subsidiaries for periods ending on or before the Closing Date. Buyer shall cause the Company and the Subsidiaries to file Income Tax Returns or shall include the Company and the Subsidiaries in its combined or consolidated Income Tax Returns for all periods other than periods ending on or before the Closing Date. Buyer shall cause the Company and the Subsidiaries to file Tax Returns with respect to Taxes other than Income Taxes for all periods other than periods ending on or before the Closing Date. All Tax Returns for Straddle Periods shall be prepared and filed in a manner consistent with prior practice, except as required by a change in applicable Law. For Buyer-filed Tax Returns with respect to Straddle Periods, Buyer shall prepare such Tax Returns and deliver them to Seller for Seller’s review and approval at least fifteen (15) days before such Tax Returns are due; and Seller shall have the right to approve such Tax Returns, which approval shall not be unreasonably withheld. Prior to the due date of such Tax Returns, (i) Seller shall pay to Buyer the amount of Taxes shown to be due or allocable to the Pre-Closing Tax Period, as determined under Section 9.2 or (ii) if Seller has made a prepayment of such Taxes that exceed the amount owed by Seller as determined under Section 9.2, Buyer shall pay such excess to Seller.

9.4 Refunds and Tax Benefits. Buyer shall, if Seller so requests and at Seller’s direction and expense, file or cause the Company or the Subsidiaries to file for and obtain any Tax refunds with respect to Tax periods or portions thereof ending on or before the Closing Date. Any Tax refunds that are received by Buyer, the Company or the Subsidiaries, and any amounts credited against Tax to which Buyer, the Company or the Subsidiaries become entitled, that relate to Tax periods or portions thereof ending on or before the Closing Date shall be for the account of Seller, and Buyer shall pay over to Seller any such refund or the amount of any such credit (net of any Tax paid by Buyer or its Affiliates on such refund and net of any reasonable expense incurred to obtain such refund) within thirty (30) days after receipt or entitlement thereto except to the extent that such refunds arise as a result of a carryback of a loss or other Tax benefit from a period (or portion thereof) beginning after the Closing Date. In addition, to the extent that a claim for refund or proceeding results in a payment or credit against Tax by a taxing authority to Buyer, the Company or the Subsidiaries of any amount accrued on the Closing Balance Sheet, Buyer shall pay such amount to Seller within thirty (30) days after receipt or entitlement thereto.

9.5 Cooperation on Tax Matters.

(a) Subject to Section 9.8, Seller shall control any Tax audits of the Company and the Subsidiaries for any Pre-Closing Tax Period, and Buyer shall control any such Tax audits for subsequent periods. If Seller or its Affiliates (or Buyer or its Affiliates, as the case may be) receives notice of the assertion of any claim or commencement of any action or proceeding by a Taxing authority for a period that Buyer (or Seller, as the case may be) controls, then the first sentence of Section 7.7(a) of this Agreement shall apply, except that the party receiving such notice shall have thirty (30), rather than ten (10), calendar days within which to give the other party written notice thereof. Buyer, the Company and the Subsidiaries, on the one hand, and Seller and the Contributing Companies, on the other hand, shall cooperate fully, as and to the extent reasonably requested by any other party, in connection with the filing of Tax Returns pursuant to this Article IX and any audit, litigation or other proceeding with respect to Taxes. Such cooperation/control shall include the retention and (upon other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and the Subsidiaries, on the one hand, and Seller and the Contributing Companies, on the other hand, agree to retain all books and records with respect to Tax matters pertinent to the Company, the Subsidiaries and the Contributing Companies (to the extent relating to the use or operation of the Verizon AssetCo Assets) relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority.

(b) Buyer and Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby), provided that the requesting party shall pay the reasonable expenses of the other party in connection with obtaining such certificate or document.

(c) Buyer and Seller further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Code Section 6043 and all Treasury Regulations promulgated thereunder.

9.6 Tax Sharing Agreements. All Tax sharing agreements or similar agreements with respect to or involving the Company and the Subsidiaries shall be terminated as of the Closing Date and after the Closing Date the Company and the Subsidiaries shall not be bound thereby or have any liability thereunder.

9.7 Certain Taxes and Fees.

(a) Buyer shall bear and be responsible for all excise, transfer, documentary, sales, use, stamp registration and other such taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the Merger regardless of whether a Governmental Authority would (or does) seek to collect such Taxes from Seller, the Parent or their Affiliates or Buyer or its Affiliates (“Transaction Taxes”). Buyer, the Surviving Corporation and Verizon Hawaii, jointly and severally, shall also be responsible for (i) administering the payment of such Transaction Taxes, to the extent permitted by Law, (ii) defending or pursuing any proceedings related thereto and (iii) paying any expenses related thereto. If Seller is required by Law to administer the payment of any such Transaction Tax, Seller shall consult with Buyer with respect to the preparation and filing of the relevant Tax Return(s) and Buyer shall pay the amount of such Transaction Tax to Seller at least ten (10) days prior to the due date for the Transaction Tax Return.

(b) Seller shall bear and be responsible for all Transaction Taxes incurred in connection with the Contribution Agreement and shall also be responsible for (i) administering the payment of such Transaction Taxes, to the extent permitted by Law, (ii) defending or pursuing any proceedings related thereto and (iii) paying any expenses related thereto.

9.8 Audits. The Parent shall not settle any Tax audit in a manner which would adversely affect in a material manner the Company or the Subsidiaries after the Closing Date without the prior written consent of Buyer, which consent shall not unreasonably be withheld.

9.9 Section 338(h)(10) Election. The Parent and Buyer shall join in making a timely election under Code Section 338(h)(10) (and any corresponding elections under state, local, or foreign Tax Law) (collectively, a “Section 338(h)(10) Election”) with respect to the purchase and sale of the capital stock of the Subsidiaries hereunder. Buyer and Parent shall exchange completed and executed copies of Internal Revenue Service Form 8023, required schedules thereto, and any similar state, local and foreign forms as soon as practical after Closing. Except as required by Section 9.7 hereof, the Parent will pay any Tax attributable to the making of the Section 338(h)(10) Election and will indemnify Buyer, the Company, and the Subsidiaries against any adverse consequences, including any suits, proceedings, judgments, orders, rulings, damages, liabilities, Taxes, liens, expenses, and fees including a reasonable attorney’s fee, arising out of any failure to pay such Tax. Neither Buyer nor Seller shall take any action inconsistent with, or fail to take any action necessary for, the validity of the Section 338(h)(10) Election.

9.10 Allocation of Purchase Price. The parties to this Agreement agree that the Merger Consideration and the liabilities of the Subsidiaries as of the Effective Time (plus other relevant items) will be allocated to the assets of the Subsidiaries and to Seller’s covenants set forth in Section 5.27 for all purposes (including Tax purposes) in a manner consistent with Code Sections 338 and 1060 and the Treasury Regulations thereunder. In particular, and notwithstanding anything in this Agreement to the contrary, the parties to this Agreement agree that $4,000,000 of the Merger Consideration shall be allocated for all purposes (including Tax and financial accounting purposes) to Seller’s covenants set forth in Section 5.27. Within 90 days after the Closing Date, Buyer shall provide to the Parent a draft allocation of the balance of the Merger Consideration (and the aforementioned liabilities and other relevant items) among the assets of the Subsidiaries (“Purchase Price Allocation”). The Parent shall propose to Buyer any changes in the draft Purchase Price Allocation within 30 days of the receipt thereof. In the event that no changes are proposed in writing to Buyer within such time, the Parent shall be deemed to have agreed to the Purchase Price Allocation. If any changes are proposed, the Parent and Buyer shall negotiate in good faith and shall use reasonable efforts to agree upon a final Purchase Price Allocation. Buyer, the Company, the Subsidiaries and the Parent shall file all Tax Returns (including amended returns and claims for refunds) and information reports in a manner consistent with such allocation. Notwithstanding the foregoing, if the Parent and Buyer cannot agree on a purchase price allocation, the Parent and Buyer covenant and agree to file, and cause their respective Affiliates to file, all Tax Returns consistent with each of the Parent’s and Buyer’s respective good faith allocations, unless otherwise required by Law and subject to the agreement set forth above regarding the allocation in respect of Seller’s covenants set forth in Section 5.27.

9.11 FIRPTA Certificate. Seller shall furnish to Buyer an affidavit, stating under penalty of perjury, that the indicated number is the transferor’s United States taxpayer identification number and that the transferor is not a foreign person, pursuant to section 1445(b)(2) of the Code.

9.12 Retained Indebtedness. The parties acknowledge and agree that in the event any Indebtedness of the Company or Subsidiaries (or any portion thereof) is discharged by the Company or Subsidiaries on the Closing Date, but after the Effective Time, (i) such discharge will be outside the ordinary course of business, and (ii) consistent with Treasury Regulation Section 1.338-1(d), (a) the parties will report the discharge of such Indebtedness for federal, and applicable state, income Tax purposes as occurring at the beginning of the day following the Closing and (b) all tax consequences associated with the discharge of such Indebtedness shall be reported by the Company or Subsidiaries in the taxable period beginning on the day after the Closing Date.

ARTICLE X

TERMINATION

10.1 Termination of Agreement. Anything herein or elsewhere notwithstanding, this Agreement may be terminated, subject to the provisions of Section 10.1(g) below, at any time prior to the Closing Date only as follows:

(a) by mutual written consent of Seller and Buyer;

(b) by Buyer if any of the conditions provided in Sections 6.1 and 6.3 of this Agreement have not been satisfied prior to June 7, 2005 and such conditions have not been waived by Buyer, provided, however, that such period shall be extended to December 2, 2005 solely with respect to the FCC Consent and/or the Regulatory Approvals;

(c) by Seller if any of the conditions provided in Sections 6.2 and 6.3 of this Agreement have not been satisfied prior to June 7, 2005 and such conditions have not been waived by Seller, provided, however, that such period shall be extended to December 2, 2005 solely with respect to the FCC Consent and/or the Regulatory Approvals, provided, further, however, that in no event shall Seller be permitted to exercise its right of termination under this clause (c) during any period when Buyer’s obligation to commence Buyer’s Marketing Activities has been suspended pursuant to the final sentence of Section 5.10(c) and for forty-five (45) days following the end of such suspension period.

(d) by Seller upon any termination of a Financing Commitment or any modification of a Financing Commitment without Seller’s consent that imposes additional lender closing conditions, but in the case of any termination, only to the extent Buyer fails to arrange for a new financing commitment in the same or greater principal amount and otherwise on substantially comparable terms or terms more favorable to Buyer (including the absence of any additional material closing conditions) within sixty (60) days following such termination;

(e) by Buyer upon any termination of a Financing Commitment and the failure of Buyer (to the extent Buyer has complied with the covenant in Section 5.10) to arrange for a new financing commitment in the same or greater principal amount and otherwise on substantially comparable terms or terms more favorable to Buyer (including the absence of any additional material closing conditions) within sixty (60) days following such termination;

(f) by Buyer (except as provided below) or Seller if any of the conditions to such party’s obligations to effect the Closing under Article VI shall have become incapable of fulfillment and shall not have been waived by such party and such party seeking to terminate shall not be in material breach of this Agreement provided that Buyer shall not have the right to terminate for any nonfulfillment of the condition set forth in Section 6.1(e), except as provided in Section 10.1(e); or

(g) by Buyer or Seller if any Governmental Authority (1) shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable or (2) shall, after request of a party hereto, have failed to issue by December 2, 2005, an order, decree or ruling or to take any other action, as applicable, and such denial of a request to issue such order, decree, ruling or take such other action shall have become final and nonappealable, in the case of each of (1) and (2) which is necessary to fulfill the conditions set forth in Sections 6.3(a), 6.3(b) and 6.3(c).

10.2 Good Faith Performance. Other than in connection with any right of termination exercised by Seller pursuant to Section 10.1(d) above (in which case Section 10.1(g) shall not apply), neither party shall be entitled to exercise any right of termination pursuant to Section 10.1 above if such party shall not have performed diligently and in good faith the obligations required to be performed by such party hereunder prior to the date of termination.

10.3 Effect of Termination.

(a) If this Agreement is terminated as a result of Section 10.1(a) or Section 10.1(g), this Agreement shall be of no further force and effect and there shall be no further liability hereunder (except the obligations under the Non-Disclosure Agreement and the liability for breach of such obligations) on the part of any party or their respective Affiliates, directors, officers, shareholders, agents or other representatives.

(b) If this Agreement is terminated by any party pursuant to any subsection of Section 10.1 other than subsections (a) or (g), this Agreement shall be of no further force and effect and there shall be no further obligations or liability hereunder (except the obligations under the Non-Disclosure Agreement and the liability for breach of such obligations) on the part of either party or their respective Affiliates, directors, officers, shareholders, agents or other representatives; provided, however, that no such termination shall relieve any party of liability for any claims, damages or losses suffered by the other party as a result of the failure of any party to perform in any material respect any covenants or agreements required to be performed by it hereunder on or prior to the date of termination or any fraud or intentional misrepresentation. In the event of any breach of the provisions of this Agreement or any of the Ancillary Documents, the non-breaching party shall be entitled to seek equitable relief, including in the form of injunctions and orders for specific performance, where the applicable legal standards for such relief in such courts are met, in addition to all other remedies available to the non-breaching party with respect thereto at law or in equity.

10.4 Compliance with Non-Disclosure Agreement. Upon any termination of the Agreement, each of the parties shall promptly comply with the obligations of the Non-Disclosure Agreement regarding return or destruction of Confidential Information of the other party.

10.5 Survival. Notwithstanding anything to the contrary contained herein, the provisions of Sections 4.8, 5.14, 10.3, 10.4, 10.5, 11.1, 11.2, 11.3, 11.8, 11.11, 11.13 and 11.14 shall survive any termination of this Agreement. For the avoidance of doubt, Buyer shall also remain liable for those legal fees and expenses referred to in the December 3, 2004 letter agreement between the parties.

ARTICLE XI

MISCELLANEOUS

11.1 Notices. All notices and other communications required or permitted hereunder shall be in writing and, unless otherwise provided in this Agreement, will be deemed to have been given when delivered in person or dispatched by electronic facsimile transfer (confirmed in writing by certified mail, concurrently dispatched) or one Business Day after having been dispatched for next-day delivery by a nationally recognized overnight courier service to the appropriate party at the address specified below:

(a)	If to Buyer, to:

Hawaiian Telcom Holdco, Inc.

c/o The Carlyle Group

520 Madison Avenue, 41st Floor 10022

Facsimile No.: (212) 381-4901

Attention: James A. Attwood, Jr.

And

Hawaiian Telcom Holdco, Inc.

c/o Hawaiian HoldCo, Inc.

1001 Pennsylvania Avenue, NW

Washington, DC 20004-2505

Facsimile No.: (202) 347 1818

Attention: William E. Kennard

And with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

885 Third Avenue

Suite 1000

New York, NY 10022

Facsimile No.: (212) 754-4864

Attention: R. Ronald Hopkinson

(b)	If to Seller, to:

Stephen E. Smith

Vice President - Business Development

Verizon Domestic Telecom

1717 Arch Street, 29th Floor

Philadelphia, PA 19103

Facsimile No.: (215) 557-7249

With a copy (which shall not constitute notice) to:

Dale R. Chamberlain

Assistant General Counsel

Verizon Services Group

600 Hidden Ridge, HQE02H44

Irving, TX 75038

Facsimile No.: (972) 719-0028

With a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

Facsimile No.: (212) 909-6836

Attention: Kevin M. Schmidt

or to such other address or addresses as such party may from time to time designate by like notice.

11.2 Information Releases. The parties shall consult with each other (and allow the other party notice, and a reasonable time to comment) in preparing any employee announcement, press release, public announcement, news media response or other form of release of information concerning this Agreement or the transactions contemplated hereby that is intended to provide such information to the employees generally, news media or the public. Neither party shall issue or cause the publication of any press release, public announcement or media response without the prior written consent of the other party; provided, however, that, after allowing the other party notice and a reasonable time to comment prior to issuance, nothing herein will prohibit either party from making an employee announcement, or issuing or causing publication of any press release, public announcement or media response to the extent that such action is required by applicable Law or the rules of any national stock exchange applicable to such party or its Affiliates.

11.3 Expenses. Whether or not the transactions contemplated hereby are consummated, and except as otherwise expressly provided herein (including Section 5.10(a)), each party shall pay any expenses (including attorneys’ fees) incurred by it incidental to this Agreement and the Ancillary Documents and in consummating the transactions provided for herein and therein, provided, however, that Seller shall reimburse Buyer for the out-of-pocket expenses payable to third parties by the Company or the Subsidiaries after the Closing Date for legal expenses incurred before the Closing Date in connection with the Merger or required by this Agreement.

11.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by and against the parties hereto and their respective successors and permitted assigns, but is not assignable or delegable by any party without the prior written consent of the other party, which may be withheld in its sole discretion and any attempt to assign this Agreement without such consent shall be null and void and of no effect, provided, that (i) Seller may assign its right to receive the Merger Consideration to an Affiliate of Seller without the consent of Buyer and (ii) Buyer may, without the consent of Seller (A) assign any of its rights and obligations, in whole or in part, hereunder (subject to any limitation in an Ancillary Document) to any Affiliate of Buyer controlled, directly or indirectly, by TCG Holdings, L.L.C. or by the members of TCG Holdings, L.L.C. (except that the Merger Consideration shall be paid by the

Company) (B) assign any of its rights and obligations hereunder (subject to any limitation in any Ancillary Document), in whole or in part, to a third party in connection with a sale of all or substantially all of the businesses of the Surviving Corporation and the Subsidiaries and (C) collaterally assign, in whole or in part, any of its rights hereunder as security to one or more lenders. Assignment by any party in accordance with the terms of this Section 11.4 shall not relieve the assignor of any liability.

11.5 Amendments. This Agreement may be amended, modified or waived only by a subsequent writing signed by authorized representatives of all parties.

11.6 Captions. The captions set forth in this Agreement are for convenience only and shall not be considered as part of this Agreement, nor as in any way limiting or amplifying the terms and provisions hereof.

11.7 Entire Agreement. Other than the Non-Disclosure Agreement, this Agreement (including the Schedules and Exhibits referred to in or delivered under this Agreement) and the Ancillary Documents supersedes and revokes any prior discussions and representations, other agreements, commitments, arrangements or understandings of any sort whatsoever, whether written or oral, that may have been made or entered into by the parties relating to the matters contemplated hereby including, without limitation, the Original Merger Agreement (it being agreed that any waiver letters (including in respect of the non-solicitation provisions of Section 5.24) that may have been executed by the parties prior to the date hereof shall remain in effect and apply to this Agreement to the extent they applied to the Original Merger Agreement). This Agreement (including the Schedules and Exhibits referred to in or delivered under this Agreement), the Non Disclosure Agreement and the Ancillary Documents constitute the entire agreement by and among the parties with respect to the subject matter hereof, and there are no representations, warranties, agreements, commitments, arrangements or understandings except as expressly set forth herein or therein.

11.8 Waiver. Except as otherwise expressly provided in this Agreement, neither the failure nor any delay on the part of any party to exercise any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise or waiver of any such right, power or privilege preclude any other or further exercise thereof, or the exercise of any other right, power or privilege available to each party at law or in equity.

11.9 Third Parties. Except as expressly provided herein, nothing contained in this Agreement is intended to confer upon any Person, other than the parties hereto and their successors and permitted assigns, any rights or remedies under or by reason of this Agreement and no Person other than the parties, their successors and permitted assigns, is entitled to rely on any representation, warranty, agreement or covenant contained herein.

11.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed and delivered shall be deemed to be an original and any or all of which shall constitute one and the same instrument.

11.11 Governing Law. This Agreement and the Ancillary Documents shall be governed by and construed in accordance with the Laws of the State of New York (except that no effect shall be given to any conflicts of law principles of the State of New York that would require the application of the Laws of any other jurisdiction), provided that the Merger shall be consummated in accordance with the DGCL and the DLLCA. The parties irrevocably submit to the exclusive jurisdiction of any New York State Court or any Federal Court located in the borough of Manhattan in the City of New York for purposes of any suit, action or other proceeding arising out of this Agreement, the Ancillary Documents or any transaction contemplated hereby or thereby. The parties agree that service of process, summons or notice or document by U.S. registered mail to such party’s respective address set forth in Section 11.1 shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER AGREEMENT ENTERED INTO IN CONNECTION HEREWITH AND FOR ANY COUNTERCLAIM WITH RESPECT HERETO. In the event of any breach of the provisions of this Agreement or any other agreement entered into in connection therewith, the non-breaching party shall be entitled to equitable relief, including in the form of injunctions and orders for specific performance, where the applicable legal standards for such relief in such courts are met, in addition to all other remedies available to the non-breaching party with respect thereto at law or in equity.

11.12 Further Assurances. From time to time after the Closing Date, as and when requested by one of the parties, the other party will use commercially reasonable efforts to execute and deliver, or cause to be executed and delivered, all such documents and instruments as may be reasonably necessary or appropriate, in the reasonable opinion of counsel for Seller and Buyer, to consummate and make effective the transactions contemplated by this Agreement; provided, that such additional documents and instruments shall not (i) provide for additional representations or warranties by any Person, (ii) impose additional obligations or liabilities upon the other party or (iii) be inconsistent with the express terms of this Agreement. To the extent either Buyer or Seller or any of their respective Affiliates following the Closing Date receives from a third party any payment in respect of an asset that is either expressly transferred to or expressly retained by Buyer or Seller or any of their respective Affiliates under the terms of this Agreement, the receiving party shall promptly transfer such payment to the party entitled to such payment.

11.13 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Authority for any reason, the remaining provisions of this Agreement to the extent permitted by Law shall remain in full force and effect provided that the essential terms and conditions of this Agreement for both parties remain valid, binding and enforceable and provided that the essential terms and conditions of this Agreement for both parties remain valid, binding and enforceable and provided that the economic and legal substance of the transactions contemplated is not affected in any manner materially adverse to any party. In the event of any such determination, the parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intents and purposes hereof. To the extent permitted by Law, the parties hereby to the same extent waive any provision of Law that renders any provision hereof prohibited or unenforceable in any respect.

11.14 Schedules; Exhibits. The Seller Disclosure Schedule and each Exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall qualify this Agreement, although schedules shall not be attached to each copy of this Agreement. The mere inclusion of an item in the Seller Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Seller that such item represents an exception or material fact, event or circumstance or an admission of liability to any third Person or that such item has or would reasonably be expected to have a Material Adverse Effect. Further, any fact or item which is clearly disclosed on any schedule or in the Financial Statements in such a way as to make its relevance or applicability to information called for by another schedule or other schedules to this Agreement reasonably apparent shall be deemed to be disclosed on such other schedule or schedules, as the case may be, notwithstanding the omission of a reference or cross-reference thereto. Each Exhibit and Schedule to this Agreement is a part of this Agreement, but, in the event of any conflict or inconsistency between the main body of this Agreement and any Exhibit or Schedule, the provisions of the main body of this Agreement shall prevail.

11.15 Knowledge Convention. As used herein, the phrase “Knowledge of Seller” and similar phrases shall mean all matters actually known to the following individuals (after inquiry of any direct reports of such individual): Mel Horikami – Region President Hawaii; Stephen Smith – Vice President of Business Development; Kevin Inn – Regional Sales Director (ESG); Dee Jones – Financial Planning and Analysis; Jim Le Clair – Director – Network Operations Hawaii; Daniel Masutomi – Manager – Network Design; Joel Matsunaga – Director Regulatory Affairs; Rick Wiley – Director Human Resources; Sylvia Ng – Cost Allocation Specialist; Leonard Suchyta – Vice President & Associate General Counsel, Intellectual Property; Dale Chamberlain – Assistant General Counsel. The phrase “Knowledge of Buyer” and similar phrases shall mean all matters actually known to James A. Attwood, Jr. or William E. Kennard.

IN WITNESS WHEREOF, the parties, acting through their duly authorized agents, have caused this Agreement to be duly executed and delivered as of the date first above written.

GTE CORPORATION

By:	/s/ Stephen Smith
Name:
Title:

VERIZON HOLDCO LLC

By:	/s/ Stephen Smith
Name:
Title:

HAWAIIAN TELCOM HOLDCO, INC.

By:	/s/ Matthew Boyer
Name:
Title:

HAWAIIAN TELCOM COMMUNICATIONS, INC.

By:	/s/ Matthew Boyer
Name:
Title:

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